UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Endo International plc
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2018	Notice of the 2018 Annual General Meeting of Shareholders and Proxy Statement

June 7, 2018 at 8:00 a.m. local time

Endo International plc

First Floor ● Minerva House ● Simmonscourt Road ● Ballsbridge ● Dublin 4 ● Ireland

endo.com

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

Endo International plc is a highly focused generics
and specialty branded pharmaceutical company,
delivering quality medicines to patients through
excellence in development, manufacturing and
commercialization.

Dear Fellow Endo International plc Shareholder:

It is my pleasure to invite you to the Annual General Meeting of Shareholders (the Annual Meeting) of Endo International plc (the Company), which will be held on June 7, 2018 at 8:00 a.m., local time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

At the meeting, we will be voting:

(1)	To elect, by separate resolutions, eight members to our Board of Directors to serve until the next Annual General Meeting of Shareholders;

(2)

To approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration;

(3)	To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay);

(4)	To approve the Endo International plc Amended and Restated 2015 Stock Incentive Plan;

(5)	To renew the Board’s existing authority to issue shares under Irish law;

(6)	To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law; and

(7)	To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

During the Annual Meeting, we will also review the Company’s 2017 Irish statutory financial statements. In addition to these formal items of business, we will report on the Company’s performance.

We look forward to seeing you at the Annual Meeting should you be able to attend.

Your vote is important. Whether you plan to attend the Annual Meeting or not, we encourage you to read this Proxy Statement and vote your shares. Please vote by promptly completing and returning your proxy by internet, by mail or by attending the Annual Meeting and voting in person by ballot. You may revoke your proxy at any time before it is exercised as explained in this Proxy Statement.

Thank you for your continued interest in Endo.

Very truly yours,

PAUL V. CAMPANELLI

President, Chief Executive Officer and Director

Dublin, Ireland

April 27, 2018

Endo International plc

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: Number—534814

Directors: Roger Hartley Kimmel (USA), Paul Victor Campanelli (USA), Shane  Martin Cooke (Ireland), Nancy June Hutson (USA), Michael Hyatt (USA), Sharad Sunder Mansukani (USA),

William Patrick Montague (USA),

Todd Benjamin Sisitsky (USA), Jill Deborah Smith (USA).

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

TO BE HELD ON JUNE 7, 2018

8:00 a.m., Local Time

First Floor, Minerva House,

Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Notice is hereby given that the 2018 Annual General Meeting of Shareholders of Endo International plc, an Irish public limited company, will be held on June 7, 2018 at 8:00 a.m., local time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

The purposes of the meeting are:

(1)	To elect, by separate resolutions, eight members to our Board of Directors to serve until the next Annual General Meeting of Shareholders;

(2)

To approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration;

(3)	To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay);

(4)	To approve the Endo International plc Amended and Restated 2015 Stock Incentive Plan;

(5)	To renew the Board’s existing authority to issue shares under Irish law;

(6)	To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law; and

(7)	To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals 1 through 5 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the Annual Meeting. Proposal 6 is a special resolution requiring the approval of not less than 75% of the votes cast at the Annual Meeting. All proposals are more fully described in this Proxy Statement.

The Company’s Irish statutory financial statements for the fiscal year ended December 31, 2017, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual Meeting. The Annual Meeting also will include a review by the members of the Company’s affairs.

Only shareholders of record at the close of business on April 13, 2018 are entitled to notice of and to vote at the 2018 Annual Meeting and any adjournment thereof.

This year, we have elected to furnish proxy materials to our shareholders electronically so that we can both provide our shareholders with the information they need and also reduce our costs of printing and delivery and the environmental impact of our Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by promptly completing and returning your proxy by internet, by mail or by attending the Annual Meeting and voting in person by ballot, so that whether you intend to be present at the Annual Meeting or not, your shares can be voted. Returning your proxy will not limit your rights to attend or vote at the Annual Meeting.

If you are a shareholder who is entitled to attend and vote, then you are entitled to appoint a proxy or proxies to attend and vote on your behalf. A proxy is not required to be a shareholder in the Company. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please specify the name(s) and address(es) of such person(s) in the proxy card.

By Order of the Board of Directors,

Orla Dunlea

Company Secretary

Dublin, Ireland

April 27, 2018

Endo International plc

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: Number—534814

Directors: Roger Hartley Kimmel (USA), Paul Victor Campanelli (USA), Shane Martin Cooke (Ireland),

Nancy June Hutson (USA), Michael Hyatt (USA), Sharad Sunder Mansukani (USA),

William Patrick Montague (USA), Todd Benjamin Sisitsky (USA), Jill Deborah Smith (USA).

Proxy Statement for 2018 Annual General Meeting

of Shareholders

Proxy Statement for 2018 Annual General Meeting of Shareholders

General Information

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Endo International plc, an Irish public limited company, of proxies to be voted at our 2018 Annual General Meeting of Shareholders (the Annual Meeting) to be held on June 7, 2018, beginning at 8:00 a.m., local time. The Annual Meeting will be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are furnishing the Proxy Statement for Annual Meeting, 2017 Annual Report to Shareholders, 2017 Endo International plc Form 10-K and 2017 Irish Statutory Financial Statements (collectively, the proxy materials) by providing access to these materials electronically on the internet. As such, we are not mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge.

We are mailing a Notice of Meeting and Internet Availability of Proxy Materials (Notice of Internet Availability) to our shareholders on or about April 27, 2018. This Notice of Internet Availability is being mailed in lieu of the printed proxy materials and contains instructions for our shareholders on how they may: (1) access and review our proxy materials on the internet; (2) submit their proxy; and (3) receive printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing future proxy materials electronically will enable us to save costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the shareholder elects to terminate it.

Unless otherwise indicated or the context otherwise requires, references in this proxy statement to “Endo,” the “Company,” “we,” “us” and “our” refer to Endo International plc and its subsidiaries.

Annual General Meeting Admission

Shareholders must present a form of personal identification in order to be admitted to the Annual Meeting. For directions to the Annual Meeting, visit www.endo.com/about-us/locations.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

Shareholders Entitled to Vote

Holders of ordinary shares at the close of business on April 13, 2018 (the record date), are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 223,786,744 issued ordinary shares of Endo entitled to vote.

Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting. Your proxy indicates the number of votes you have.

How to Vote if You Are a Shareholder of Record

Your vote is important. Shareholders of record can vote by internet, by mail or by attending the Annual Meeting and voting in person by ballot as described below.

Vote by Internet

If you choose to vote by internet, visit www.proxyvote.com, enter the control number found on the Notice of Internet Availability and follow the steps outlined on the secure website.

Vote by Mail

You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. If you choose to vote by mail, simply complete your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Deadline for Voting by Internet or by Mail

If you are a shareholder of record, you may vote by internet or by telephone until 11:59 PM U.S. Eastern Time on June 6, 2018.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

Vote at the Annual Meeting

Voting by internet or mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you execute your proxy but do not give voting instructions, the ordinary shares represented by that proxy will be voted as described below under the section entitled “General Information on Voting and Required Vote.”

Electronic Access to Investor Information

Endo’s Proxy Statement and other investor information are available on the Company’s website at www.endo.com, under “Investors / Media.” You can also access the Investor page of our website by scanning the QR code to the right with your smartphone.

General Information on Voting and Required Vote

You are entitled to cast one vote for each ordinary share of Endo you own on the record date. Provided that a quorum is present, a majority of the votes cast at the Annual Meeting will be required in order for:

(1)	a nominee to be elected as a director;
(2)

the Company’s independent registered public accounting firm to be appointed for the year ending December 31, 2018 and the Board, acting through the Audit Committee, to be authorized to determine the independent registered public accounting firm’s remuneration;

(3)	the compensation of the named executive officers to be approved, on a non-binding advisory basis;
(4)	the Endo International plc Amended and Restated 2015 Stock Incentive Plan to be approved; and
(5)	the Board’s existing authority to issue shares to be renewed.

Proposal 6, renewal of the Board’s existing authority to opt-out of statutory pre-emption rights, requires the approval of not less than 75% of the votes cast at the Annual Meeting.

The presence of the holders of a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum. Abstentions will not be considered votes cast at the Annual Meeting. The practical effect of this is that abstentions are not voted in respect of these proposals. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have the discretionary authority to vote the shares) will be considered present for the Annual Meeting for purposes of determining a quorum and will not have any effect on the outcome of voting on the proposals.

All ordinary shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you execute the proxy but do not give voting instructions, the ordinary shares represented by that proxy will be voted as follows:

(1)	FOR each of the nominees for election as director;
(2)

FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration;

(3)	FOR the approval, on an advisory basis, of the compensation to be paid to the named executive officers;
(4)	FOR the approval of the Endo International plc Amended and Restated 2015 Stock Incentive Plan;
(5)	FOR the renewal of the Board’s existing authority to issue shares; and
(6)	FOR the renewal of the Board’s existing authority to opt-out of statutory pre-emption rights.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date the Company began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.

How You Can Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

◾	sending written notice of revocation to the Company Secretary;
◾	timely delivering a valid, later-dated proxy; or

◾

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. local time, at our registered office at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Cost of Proxy Solicitation

The Company will pay for preparing, printing and mailing this Proxy Statement and we will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained Innisfree M&A Inc. to assist in soliciting proxies. We will pay Innisfree M&A Inc. a base fee of approximately $15,000 plus reasonable out-of-pocket expenses for these services.

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2017, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s 2017 Irish Statutory Financial Statements are available, along with the Proxy Statement for Annual Meeting, 2017 Annual Report to Shareholders, 2017 Endo International plc Form 10-K and other proxy materials, at www.proxyvote.com.

Proposal 1: Election of Directors

The Board of Directors

Under the terms of the Company’s Memorandum and Articles of Association, directors need not be shareholders of the Company or residents of Ireland. However, pursuant to the Common Stock Ownership Guidelines (the Ownership Guidelines) approved by the Board of Directors, each non-employee director eligible to own Company stock should, but is not required to, have ownership of the Company’s ordinary shares equal in value to at least five times his or her current annual cash retainer to be achieved within five years of joining the Board, as further described in the section below entitled “Common Stock Ownership Guidelines.” Directors are elected for a one-year term and shall retire from office unless re-elected by ordinary resolution at the next following Annual General Meeting. Non-employee Directors receive compensation for their services as determined by the Board of Directors, as further described in the section entitled “Compensation of Executive Officers and Directors—2017 Compensation of Non-Employee Directors.”

The Company’s Memorandum and Articles of Association provide that the number of directors of the Company shall be not less than five nor more than twelve, the exact number of which shall be fixed from time to time by resolution of the Board of Directors. A vacancy on the Board, or a newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, even though less than a quorum remains. A director appointed to fill a vacancy remains a director until the next following Annual Meeting or his or her earlier death, resignation or removal. In March 2017, the Board fixed the number of directors at nine, effective June 2017.

As of December 31, 2017, the Board of Directors consisted of nine members, including Roger H. Kimmel, Paul V. Campanelli, Shane M. Cooke, Nancy J. Hutson, Ph.D., Michael Hyatt, Sharad S. Mansukani, M.D. (who was appointed to the Board of Directors effective November 8, 2017 to replace Douglas S. Ingram, who resigned from the Board of Directors on November 6, 2017 due to his appointment as president and chief executive officer of another company), William P. Montague, Todd B. Sisitsky and Jill D. Smith. All of the current members are nominated by the Board of Directors for re-election as directors of the Company, other than Ms. Smith, who advised the Company in March 2018 that she would not be standing for re-election due to her appointment as president and chief executive officer of another company in 2017. On April 26, 2018, the Board fixed the number of directors at eight, effective June 7, 2018, the date of the Annual Meeting.

The Board annually determines the independence of directors based on a review by the Board and the Nominating & Governance Committee. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the Nasdaq’s listing rules. These standards are available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Nominating & Governance Committee.”

Members of the Audit, Compensation, and Nominating & Governance Committees must meet applicable independence tests of the Nasdaq.

The Board of Directors has affirmatively determined that all of its current members and nominees, except for Mr. Campanelli, are independent under the Nasdaq’s listing rules. Mr. Campanelli is not independent due to his role as President and Chief Executive Officer of the Company. It was determined that neither Dr. Mansukani’s service as an advisor to nor Mr. Sisitsky’s service as an executive of TPG Capital, one of Endo’s shareholders, interferes with their independence. In determining Mr. Cooke’s independence, the Board considered that Mr. Cooke was the President of Alkermes plc (Alkermes), which has a 2002 license agreement with one of the Company’s subsidiaries with respect to Megace ES® in the ordinary course of their respective businesses. The total amount of royalty payments made to Alkermes in 2017 was less than $270,000. The Board has determined that this relationship is not material and that it does not impair Mr. Cooke’s independence.

On an annual basis and upon the nomination of any new director, the Nominating & Governance Committee and the Board review directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The Nominating & Governance Committee has determined that the eight non-employee directors currently serving are independent and that the members of the Audit, Compensation and Nominating & Governance Committees also meet the independence tests referenced above. Specifically, the Nominating & Governance Committee and the Board have determined that, during the last three years, none of the current non-employee directors has had (i) any of the relationships listed above or (ii) any other material relationship with the Company that would compromise independence. The Nominating & Governance Committee recommended this determination to the Board of Directors and explained the basis for its decision, and this determination was adopted by the full Board.

As of the date of this Proxy Statement, the Company is not aware of any material legal proceedings to which any director or executive officer of the Company, or any associate thereof, is a party to that are adverse to the Company or any of its subsidiaries.

Between January 1, 2017 and December 31, 2017, the Board of Directors of the Company as a whole met seven times and did not act by written consent. All members of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board and of the Committees of the Board on which they served in 2017 (that were held during the respective periods in which they served on the Board and related Committees).

Nominees

There are eight nominees for election as directors of the Company to serve until the 2019 Annual General Meeting of Shareholders of the Company, or until earlier death, resignation or removal. All of the nominees are currently serving as directors of the Company. In addition, all of the nominees were elected to the Board at the last Annual Meeting, except for Sharad S. Mansukani, who was appointed by the Board in November 2017.

The proposed nominees for election as directors have confirmed that they are each willing to serve as directors of the Company. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, an alternate nominee may be designated by the present Board of Directors to fill the vacancy.

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board and each has contributed to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board, the Nominating & Governance Committee seeks candidates with certain qualities that it believes are important, including experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence, those criteria and qualifications described in each director's biography belowand such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although not specified in the charter, the Committee also considers ethnicity and gender when selecting candidates so that additional diversity may be represented on the Board. Our current directors are highly experienced and have diverse backgrounds and skills as well as extensive track records of success in what we believe are highly relevant positions. The Board believes that each director's service as the Chairman, Vice Chairman, President and Chief Executive Officer, Executive Vice President and Chief Financial Officer or Senior Executive of significant companies has provided each director with skills that are important to serving on our Board.

Set forth below are summaries of the background, business experience and principal occupation of each of the Company’s current director nominees:

ROGER H. KIMMEL, 71, is Chairman of the Board of Endo and is a member of Endo’s Nominating & Governance Committee, a member of Endo’s Audit Committee and a member of Endo’s Compensation Committee. Mr. Kimmel became Chairman of the Board upon the Company’s inception in February 2014. Mr. Kimmel has been Vice Chairman of Rothschild Inc., an investment banking firm, since January 2001. Previously, Mr. Kimmel was a partner of the law firm Latham & Watkins for more than five years. Mr. Kimmel is also a Director of PG&E Corporation, a public energy-based holding company, and its subsidiary Pacific Gas and Electric Company, a utility company. Mr. Kimmel was a Director of Schiff Nutrition International until 2012, and was a Director and Chairman of Endo Health Solutions Inc. from July 2000 until February 2014. Mr. Kimmel also served as the Chairman of the Board of Endo Health

Solutions Inc. during part of his tenure as Director. Mr. Kimmel served as Chairman of the Board of Trustees of the University of Virginia Law School Foundation (not-for-profit) from January 2009 to June 2015. Mr. Kimmel holds a Bachelor of Arts degree from the George Washington University and a J.D. degree from the University of Virginia School of Law. He has been a public speaker on corporate governance issues and private equity transactions. Mr. Kimmel’s qualifications to serve on the Board of Endo include, among others, his extensive legal and leadership experience, significant experience as a board member of a publicly traded company, corporate governance expertise, investment banking and financial experience and in-depth knowledge about the Company.

PAUL V. CAMPANELLI, 56, was appointed President, Chief Executive Officer and a Director of Endo International plc effective September 23, 2016. Mr. Campanelli joined Endo in 2015 as the President of Par Pharmaceutical, leading Endo’s fully integrated U.S. Generics business, following Endo’s acquisition of Par Pharmaceutical. Prior to joining Endo, he had served as Chief Executive Officer of Par Pharmaceutical Companies, Inc. following the company’s September 2012 acquisition by TPG. Prior to the TPG acquisition, Mr. Campanelli served as Chief Operating Officer and President of Par Pharmaceutical, Inc. from 2011 to 2012. At Par Pharmaceutical Inc., Mr. Campanelli had also served as Senior Vice President, Business Development & Licensing; Executive Vice President and President of Par Pharmaceutical, Inc.; and was named a Corporate Officer by its board of directors. He also served on the board of directors of Sky Growth Holdings Corporation. Prior to joining Par Pharmaceutical Companies Inc., Mr. Campanelli served as Vice President, Business Development at Dr. Reddy’s Laboratories Ltd., where he was employed from 1992 to 2001. Mr. Campanelli earned his Bachelor of Science degree from Springfield College. Mr. Campanelli’s qualifications to serve on the Board of Endo include, among others, his experience in leadership positions at pharmaceutical companies, including the role of chief executive officer, his in-depth knowledge of the pharmaceutical industry, the Company, its businesses and management as well as his judgment and strategic vision.

SHANE M. COOKE, 55, has been a member of the Board of Directors since July 2014 and is Chairman of Endo’s Audit Committee. Most recently until March 31, 2018, Mr. Cooke served as President of Alkermes plc based in Dublin, Ireland upon completion of the merger between Elan Drug Technologies (EDT) and Alkermes, Inc. in September 2011 and was appointed to the board of directors of Alkermes on March 30, 2018. Previously, he was head of EDT and Executive Vice President of Elan from 2007 through the Alkermes merger in 2011 and concurrently served as Chief Financial Officer of Elan Corporation from 2001 to May 2011. Mr. Cooke was appointed director of Elan in May 2005. Prior to joining Elan, he was Chief Executive of Pembroke Capital Limited, an aviation leasing company of which he was a founder. Mr. Cooke also previously held a number of senior positions in finance in the banking and aviation industries. Mr. Cooke is a chartered accountant and a graduate of University College Dublin, Ireland. He currently serves on the board of directors of Prothena Corporation plc, a publicly traded biotechnology company. Mr. Cooke’s qualifications to serve on the Board of Endo include, among others, his extensive knowledge of the pharmaceutical industry, significant executive- and board-level experience at a publicly traded company and financial expertise and experience, including service as a chief financial officer of a public company.

NANCY J. HUTSON, Ph.D., 68, has been a member of the Board of Directors since the Company’s inception in February 2014 and is Chairman of Endo’s Compliance Committee and a member of Endo’s Nominating & Governance Committee. Dr. Hutson retired from Pfizer, Inc. (Pfizer) in 2006 after spending 25 years in various research and leadership positions, most recently serving as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer’s pharmaceutical R&D site, known as Groton/New London Laboratories, the largest R&D site of any pharmaceutical company. At Pfizer, she led 4,500 colleagues (primarily scientists) and managed a budget in excess of $1 billion. She currently is a Director of BioCryst Pharmaceuticals, Inc. Dr. Huston previously served as Director of Cubist Pharmaceuticals until January 2015, and from March 2009 until February 2014, was a Director of Endo Health Solutions Inc. Dr. Hutson owns and operates Standing Stones

Farm in Ledyard, CT, which is dedicated to supporting the equestrian sport of dressage. Dr. Hutson’s qualifications to serve on the Board of Endo include, among others, her in-depth knowledge and understanding of the complex research, drug development and business issues facing pharmaceutical companies.

MICHAEL HYATT, 72, has been a member of the Board of Directors since the Company’s inception in February 2014 and is Chairman of Endo’s Nominating & Governance Committee and a member of Endo’s Compensation Committee. Mr. Hyatt is currently a Senior Advisor to Irving Place Capital, a leading institutional private equity firm focused on making equity investments in middle-market companies. Until 2008, Mr. Hyatt was a Senior Managing Director of Bear Stearns & Co., Inc. Mr. Hyatt previously served as a Director of Schiff Nutrition International until 2012. From July 2000 until February 2014, Mr. Hyatt was a Director of Endo Health Solutions Inc. Mr. Hyatt’s qualifications to serve on the Board of Endo include, among others, his leadership experience in the banking industries, in-depth knowledge of the Company and experience as a board member of a publicly traded company.

SHARAD S. MANSUKANI, M.D., CPE, CMCE, 49, was appointed to the Board of Directors in November 2017 and to the position of Senior Independent Director in April 2018 and is a member of Endo’s Compensation Committee and a member of the Compliance Committee. Dr. Mansukani currently serves as a senior advisor of TPG Capital LP and on the board of directors of Kindred Healthcare Inc. From 2012 to 2015, Dr. Mansukani served as a strategic advisor to the board of directors of Cigna Corp. Prior to his position at Cigna Corp., Dr. Mansukani was appointed to Medicare’s Program Advisory and Oversight Committee by the Secretary of the Department of Health and Human Services from 2009 to 2012. Dr. Mansukani also served as a senior advisor to the Administrator of the Centers for Medicare and Medicaid Services (CMS) from 2003 to 2005, where he advised on design and implementation of the Medicare prescription drug benefit, also known as Medicare Part D. Prior to CMS, Dr. Mansukani was a senior vice president and chief medical officer at Health Partners from 1999 to 2003. Previously, Dr. Mansukani served as the vice chairman of the board of directors of Health Spring Inc. from 2007 to 2012 and as chairman of the board of directors of Envision Rx Options from 2013 to 2016. Dr. Mansukani also served on the board of directors of Surgical Care Affiliates, Inc. from 2007 to 2017, IASIS Healthcare Corporation from 2005 to 2017, IMS Health Holdings, Inc. from 2009 to 2016 and Par Pharmaceutical Holdings, Inc. from 2012 to 2015, prior to the Company’s acquisition of Par Pharmaceutical Holdings, Inc. in 2015. Dr. Mansukani currently serves on the board of directors of the Children’s Hospital of Philadelphia and serves on the editorial boards of the American Journal of Medical Quality, Managed Care, Biotechnology Healthcare and American Health & Drug Benefits. Dr. Mansukani is qualified to serve on the Board of the Company based on his extensive knowledge of the pharmaceutical industry and service as a board member of publicly traded and private companies in the industry and based on his in-depth knowledge and understanding of the complex U.S. healthcare system. Dr. Mansukani was identified as a potential candidate by our Chief Executive Officer and by a non-management director, and following an independent third party review process, recommended to the Nominating & Governance Committee and later approved by the Board.

WILLIAM P. MONTAGUE, 71, has been a member of the Board of Directors since the Company’s inception in February 2014 and is Chairman of Endo’s Compensation Committee and a member of Endo’s Audit Committee. Mr. Montague served as Chief Executive Officer of Mark IV Industries, Inc., a leading global diversified manufacturer of highly engineered systems and components for transportation infrastructure, vehicles and equipment, from November 2004 until his retirement in July 2008 and as Director from March 1996. He joined Mark IV Industries in April 1972 as Treasurer/Controller, serving as Vice President of Finance from May 1974 to February 1986, then Executive Vice President and Chief Financial Officer from February 1986 to March 1996 and then as President from March 1996 to November 2004. Mr. Montague is also a Director of Gibraltar Industries, Inc., a publicly traded manufacturer and distributor of products for the building and industrial markets since 1993, and has served as Chairman of Gibraltar’s Board of Directors since June 2015. From February 2013 until May 2014, Mr. Montague served as a Director of Allied Motion Technologies Inc., a publicly traded company focused exclusively on serving the motion control market. From February 2009 until February 2014, Mr. Montague was a Director of Endo Health Solutions Inc. Mr. Montague is a Certified Public Accountant; he holds a Bachelor of Science degree in accounting and an M.B.A. from Wilkes University. Mr. Montague’s qualifications to serve on the Board of Endo include, among others, his significant executive and leadership experience at manufacturing companies, including service as chief executive officer and membership on the board of directors of such companies, and financial expertise and experience, including service as a company’s chief financial officer.

TODD B. SISITSKY, 46, was appointed to the Board of Directors in May 2016 and is a member of Endo’s Nominating & Governance Committee and a member of Endo’s Compensation Committee. Mr. Sisitsky is a Partner of TPG, the global alternative asset management firm. He is the Managing Partner of TPG Capital, co-head of the firm’s global healthcare investing platform, and a member of the firm’s Executive Committee. Mr. Sisitsky serves on the boards of directors of Adare Pharmaceuticals, Inc. (formerly Aptalis Pharma, Inc.), Immucor Inc., and IQVIA Holdings Inc. He previously served on the boards of directors of IASIS Healthcare LLC, Quintiles IMS Holdings, Inc., Surgical Care Affiliates, Inc., IMS Health Holdings, Inc. and Par Pharmaceuticals Companies, Inc. Mr. Sisitsky also serves on the board of directors of the global not-for-profit organization the Campaign for Tobacco Free Kids, as well as on the Board of Overseers of the Dartmouth Medical School. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. He received an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Mr. Sisitsky’s qualifications to serve on the Board of Endo include, among others, his extensive knowledge of the pharmaceutical industry, service as a board member of publicly traded and private companies in the industry, and leadership and financial expertise.

Vote Required

Each nominee for director receiving a majority of the votes cast at the Annual Meeting will be elected.

The Board of Directors recommends a vote FOR the election of each of these nominees for election as director.

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders may contact any member or all members of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Company Secretary” to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

All communications received as set forth in the preceding paragraph will be opened by the office of our Company Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Company Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

The Company does not have a policy on director attendance at Annual Meetings. Messrs. Kimmel and Cooke and Dr. Hutson attended the 2017 Annual General Meeting of Shareholders.

Corporate Governance — Board Leadership Structure and Risk Oversight

Board Leadership Structure

We have a board leadership structure under which Mr. Kimmel serves as non-executive independent Chairman of the Board and Dr. Mansukani serves as Senior Independent Director of the Board. In April 2018, the Board appointed Dr. Mansukani to the newly created position of Senior Independent Director upon the recommendation of the Nominating & Governance Committee, as part of Board’s succession planning process, to support the Chairman and to provide management and shareholders with additional means of access to the Board. This position was created to align the Company’s board leadership structure with those of other Irish-domiciled companies. All of our directors are independent, with the exception of our President and Chief Executive Officer, Mr. Campanelli. During 2017, our Board had five standing committees, including the Transactions Committee, which the Board of Directors determined to discontinue effective March 20, 2017. Each committee has a committee chair and each committee consists solely of independent directors. In addition, the Board appoints other committees as the Board considers necessary from time to time.

The Board believes that the Chairman and the role of President and Chief Executive Officer should be separate and that the Chairman should not be an employee of the Company. Further, the Board believes this separation serves the Company’s shareholders best for setting our strategic priorities and executing our business strategy. We believe that our Board consists of directors with significant leadership, organizational and strategic skills, as discussed above. All of our independent directors have served as the Chairman, Vice Chairman, Chief Executive Officer, Chief Financial Officer or Senior Executive of other companies. Accordingly, we believe that our independent directors have demonstrated leadership in large enterprises, many with relevant industry experience, and are well-versed in board processes and corporate governance. We believe that having directors with such significant leadership skills benefits our company and our shareholders.

In addition to the general duties and responsibilities of a director, in accordance with the Company’s Memorandum and Articles of Association and our corporate governance guidelines, the Chairman is responsible for setting Board meeting agendas, dates and locations, presiding over all Board and shareholder meetings, presiding over all executive sessions of the Board, meeting regularly with the Chief Executive Officer between Board meetings and facilitating full and candid communication among directors and between the Board and the Chief Executive Officer. In addition to the general duties and responsibilities of a director, in accordance with our corporate governance guidelines, if a Senior Independent Director is appointed, he will be responsible for fulfilling the Chairman’s duties, as described above, in the event that the Chairman is unavailable, together with assisting the Chairman and the chair of the Nominating & Governance Committee with board evaluation, acting as a liaison with specified industry groups designated by the Board or the Chief Executive Officer at their direction, supporting the Chairman and providing management and shareholders with additional means of access to the Board and acting as an intermediary for other directors, if necessary or appropriate. Each director also may suggest items for inclusion on the agenda and may, at any Board meeting, raise subjects that are not on the agenda for that meeting. As required by our corporate governance guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees regularly meet without members of management present.

As part of its annual self-evaluation process, the Board evaluates the Company’s governance structure. We believe that having a President and Chief Executive Officer with oversight of company operations, coupled with an experienced independent Board Chairman and experienced independent directors, with separate independent committee chairs, is the appropriate leadership structure for Endo.

On a regular basis, the Company’s officers responsible for monitoring and managing risks across the Company’s various functions and business segments make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board of Directors. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Company officers as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its respective areas of responsibility.

Risk Oversight

The Board of Directors believes that one of its most important responsibilities is to oversee how management manages the various risks the Company faces and has delegated primary responsibility for overseeing the Company’s Enterprise Risk Management (ERM) program to the Audit Committee. It is management’s responsibility to manage risk and bring the most material risks to the Company to the attention of the Audit Committee and the Board of Directors. The Company’s head of internal audit, who reports functionally to the Audit Committee, facilitates the ERM program under the sponsorship of our Executive Leadership Team, which includes our current named executive officers (NEOs) and other senior leaders overseeing the Company’s various key functions and business segments. Enterprise risks are identified and prioritized by management, and each risk is assigned by the Board to a Board committee or the full Board for oversight based on the nature of the risk area and the committee’s charter. The committee or full Board agendas include discussions of individual risk areas throughout the year. Additionally, the Audit Committee agendas include periodic updates on the ERM process.

The Audit Committee regularly reviews treasury risks (liquidity and debt), financial and accounting, legal, tax and compliance risks, information technology security risks and other risk management activities. In addition, the Compensation Committee considers risks related to succession planning and the attraction and retention of talent as well as risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefit plans affecting Endo employees in addition to those applicable to our executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their respective areas of responsibility.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to the Company’s directors, executive officers (including its President and Chief Executive Officer and Executive Vice President and Chief Financial Officer) and other employees (Endo Code). The Board has also adopted a Code of Conduct for the Board of Directors (Director Code). These Codes are posted on the Company’s website at www.endo.com. The Endo Code is available under “Our Responsibility—Corporate Compliance—Code of Conduct,” and the Director Code is available under “Investors/Media—Corporate Governance—Code of Conduct.” Any waiver of either Code for a director or executive officer of the Company, as applicable, may be made only by the Board of Directors or a Committee of the Board. Such waivers and any amendments to either Code will be disclosed on the Company’s website if required by law or stock exchange rules.

Insider Trading Policy

The Board of Directors has adopted an Insider Trading Policy, which applies to all personnel, including non-employee directors and officers, arising from our legal and ethical responsibilities as a public company. Among other restrictions, the Insider Trading Policy contains hedging restrictions prohibiting non-employee directors, the Company’s executive officers and all other employees from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s shares, including, but not limited to, puts, calls or other derivative transactions. Non-employee directors, the Company’s executive officers and all other employees are also restricted from engaging in short sales related to the Company’s ordinary shares, and pledging the Company’s shares as collateral for a loan, including holding shares in a margin account.

Common Stock Ownership Guidelines

The Board of Directors has adopted the Ownership Guidelines both for non-employee directors and for executive officers and senior management of the Company. The Board believes that non-employee directors and senior management should have a significant equity position in the Company and that the Ownership Guidelines serve to further the Board’s interest in encouraging a longer-term focus in managing the Company. The Board also believes that the Ownership Guidelines align the interests of its directors and senior management with the interests of shareholders and further promote Endo’s commitment to sound corporate governance. The Ownership Guidelines are posted on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Nominating & Governance Committee.” The current Ownership Guidelines provide that each non-employee director eligible to own Company stock should, but is not required to, have ownership of the Company’s ordinary shares equal in value to at least five times his or her current annual cash retainer to be achieved within five years of joining the Board.

On August 1, 2017, the Nominating & Governance Committee approved an amendment to the Company’s Ownership Guidelines. The amendment waives the applicability of the Ownership Guidelines to any non-employee director who is a representative or employee of a significant shareholder of the Company or an investment firm if such non-employee director is prohibited from personally owning Company shares of common stock by the internal policies of such significant shareholder or investment firm. The waiver covered by this amendment applies to Todd B. Sisitsky, who serves as a representative of TPG Capital, a significant shareholder of the Company. TPG Capital’s policies prohibit personal ownership of Company stock by its representatives and, accordingly, Mr. Sisitsky has waived all rights to receive any annual cash retainer fees, meeting fees, share-based awards or other compensation of any kind (other than certain rights to indemnification, directors and officers insurance and expense reimbursement) in connection with his service as a director of the Company.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or beneficial owners of greater than five percent of the Company’s outstanding ordinary shares). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Such transactions are subject to review and approval by the Audit Committee.

Robert Campanelli is the Executive Director, Supply Chain at Par Pharmaceutical, Inc., a subsidiary of the Company. Mr. Campanelli joined Par Pharmaceutical Inc. in 2003 as a senior product manager and has worked in ascending areas of responsibility since that time. He is the brother of Paul Campanelli, President, Chief Executive Officer and Director of Endo. In 2017, Robert Campanelli received $421,983 in total compensation, of which $208,996 was salary, $88,646 was annual and other bonuses and $124,341 was a grant in the Company’s long-term incentive equity plan. In addition, Robert Campanelli is also eligible to participate in the retirement plans, insurance programs, health benefits and other similar employee welfare benefit arrangements available to other employees of comparable level and on substantially similar terms and conditions.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating & Governance Committee and Compliance Committee (in April 2018, the Board changed the name of the Operations Committee to the Compliance Committee). During 2017, the Board also had a Transactions Committee, which it determined to discontinue, effective March 20, 2017. The Board has determined that each committee’s chairman and members, both current and expected, are “independent” in accordance with the criteria established by the SEC and Nasdaq.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. In addition, the Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm, the accounting practices of the Company and the Company’s internal controls and legal compliance functions. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Audit Committee.” The charter describes the nature and scope of responsibilities of the Audit Committee.

Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of, and expressing an opinion on, the conformity of the Company’s financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal controls over financial reporting.

Between January 1, 2017 and December 31, 2017, the Audit Committee met five times, in each case including periodic meetings held separately with management, the Company’s internal auditors and the independent registered public accounting firm.

Compensation Committee

The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the President and Chief Executive Officer of the Company, reviews and approves the compensation levels of Endo’s NEOs and provides broad guidance regarding the remuneration and incentive compensation of the other employees of the Company. The Compensation Committee also reviews and acts on any recommendations of the Company’s management for awards granted under the Endo International plc Amended and Restated 2015 Stock Incentive Plan. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Compensation Committee.” The charter describes the nature and scope of responsibilities of the Compensation Committee.

The primary function of the Compensation Committee is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. The Compensation Committee confirms that total compensation paid to the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and those other individuals included in the Summary Compensation Table is competitive and performance-based. All of these individuals are referred to as the named executive officers, or NEOs. Responsibilities of the Compensation Committee include, but are not limited to:

◾

setting and reviewing, at least annually, the goals and objectives of the Company’s executive compensation plans and evaluating annually the performances of the Company’s NEOs (and certain other employees) in light of those goals and objectives, and determining and approving their compensation level based on this evaluation;

◾

interpreting, implementing, administering, reviewing and approving all aspects of remuneration to the Company’s NEOs (and certain other employees), including their employment agreements, severance arrangements and change in control agreements or provisions;

◾

establishing or reviewing performance-based and equity-based incentive plans for the NEOs (and certain other employees), as well as reviewing and approving other supplemental benefits and perquisites for such NEOs (and certain other employees);

◾

developing, approving, administering and recommending to the Board and the Company’s shareholders for their approval (to the extent such approval is required by any applicable law, regulation or Nasdaq rule) all stock option and other equity-based compensation plans of the Company and all related policies and programs;

◾

approving individual recommendations and granting any shares, stock options or other equity-based awards under all equity-based long-term incentive stock plans that are outside the approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

◾	reviewing and approving the Company’s management succession plan for senior management; and
◾	reviewing and approving compensation policies for the Company’s non-employee directors.

Endo management is required to provide reviews and recommendations for the Compensation Committee’s consideration, and to manage the Company’s executive compensation programs, policies and governance. Direct responsibilities in this regard include, but are not limited to:

◾	providing an ongoing review of the effectiveness of the compensation programs for all employees, including competitiveness, and alignment with the Company’s objectives;
◾	recommending changes, if necessary, to achieve all program objectives; and
◾	recommending pay levels, payout and/or awards for NEOs and certain other employees other than the President and Chief Executive Officer.

The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the NEOs, taking into consideration the requirements related to performance-based compensation under Section 162(m) of the Internal Revenue Code (the Code).

Between January 1, 2017 and December 31, 2017, the Compensation Committee met six times.

Use of Compensation Consultants

The Compensation Committee retains Korn Ferry Hay Group, a division of Korn Ferry International, as its consultant to provide objective, independent analysis, advice and recommendations with regard to executive compensation including, but not limited to, competitive market data, compensation analysis and recommendations related to our President and Chief Executive Officer, Board and our other senior executives. Korn Ferry Hay Group served as the independent executive compensation consultant to the Compensation Committee for the Company’s entire 2017 fiscal year. The consultant reports to the Chairman of the Compensation Committee and has direct access to the other members of the Compensation Committee. The Compensation Committee also authorizes the consultant to interact with management in certain respects in order to prepare for meetings with, and respond to requests from, the Compensation Committee. The Compensation Committee may retain other consultants and advisors from time to time.

A representative of Korn Ferry Hay Group attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee.

In determining the independence and lack of any conflict of interest regarding Korn Ferry Hay Group and Korn Ferry Hay Group’s lead advisor to the Compensation Committee, the Compensation Committee considered, among other things, the following factors:

◾

the amount of Korn Ferry Hay Group’s fees for executive compensation consulting services, noting in particular that such fees are nominal when considered in the context of Korn Ferry International and Korn Ferry Hay Group’s total revenues for the period;

◾	Korn Ferry Hay Group’s policies and procedures concerning conflicts of interest (copies of which were made available to the Compensation Committee);
◾

that there are no conflicts of interest resulting from other business or personal relationships between Korn Ferry Hay Group’s lead advisor to the Compensation Committee and any members of the Compensation Committee or the Company’s executive team;

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the lead Korn Ferry Hay Group advisor who provides executive compensation consulting services to the Company does not directly own any shares of the Company, and has agreed not to purchase any such shares so long as Korn Ferry Hay Group and the lead advisor are engaged to provide executive compensation advisory services to the Compensation Committee; and

◾	any other factors relevant to the independence of Korn Ferry Hay Group.

In addition, Korn Ferry Hay Group’s Policy on Avoiding Conflicts of Interest confirms that Korn Ferry Hay Group’s compensation consultants will continue to provide clients with independent, unbiased advice. Endo’s Board determined that the policy sufficiently allows Korn Ferry Hay Group Compensation Committee consultants to maintain independence.

In 2017, Korn Ferry Hay Group assisted the Compensation Committee with, among other things, (i) performing a review of the Company’s executive and Board compensation programs, including competitive market analyses, assessment of potential risks associated with compensation arrangements, policies and plans and considerations related to Endo’s President and Chief Executive Officer and other senior executives, (ii) determining the appropriate allocation among short-term and long-term compensation, cash and non-cash compensation and the different forms of non-cash compensation, (iii) identifying appropriate Pay Comparator Companies (as defined below in the section entitled “Compensation Discussion and Analysis” (CD&A)) for purposes of benchmarking the Company’s executive compensation in the industry sectors in which Endo competes for talent and (iv) providing competitive market information and an overview of critical issues and trends affecting the executive compensation landscape.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee, during 2017 or as of the date of this Proxy Statement, is or has been an officer or employee of the Company, or had any relationship requiring disclosure under Item 404(a) of Regulation S-K, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board of Directors, which consists of independent directors, identifies and recommends to the Board individuals qualified to serve as directors of the Company, recommends to the Board directors to serve on committees of the Board and advises the Board with respect to matters of Board composition and procedures. The Nominating & Governance Committee also oversees the Company’s corporate governance. The Nominating & Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Nominating & Governance Committee.”

The Nominating & Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating & Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

◾	Shareholder Information: name of the shareholder and evidence of share ownership in the Company, including the quantity owned and the length of time of ownership.
◾

Candidate Information: name of the candidate, his or her resume or a listing of qualifications to be a director of the Company and his or her consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Company Secretary at Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, and must be received by the Company Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual General Meeting.

While the Board does not have a formal policy with respect to diversity, the Board of Directors and the Nominating & Governance Committee advocate diversity in the broadest sense. We believe that it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Nominating & Governance Committee looks at a broad array of qualifications and attributes including: experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence and such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although not specified in its charter, the Nominating & Governance Committee actively considers diversity, such as ethnicity and gender, when selecting candidates so that additional diversity may be represented on the Board.

The Nominating & Governance Committee engages national search firms that specialize in identifying and evaluating director candidates. As described above, the Nominating & Governance Committee will also consider candidates recommended by shareholders for inclusion in the search process.

Once a person has been identified by the Nominating & Governance Committee as a potential candidate, the Nominating & Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating & Governance Committee determines that the candidate warrants further consideration, the Chairman or a member of the Nominating & Governance Committee utilizes a recognized search firm to review the candidate’s qualifications and background. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating & Governance Committee might be considering, and conducts one or more interviews with the candidate. Generally, Nominating & Governance Committee members may conduct additional due diligence on the candidate. The Nominating & Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although the number of shares held by the recommending shareholder and the length of time that such shares have been held may be taken into consideration.

The Nominating & Governance Committee has established procedures under which any director who is not elected shall, if requested by the Board upon the Nominating & Governance Committee’s recommendation, tender his or her resignation to the Board of Directors. The Board of Directors will publicly disclose its decisions of whether or not to request any director to tender his or her resignation, whether or not to accept any such tendered resignation and the rationale behind such decisions within 90 days from the date of the certification of the election results.

Between January 1, 2017 and December 31, 2017, the Nominating & Governance Committee met five times.

Compliance Committee (formerly, Operations Committee)

In April 2018, the Board of Directors changed the name of the Operations Committee to the Compliance Committee and amended its charter to focus on assisting the Board by providing oversight of regulatory, compliance, quality and legal matters. The Compliance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Compliance Committee.”

Between January 1, 2017 and December 31, 2017, the Operations Committee met five times.

Transactions Committee

The Board of Directors determined to discontinue the Transactions Committee, effective March 20, 2017. The Transactions Committee of the Board of Directors was responsible for providing advice and guidance to the Company’s management in connection with the exploration of strategic acquisition and licensing opportunities as well as any overture for merger with the Company, or sale of the Company or other similar event.

Messrs. Kimmel, Cooke, Hyatt and Sisitsky served as members of the Transactions Committee, with Mr. Hyatt serving as its chairman. Between January 1, 2017 and March 20, 2017 when the Transaction Committee was discontinued, the Transactions Committee met one time.

Composition of Committees of the Board of Directors

The following table shows the directors who currently serve on and/or chair each of the current committees.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Compliance (formerly, Operations) Committee (2)
Roger H. Kimmel	Member	Member	Member	-
Paul V. Campanelli	-	-	-	-
Shane M. Cooke	Chairman	-	-	-
Nancy J. Hutson, Ph.D.	-	-	Member	Chairman
Michael Hyatt	-	Member	Chairman	-
Sharad S. Mansukani, M.D. (1)	-	Member	-	Member
William P. Montague	Member	Chairman	-	-
Todd B. Sisitsky	-	Member	Member	-
Jill D. Smith	Member	-	-	Member

(1)	Appointed as a member of the Board in November 2017.
(2)

As discussed above, Ms. Smith will not be standing for re-election at the June 7, 2018 Annual Meeting due to her appointment as president and chief executive officer of another company in 2017. Mr. Kimmel will become a member of the Compliance Committee upon Ms. Smith’s departure.

Subject to the re-election of each of the director nominees at the 2018 Annual Meeting, the expected composition of the committees will be as follows:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Compliance (formerly, Operations) Committee
Roger H. Kimmel	Member	-	Member	Member
Paul V. Campanelli	-	-	-	-
Shane M. Cooke	Chairman	-	-	-
Nancy J. Hutson, Ph.D.	-	-	Member	Chairman
Michael Hyatt	-	Member	Chairman	-
Sharad S. Mansukani, M.D.	-	Member	-	Member
William P. Montague	Member	Chairman	-	-
Todd B. Sisitsky	-	Member	Member	-

With respect to the Audit Committee, the Board has determined that: (1) Messrs. Cooke and Montague are “audit committee financial experts,” as defined by the SEC regulations, and each has the related financial management expertise within the meaning of the Nasdaq listing rules and (2) the current and expected chairman and members are financially literate in accordance with the criteria established by the SEC and the Nasdaq.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017 with the management of the Company and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Further, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting and Oversight Board’s (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, other standards of the PCAOB (United States), rules of the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the audited consolidated financial statements as of and for the year ended December 31, 2017.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to PricewaterhouseCoopers LLP’s independence from the Company, and has discussed with PricewaterhouseCoopers LLP their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Audit Committee has also discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it has deemed appropriate.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2017 and management’s assessment of the effectiveness of Endo International plc’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Submitted by the Audit Committee of the Company’s Board of Directors.

Members of the Audit Committee:

Shane M. Cooke (Chairman)

Roger H. Kimmel (Member)

William P. Montague (Member)

Jill D. Smith (Member)

The above Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the Exchange Act), except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Proposal 2: Approval of Appointment of Independent Registered Public Accounting Firm and Authorization to Determine the Firm’s Remuneration

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (PwC), an independent registered accounting firm, to audit the books, financial records and internal controls of the Company for the year ending December 31, 2018.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to a company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee is involved in the selection of the lead audit partner under this rotation policy.

The Company is asking its shareholders to approve the appointment of PwC as the Company’s independent registered public accounting firm for 2018 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

A representative of PwC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Fees Paid to the Independent Registered Public Accounting Firm

PwC has served as the Company’s independent registered public accounting firm since the year ended December 31, 2014. The table below summarizes the aggregate fees for services PwC provided during 2017 and 2016:

a Fees	for audit services in 2017 and 2016 consisted of:

◾     Audit of the Company’s annual financial statements;

◾     Evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting;

◾     Reviews of the Company’s quarterly financial statements;

◾     Statutory audits for the Company and certain of its subsidiaries; and

	2017	2016
Audit Fees(a)	$9,128,378	$11,258,000
Audit-Related Fees(b)	632,032	10,000
Tax-Fees(c)	1,292,134	2,346,904
All Other Fees(d)	6,840	6,662

Total	$11,059,384	$13,621,566

◾     Comfort letters, consents and other services related to debt issuances and other SEC matters.

b      Feesfor audit-related services in 2017 and 2016 consisted of:

◾     Attestation services requested by management;

◾     Due diligence services; and

◾     Pre- or post- implementation reviews of processes or systems.

c      Feesfor tax services in 2017 and 2016 consisted of:

◾      Tax compliance;

◾     Statutory tax return preparation and review; and

◾     Tax planning and advice, including advice related to the impact of changes in tax laws.

d      Allother fees principally includes subscriptions to knowledge tools and other advisory services.

In considering the nature of the services provided by PwC, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the standards adopted by the PCAOB.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

1.

Audit services include audit work performed on the financial statements and related to the evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting. Also included in this category is work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents and other services related to SEC matters, and discussion surrounding the proper application of financial accounting and/or reporting standards.

2.

Audit-related services are for assurance and related matters that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, carve-out audits and employee benefit plan audits.

3.

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with the coordination of execution of tax related activities, primarily in the area of mergers and acquisitions; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve the appointment of the Company’s independent registered public accounting firm and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

The Audit Committee and the Board of Directors recommend a vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

Proposal 3: Advisory Vote on the Compensation of Our Named Executive Officers (Say-on-Pay)

Compensation Philosophy

Pay-for-performance, alignment with shareholder interests and offering competitive pay are fundamental to Endo’s compensation philosophy.

•	A significant portion of executive compensation is linked directly with Endo’s short- and long-term strategic and operating performance, without encouraging excessive risk;
•

Endo’s executive pay programs incorporate significant amounts of variable incentive-based compensation that directly aligns with Endo’s financial, strategic, operating and share price performance objectives; and

•

Total Direct Compensation is competitive within the Endo Pay Comparator Companies, enabling the Company to attract and motivate highly-talented individuals and key contributors to achieve high level performance, while embracing the Company’s key values and behaviors.

Endo’s executive compensation package supports this philosophy by offering annual and long-term incentive compensation opportunities that are performance based. Incentive-based cash compensation awarded is subject to the Company achieving its annual performance objectives, and realizing value in long-term equity is largely dependent upon Endo’s financial performance and the delivery of shareholder value.

The Company’s commitment to its pay-for-performance philosophy was demonstrated again in connection with the 2017 performance year. In the context of the Company’s solid financial, strategic, operating and compliance performance, as well as external dynamics negatively impacting Endo’s stock price performance this past year, the Compensation Committee remained committed to the Company’s pay-for-performance philosophy, which is reflected in the awarded and realized pay levels for all NEOs. The following was considered by the Compensation Committee as part of the decision process for the 2017 performance year:

◾

Since his appointment to the position of President and Chief Executive Officer on September 23, 2016, Mr. Campanelli entered the 2017 performance year confronted with numerous legacy issues, as well as litigation matters and debt obligations. Despite these challenges, Mr. Campanelli’s strong leadership and ability to remain focused on the execution of the Company’s key priorities confirms the Board’s confidence in Mr. Campanelli and the Executive Leadership Team, and their ability to lead the organization.

◾

Under Mr. Campanelli’s leadership, the members of the Executive Leadership Team focused on priorities within their direct control, resulting in solid financial and operational performance throughout 2017. These achievements were driven primarily by key initiatives focused on strategic portfolio optimization, selective investments in product development, improved operating efficiency and mitigation of legal liabilities, leading to enhanced cash flow management and margin expansion (discussed in greater detail in the CD&A section). Mr. Campanelli and select members of the Executive Leadership Team worked with the FDA to voluntarily execute the cessation of shipments of OPANA® ER. In managing Endo’s debt obligations, the Company’s credit agreement was also refinanced, significantly enhancing the Company’s operational flexibility.

◾

Despite the challenges facing the Company, Endo delivered solid operating results in 2017, including strong Adjusted EBITDA generation. Nevertheless, various external pressures and the challenges in the U.S. generics industry impacted Endo’s stock price, negatively affecting the realized value associated with the Company’s equity-based long-term incentive program.

Please see the below example for Mr. Campanelli, which compares expected target compensation values with realized values based on actual results through the record date of April 13, 2018. As demonstrated by this example, equity compensation levels reflect a reduction of approximately 67%, with overall compensation levels reduced by approximately 52%. See Summary Compensation Table’s footnote (1) on page 53 for details regarding LTI valuations under ASC 718 for accounting and proxy reporting purposes.

The information disclosed in the CD&A section details the actions approved by the Compensation Committee and explains the steps taken to support the Company’s executive management team charged with advancing Endo’s strategic imperatives, financial performance and operating objectives.

Pay-for-performance Incentive Plan Design

The Company’s compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives. This is achieved by tying the Company’s compensation programs to its performance through the establishment and achievement of strategic operating metrics, or as a function of the Company’s Total Shareholder Return (TSR). We have chosen the selected metrics to align employee compensation, including compensation for the NEOs as disclosed in the Summary Compensation Table located under the section entitled “Compensation of Executive Officers and Directors,” to the Company’s strategic operating results and business strategy in an effort to enhance shareholder value. The summary below reflects the incentive program enhancements implemented and maintained by Endo in an effort to optimize pay-for-performance:

Pay-for-performance Incentive Plan Design
High concentration on variable short- and long-term incentive compensation
Incentive-based compensation accounts for a majority of the compensation provided to Endo’s NEOs; over 90% for Mr. Campanelli, with all other NEOs averaging over 75%
PSU design with measurement based on relative TSR and free cash flow performance over a three-year performance period
LTI awards granted to employees are generally required to vest, at a minimum, over a three-year period
Equity plans prohibit the re-pricing of equity awards without shareholder approval
“Double trigger” change in control provision
Equity plans do not allow for cash buyouts of underwater options

As the Company’s shareholders consider the evolution of Endo’s pay-for-performance practices, consideration should be given to the significant progress made in recent years (see “Compensation Discussion and Analysis”). Based on the Company’s performance and competitive positioning of pay, CEO pay-for-performance has demonstrated a high degree of alignment with Endo’s Pay Comparator Companies across multiple quantitative screens.

Compensation Committee Governance

The Compensation Committee regularly reviews industry compensation practices to align the Company’s compensation philosophy with the Company’s business strategy, while focusing on the enhancement of long-term shareholder value and management of risk. The summary below reflects the leading governance practices implemented and maintained by Endo’s Compensation Committee:

Governance
Utilize “Pay Comparator Companies” for NEO total compensation comparison purposes
Conduct annual assessments of NEO pay positioning against Pay Comparator Companies
Perform independent annual reviews of risks associated with compensation arrangements, policies and practices
Expanded the Company’s compensation recovery policy (clawback) in the event of a restatement of Company financial results
Prohibit hedging and pledging of Company shares
Prohibit Change in Control gross-up payments
Employment agreements do not have automatic renewal provisions
Non-employee Directors and executive management subject to ownership guidelines
Ownership guidelines require non-employee Directors not to sell shares until guidelines are attained
Plan has individual share limitations for non-employee Directors
The Compensation Committee retained and is advised by an independent compensation consultant

The Compensation Committee has taken and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards rewarding outstanding operating performance and maximizing shareholder value creation. The Board believes that the executive compensation as disclosed in the CD&A section, tabular disclosures and other narrative executive compensation disclosures in this Proxy Statement corresponds directly with the Company’s compensation philosophy and aligns, where appropriate, with our Pay Comparator Companies’ pay practices.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we regularly seek a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers, or NEOs, as disclosed in the CD&A section and tabular disclosures of this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve, on an advisory basis, the compensation of Endo’s named executive officers.

The Compensation Committee and the Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of Endo’s named executive officers as described in the CD&A section, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement required by the SEC.

Effect of Proposal

The above say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

Proposal 4: Approval of the Endo International plc Amended and Restated 2015 Stock Incentive Plan

Summary

On June 9, 2015, shareholders approved the Endo International plc 2015 Stock Incentive Plan (as amended, the Plan). On June 9, 2016, shareholders approved an amendment that imposed a limit on the value of equity grants that may be made to each non-employee director and provided technical updates to reflect changes in accounting rules. On June 8, 2017, shareholders approved an amendment that increased the authorized number of shares of Company stock that may be issued with respect to awards under the Plan, established parameters applicable to certain awards granted under the Plan intended to qualify as “performance-based compensation” under Section 162(m) of the Code and updated Irish statutory references in the Plan to ensure consistency with the Companies Act 2014. On April 26, 2018, our Board of Directors approved, subject to shareholder approval at the Annual Meeting, an amendment and restatement of the Plan that increases the authorized number of shares of Company stock that may be issued with respect to awards under the Plan by five million (5,000,000) shares, provides that those shares may be used for any type of award issuable under the Plan and updates certain provisions in connection with the Tax Cuts and Jobs Act of 2017 (the Tax Act). In other regards, the Plan, as proposed, generally restates the terms and conditions of the current Plan. A summary of the material provisions of the Plan is set forth below.

Long-term equity awards are a key element of our compensation programs and accomplish the following objectives:

◾	Align the interest of key employees with those of our shareholders through increased employee ownership of the Company;
◾	Attract, motivate and retain key employees who will contribute to our long-term financial success;
◾	Provide incentive compensation opportunities in a highly competitive industry to encourage top talent to remain dedicated to our long-term objectives; and
◾	Attract and retain members of our Board of Directors that are highly competent individuals upon whose judgment, initiative, leadership and continued efforts our success depends.

In the context of a challenging external environment, it is critical that we maintain the ability to attract and motivate key individuals who are essential to the long-term success of the Company. This proposal will allow the Plan to maintain a sufficient number of shares to help achieve our goals and enable us to continue making long-term equity awards to employees to incentivize them to support the Company’s strategic objectives. If the shareholders do not approve the Plan, as amended and restated in 2018, then the terms, conditions and current share reserve of the current Plan will continue in effect, but we will not have a sufficient number of shares available for future grants.

In determining the number of shares of Company stock to reserve under the Plan, our management and the Compensation Committee, in consultation with our compensation consultant, evaluated the dilution, historic share usage, burn rate and the existing terms of outstanding equity awards. We believe the increased dilution resulting from the approval of the Plan, as amended and restated in 2018, remains consistent with shareholder interests. For additional information on our dilution, historic share usage and burn rate, see the section entitled “Dilution and Historical Share Usage” below.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve the Plan.

The Compensation Committee and the Board of Directors recommends a vote FOR the approval of the Endo International plc Amended and Restated 2015 Stock Incentive Plan.

Dilution and Historical Share Usage

Dilution. Subject to shareholder approval of the Plan, as amended and restated in 2018, an estimated 9,542,291 shares of Company stock will be reserved for issuance under the Plan (comprised of 5,000,000 new shares available for awards under the Plan and 4,542,291 shares available for future awards under the Plan as of April 13, 2018, all of which may be used for any type of award issuable under the Plan), which represents approximately 4.3% of our issued and outstanding shares. The Board of Directors believes that this number of shares constitutes reasonable potential equity dilution and provides a significant incentive for employees to increase the value of the Company for all shareholders. The closing trading price of each share of Company stock as of the record date was $5.48.

As of April 13, 2018, Endo had:

◾	4,542,291 shares remaining available for future awards under the current Plan (no shares remain available for future awards under any other plan).
◾	16,675,416 shares of Company stock underlying outstanding awards, comprised of:
◾

7,669,974 stock options outstanding (vested and unvested), with a weighted average exercise price of $22.49 and a weighted average remaining contractual term of 7.6 years. The outstanding stock options all had exercise prices greater than the Company’s stock price as of the record date.

◾	9,005,442 shares of full value awards outstanding, consisting of 6,826,950 shares of unvested restricted stock units and 2,178,492 unvested and unearned performance-contingent awards.
◾	223,786,744 shares of Company stock outstanding.

The new shares available under the Plan, as amended and restated in 2018, would represent an additional potential equity dilution of approximately 2.2%. Including the shares under the Plan, as amended and restated in 2018, the potential equity dilution from all equity incentive awards outstanding and available for grant under all of our equity plans would result in a maximum potential equity dilution of approximately 11.7%. The following summarizes current and proposed share reserves and resulting dilution levels as of April 13, 2018:

		# Shares	Dilution
A.	Shares Available for Grant Under the Current Plan	4,542,291	2.0%
B.	New Shares Available for Grant Under the Proposed Plan	5,000,000	2.2%
C.	Total Shares Available for Grant Under the Proposed Plan (A+B)	9,542,291	4.3%
D.	Current Shares Outstanding	16,675,416	7.5%
E.	Total Shares Authorized Under the Proposed Plan (C+D)	26,217,707	11.7%

The shares reserved for issuance under the Plan may be authorized but unissued Company stock or authorized and issued Company stock held in the Company’s treasury. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of Company stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for awards under the Plan except that any shares of Company stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan.

The quantity of shares available for issuance under the Plan is required to provide the Company with the ability to support our pay-for-performance compensation philosophy by offering the appropriate level of incentives and equity ownership stake to effectively attract, motivate and retain highly-talented individuals, while supporting our strategic growth objectives focused on the creation of shareholder value. As demonstrated by the Company’s responsible use of equity over the past several years and good corporate governance practices associated with equity and executive compensation practices in general, the stock reserved under the Plan will allow the Company to remain focused on business continuity and strategic growth priorities, while managing program costs and share utilization levels within acceptable industry standards.

Share Usage. In determining the number of shares to reserve under the Plan, we evaluated the dilution and historic share usage (as described above), burn rate and the existing terms of outstanding awards under our equity plans. The annual share usage under our equity plans for the last three fiscal years was as follows:

		Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2015	Average
A	Total Shares Granted During Fiscal Year (1)	11,541,391	4,951,749	2,185,578	6,226,239
B	Basic Weighted Average Common stock Outstanding	223,198,000	222,651,000	197,100,000	214,316,333
C	Burn Rate (A/B)	5.17%	2.22%	1.11%	2.83%

(1)

Includes the number of options and full value awards (restricted shares and restricted stock units) granted for such year. PSUs granted are also included as full value awards. The number of full value awards granted for each year is multiplied by a multiplier of 1.5 based on the volatility in the Company’s stock price over the preceding three years.

Description of Material Features of the Plan

Terms and Provisions. The material terms and provisions of the Plan, assuming this Proposal 4 is approved, are summarized below. This description is not intended to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Annex 1 to this Proxy Statement.

Administration. The Plan is administered by the Compensation Committee, which was appointed by our Board of Directors. The Compensation Committee has the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or as necessary or advisable. The Compensation Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees. All decisions, determinations and interpretations of the Compensation Committee are final and binding, and no member of the Compensation Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any award.

Eligibility. Awards pursuant to the Plan may be granted to the following classes of persons: (1) employees of the Company, including officers and directors who are employees, (2) non-employee directors and (3) consultants of the Company. Incentive stock options may only be granted to Company employees (including officers and directors who are also employees). As of April 13, 2018, we had eight non-employee directors, seven of whom are currently eligible to participate in the Plan. As of April 13, 2018, we had approximately 2,960 employees (which includes all of the full-time and part-time employees of the Company and its subsidiaries and approximately six officers of the Company and its subsidiaries), all of whom are eligible to participate in the Plan, although awards will typically be limited to approximately 570 employees of the Company. While consultants are eligible to participate in the Plan, it is not the Company’s practice to grant awards under the Plan to these individuals.

Shares Available. The number of shares of Company stock reserved for issuance under the Plan, as amended and restated in 2018, will be 5,000,000 plus the number of shares reserved but unissued under the Plan as of the date the Plan, as amended and restated in 2018, is approved by shareholders, or that become available for reuse in accordance with the terms of the Plan, following the date the Plan, as amended and restated in 2018, is approved by shareholders, subject to adjustment for a change in capitalization. The shares may be authorized but unissued Company stock or authorized and issued Company stock held in the Company’s treasury. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for awards under the Plan except that any shares of Company stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan. The shares available under the Plan, as amended and restated in 2018, may be used to grant any type of award issuable under the Plan.

Section 162(m) Limitations. We are asking shareholders to approve individual award limitations and performance goals in order to allow certain “Grandfathered Awards” granted under the Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. “Grandfathered Awards” means remuneration which the Company intended to qualify as “performance-based compensation” under Section 162(m) of the Code and which is provided pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date, within the meaning of Section 13601(e)(2) of P.L. 115-97 (the Tax Cuts and Jobs Act) as may be amended from time to time (including any regulations or further guidance). The Plan contains the following limitations for Grandfathered Awards. The total number of shares of Company stock subject to stock-based awards intended to qualify as Grandfathered Awards granted to any one participant during any tax year of the Company may not exceed one million five hundred thousand (1,500,000) shares (based on highest levels of performance resulting in maximum payout), subject to adjustment for certain transactions. With respect to cash-based awards intended to qualify as Grandfathered Awards, (i) the maximum value of the aggregate payment that any participant may receive with respect to any such cash-based award that is an annual incentive award is $5,000,000, (ii) the maximum value of the aggregate payment that any participant may receive with respect to any such award that is a long-term cash incentive award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve, (iii) the achievement of the awards will be based on the business criteria listed under “Performance Awards” below, and (iv) the additional rules described below will apply.

Director Compensation Limitation. The maximum fair market value of shares of Company stock subject to awards that may be granted to each non-employee director participant in any consecutive twelve-month period is limited to $750,000.

Description of Awards. The Plan provides for the grant of stock options, stock appreciation rights, shares of restricted stock, stock bonus, performance awards or other share-based or cash-based awards. Subject to earlier vesting on certain events, as described below, no award (or portion of an award) granted under the Plan provides for vesting prior to the first anniversary of its date of grant. However, awards that result in the issuance of an aggregate of up to 5% of the shares of Company stock available under the Plan may be granted under the Plan without regard to such minimum vesting provisions. In addition, as described below, awards that are subject to time-based vesting conditions are generally required under the Plan to vest over a three-year period.

Stock Options. Options granted under the Plan may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Code or options which do not qualify as incentive stock options (referred to as nonqualified options). An award will be evidenced by an award agreement that specifies the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other provisions as the Compensation Committee may determine to be appropriate. The option price for each grant will be at least equal to the fair market value of the shares subject to the option on the grant date of the option. The date on which the Compensation Committee adopts a resolution granting an option will be considered the grant date of the option, unless such resolution specifies a later date. No option may be exercised later than the tenth anniversary date of its grant. Notwithstanding the foregoing, if the vesting condition for any option (other than options excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any award relates to the attainment of specified performance goals, such award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below).

Stock Appreciation Rights (SARs). The Compensation Committee may grant SARs under the Plan, either in tandem with stock options or freestanding and unrelated to options. Tandem SARs may be exercised only when the related option is exercisable. Freestanding SARs may be exercised upon such terms and conditions established by the Compensation Committee. Each SAR will be evidenced by an award agreement that will specify the grant price, the term of the SAR and other provisions as the Compensation Committee or board may determine to be appropriate. In no event will the appreciation base of the ordinary shares subject to the SAR be less than the fair market value of the shares on the date of grant. The term of the SAR may not exceed ten (10) years. Notwithstanding the foregoing, if the vesting condition for any SAR (other than SARs excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any award relates to the attainment of specified performance goals, such award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below). Upon exercise of a SAR, a participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a share on the exercise date and the appreciation base of the SAR, by (ii) the number of shares with respect to which the SAR is exercised.

Restricted Stock and Bonus Stock. The Compensation Committee may grant restricted stock awards, alone or in tandem with other awards under the Plan, subject to such restrictions, terms and conditions, as the Compensation Committee may determine in its sole discretion and as may be evidenced by the applicable agreements. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any subsidiary, upon the attainment of specified performance goals and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. Notwithstanding the foregoing, if the vesting condition for any award that is settled in Company stock, such as restricted stock awards (full value awards) (other than full value awards excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any full value award (including award of restricted stock) relates to the attainment of specified performance goals, such full value award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below). Each agreement with respect to a restricted stock award will set forth the amount (if any) to be paid by the participant with respect to the award and when and under what circumstances such payment is required to be made. The Compensation Committee may grant stock bonus awards, alone or in tandem with other awards under the Plan, subject to such terms and conditions as the Compensation Committee may determine in its sole discretion and as may be evidenced by the applicable agreement.

Performance Awards. The Compensation Committee may grant performance awards, alone or in tandem with other awards under the Plan, to acquire shares of Company stock in such amounts and subject to such terms and conditions as the Compensation Committee may, from time to time in its sole discretion, determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Compensation Committee will determine otherwise, the Performance Awards will provide that payment will be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award. No dividends or dividend equivalents will be paid in respect of unvested performance awards. In the event that the Compensation Committee grants a performance award or other award (other than a nonqualified option or incentive stock option) that is intended to constitute a Grandfathered Award, payments under the award will be made solely on account of the attainment of one or more objective performance goals and the performance goals must be established in writing by the Compensation Committee not later than 90 days after the commencement of the period of service to which the award relates (but in no event after 25 percent of the period of service has elapsed). The performance goal(s) to which the Grandfathered Award relates may be based on one or more of the business criteria set forth in the Plan, which include: stock appreciation; net revenues; return on total shareholders’ equity; earnings per ordinary share; net income; return on assets, return on investment, return on capital or return on equity; earnings from continuing operations; levels of expense, cost or liability; earnings before all or any interest, taxes, depreciation and/or amortization; inventory goals; market share; cost reduction goals; business development goals; customer satisfaction goals; employee satisfaction or employee engagement goals; identification or consummation of investment opportunities or completion of specified projects; entry into new markets; meeting specified market penetration or value added goals; development of new technologies; or cash flow.

Other Stock- or Cash-Based Awards. The Compensation Committee is authorized to grant other stock-based awards or other cash-based awards, as deemed by the Compensation Committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Compensation Committee will determine otherwise, the awards will provide that payment will be made within 2 1/2 months after the end of the year in which the participant has a legally binding vested right to such award. The Compensation Committee may establish such rules applicable to the other stock- or cash-based awards to the extent not inconsistent with Section 162(m) of the Code with respect to Grandfathered Awards.

Termination of Service. Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, the Plan generally provides for the treatment of outstanding awards in the event of a termination of a participant’s service with or without cause (as such term is defined in the Plan), for good reason (or any like term as defined under a participant’s employment agreement), or as a result of voluntary retirement, death or disability.

Effect of Change in Control. Unless the applicable award agreement provides otherwise, in the event of a Change in Control (as such term is defined in the Plan), and in accordance with the requirements of Section 409A of the Code:

◾

For any award that is assumed in connection with a Change in Control, in the event of a termination of a participant’s service by the Company without cause, during the 24-month period following the Change in Control, at the time of termination, all awards held by the participant will vest, and any performance conditions imposed on the awards will be deemed to be achieved at target levels.

◾

For any award that is not assumed in connection with a Change in Control, immediately upon the occurrence of the Change in Control, all awards held by the participant will become fully vested and any performance conditions imposed on the awards will be deemed to be achieved at target levels.

◾

An award will be considered assumed if, following the Change in Control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the Change in Control except that, if the award related to shares of Company stock, the award instead confers the right to receive ordinary shares of the acquiring entity.

◾

In the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Company may provide that each award will, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (x) the excess of the consideration paid per share of Company stock in the Change in Control over the exercise price (if any) per share of Company stock subject to the award multiplied by (y) the number of shares granted under the award.

Amendment or Termination of the Plan. Subject to certain limitations, the Board of Directors or the Compensation Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, neither the Board of Directors, the Compensation Committee nor their respective delegates will have the authority to (a) re-price (or cancel and re-grant) any option or, if applicable, either award at a lower exercise, base or purchase price, or (b) cancel underwater options or stock appreciation rights in exchange for cash (at any time when the fair market value as defined in the Plan of the Company stock is less than the exercise price of the option or stock appreciation right) without first obtaining the approval of the Company’s shareholders.

Federal Income Tax Consequences of the Endo International plc Amended and Restated 2015 Stock Incentive Plan

The following discussion of certain relevant federal income tax effects applicable to stock options and other stock-based awards granted under the Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions.

Options. With respect to nonqualified options (NSO), the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, no taxable income is realized by a participant upon the grant of an incentive stock option (ISO). If ordinary shares are issued to a participant (option shares) pursuant to the exercise of an ISO granted under the Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant (a disqualifying disposition), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of ordinary shares on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares. Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NSO as discussed above.

In general, we will receive an income tax deduction at the same time and in the same amount as the employee recognizes ordinary income.

Payment of Option Price in Shares. If an option is exercised through the use of Company stock previously owned by the participant (subject to applicable law), such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.

SARs. The recipient of a grant of SARs will not realize taxable income and we will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of an SAR, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. In general, we will be entitled to a corresponding deduction, equal to the amount of income realized.

Restricted Stock. A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for such shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes.

Other Types of Awards. With respect to other awards under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and fair market value of any other property received will be ordinary income to the participant, and the Company generally will be entitled to a tax deduction in the same amount.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. On August 10, 2017, the Compensation Committee approved a grant of restricted stock units and options to Mr. Campanelli under the Plan, subject to shareholder approval of the Plan, as amended and restated in 2018. The table below further describes the awards that were granted to Mr. Campanelli subject to shareholder approval of the Plan, as amended and restated in 2018, and which will become effective on the date that such approval is obtained. No other grants were made subject to shareholder approval of the Plan, as amended and restated in 2018.

Endo International plc Amended and Restated 2015 Stock Incentive Plan
Name and Position	Dollar Value ($)(1)	Number of Units (#)(2)
Paul V. Campanelli, President and Chief Executive Officer	$657,814	1,091,629
Blaise Coleman, Executive Vice President and Chief Financial Officer	$—	—
Terrance J. Coughlin, Executive Vice President and Chief Operating Officer	$—	—
Matthew J. Maletta, Executive Vice President, Chief Legal Officer	$—	—
Tony Pera, President, Par Pharmaceutical	$—	—
Executive Group (6 persons)(3)	$657,814	1,091,629
Non-Executive Director Group (8 persons)	$—	—
Non-Executive Officer Employee Group (2,960 persons)	$—	—

(1)

The values for RSUs were calculated by multiplying the number of RSUs included in the table above (120,039) by the closing price of the Company’s ordinary shares of $5.48 per share on April 13, 2018 (the latest practicable date before the filing of this proxy statement).

(2)

Includes 120,039 RSUs and 971,590 stock options awarded at a price of $7.55 and approved on August 10, 2017, subject to shareholder approval of this proposal, all of which would vest ratably over a three-year period at a rate of one-third of the total RSUs or stock options on each anniversary of August 10, 2017, subject to continued service through such dates.

(3)	Represents the executive officers disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017.

Existing Plan Benefits

Pursuant to SEC rules, the following table sets forth the number of shares subject to options granted through April 13, 2018 that count against the maximum share authorization of the current Plan.

Endo International plc Amended and Restated 2015 Stock Incentive Plan
Name and Position	Number of Options (#)(1)
Paul V. Campanelli, President and Chief Executive Officer	1,036,644
Blaise Coleman, Executive Vice President and Chief Financial Officer	360,129
Terrance J. Coughlin, Executive Vice President and Chief Operating Officer	418,607
Matthew J. Maletta, Executive Vice President, Chief Legal Officer	382,631
Tony Pera, President, Par Pharmaceutical	173,940
Executive Group (6 persons)	2,371,951
Non-Executive Director Group (8 persons)	—
Non-Executive Officer Employee Group (2,960 persons)	5,298,023

(1)	Does not include the 971,590 stock options approved for Mr. Campanelli on August 10, 2017, subject to shareholder approval of this proposal, which are instead included in the New Plan Benefits table.

Equity Compensation Plan Information

The following information relates to plans in effect as of December 31, 2017 under which equity securities of Endo may be issued to employees and directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)(3)
Equity compensation plans approved by security holders	13,426,446	$22.79	8,822,860
Equity compensation plans not approved by security holders	—	—	—
Total	13,426,446	$22.79	8,822,860
(1)

The company issued approximately 1.0 million stock options and 0.1 million restricted stock units for which a grant date has not yet been established for accounting purposes. These options and restricted stock units were not considered to have been granted for purposes of this table.

(2)	Excludes shares of restricted stock units and performance share units outstanding.
(3)	Reflects shares available for future grants under the current Plan as of December 31, 2017. As of April 13, 2018, 4,542,291 shares remain available for future awards under the current Plan.

Registration with the SEC

We intend to file with the SEC a registration statement on Form S-8 covering the Company stock reserved for issuance under the Plan.

Proposal 5: Renewal of the Board’s Existing Authority to Issue Shares under Irish Law

Summary

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization is included in our Articles of Association and authorizes the Board to issue shares up to the amount of the Company’s authorized but unissued share capital. This authorization will expire on February 25, 2019. We are presenting this proposal to renew the Board’s existing authority to issue authorized but unissued shares on the terms set forth below, which are in line with customary practice in Ireland and are more limited than the Board’s current authorization. If this proposal is not approved, the Company will have a limited ability to issue new ordinary shares after February 25, 2019.

It is customary practice in Ireland to seek shareholder authority to issue an aggregate number of shares up to 33% of the company’s issued share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with that customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital as of April 19, 2018 (the latest practicable date before this proxy statement), for a period expiring on the date which is 18 months from our 2018 Annual Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority, which is more limited than the Board’s current authority, is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association pursuant to the terms set forth below. In addition, because we are a Nasdaq-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of Nasdaq and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on Nasdaq. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.

The text of the resolution in respect of Proposal 5 (which is proposed as an ordinary resolution) is as follows:

RESOLVED, that, without limitation to the authority contained in Article 7.1 of the Company’s Articles of Association, the directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized pursuant to section 1021 of the Companies Act 2014 to exercise all the powers of the Company to allot relevant securities (within the meaning of the said section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $415,781,113 (73,850,997 ordinary shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 19, 2018 (the latest practicable date before this Proxy Statement)). The authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company; provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to renew the authorization of the Board to issue shares.

The Board of Directors recommends a vote FOR the renewal of its existing authority to issue shares under Irish law.

Proposal 6: Renewal of the Board’s Existing Authority to Opt-Out of Statutory Pre-Emption Rights under Irish Law

Summary

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, contained in our Articles of Association, will expire on February 25, 2019. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below, which are more limited than the Board’s current authorization.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash if the issuance is limited to up to 10% of a company’s issued ordinary share capital and provided that the authority granted in respect of 5% of such issued share capital is used only for the purposes of an acquisition or a specified capital investment. It is also customary practice for such authority to be limited to a period of 12 to 18 months.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash without applying statutory pre-emption rights, up to a maximum of approximately 10% of the Company’s issued share capital as of April 19, 2018 (the latest practicable date before this proxy statement), provided that the authority granted in respect of 5% of such issued share capital is used for the purposes of an acquisition or a specified capital investment. The proposed authority is for a period expiring on the date which is 18 months from our 2018 Annual Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 5, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash after February 25, 2019, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on Nasdaq. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.

The text of the resolution in respect of Proposal 6 (which is proposed as a special resolution, as required under Irish law) is as follows:

RESOLVED, that, subject to and conditional on the passing of the resolution in respect of Proposal No. 5 as set out above and with effect from the passing of this resolution, but without limitation to the authority contained in Article 7.2 of the Company’s Articles of Association, the directors be and they are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal No. 5 as if section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a)

the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b)

the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $125,994,277 (22,379,090 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 19, 2018 (the latest practicable date before this Proxy Statement)) provided that, with respect to 11,189,545 of such shares (being equivalent to approximately 5% of the issued ordinary share capital as of April 19, 2018), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

Vote Required

75% of the votes cast at the Annual Meeting will be required to renew the authorization of the Board to opt-out of statutory pre-emption rights. In addition, this proposal is conditioned upon the approval of Proposal 5, as required by Irish law.

The Board of Directors recommends a vote FOR the renewal of Board’s existing authority to opt-out of statutory pre-emption rights under Irish law.

Compensation Discussion and Analysis

Executive Summary
A Message from Endo’s Chairman of the Board and Chairman of the Compensation Committee

Dear Shareholders:

In developing this year’s proxy statement, efforts have been made to clearly communicate the decisions made by the Compensation Committee in the context of the Company’s operating performance and strategic actions over the past year, while remaining consistent with our pay-for-performance philosophy. The Compensation Committee recognized that while the past few years have been challenging for Endo’s shareholders, significant progress has been made since the appointment of Paul Campanelli to the position of President and Chief Executive Officer in September 2016.

Roger H. Kimmel William P. Montague

In 2017, the first full year under Mr. Campanelli’s leadership, the Company achieved solid financial and operating results despite being confronted with numerous strategic challenges and legacy issues, while laying the groundwork for long-term sustainable growth. This past year represents an important step in the Company’s turnaround, with the fundamental goal of delivering value to our shareholders. These legacy issues were compounded by additional external headwinds, including challenges specific to the U.S. generics industry.

Prior to the start of 2017, Mr. Campanelli and the management team outlined a multi-year turnaround plan based on a set of key strategic priorities that directly address the various opportunities and challenges facing Endo. Throughout the year, the management team made significant progress against the multi-year plan and achieved solid performance in 2017, expanding adjusted operating margins, generating strong cash flow and growing key products, including XIAFLEX®; VASOSTRICT®; and ADRENALIN®. These and other key accomplishments including strategic portfolio optimization, selective investments in product development, improved operating efficiency and mitigation of significant legacy liabilities are discussed in greater detail throughout the CD&A.

In acknowledgement of the successes and challenges facing Endo in 2017, the Company’s pay practices continued to reinforce the Compensation Committee’s commitment to our pay-for-performance philosophy. By design, awards issued under our performance-based annual incentive compensation program were reflective of our management team’s accomplishments throughout the year, while lower levels of realized value associated with the Company’s equity-based long-term incentive program reflect the various external pressures negatively impacting Endo’s stock price. Director pay was also adjusted, with an overall decrease in compensation and a greater proportion of pay in the form of Endo shares.

The Board is keenly aware that management continuity will be critical to Endo’s successful turnaround, and is confident in the management team’s ability to build on recent successes and continue the transformation of Endo as a result of the following:

◾  Excellent management team and their track record of success

◾  Focused strategy and clear set of priorities

◾  Strong business segments, focusing on branded pharmaceuticals, sterile injectables, high-value generics and select international markets

◾  Exciting growth platforms, including XIAFLEX® as the Company’s flagship product, with multiple on-market indications and promising potential indications including cellulite

◾  Promising generics pipeline with more than 100 ANDAs

We are confident in the management team’s ability to achieve the Company’s core vision to be a highly focused specialty branded and generic pharmaceutical company, delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization.

Sincerely,

	Roger H. Kimmel	William P. Montague

	Chairman of the Board of Directors	Chairman of the Compensation Committee

Executive Summary (continued)

Compensation Philosophy

Pay-for-performance underlies Endo’s compensation philosophy. The Compensation Committee (referred to in this “Compensation Discussion and Analysis” section as the Committee) believes that the most effective executive compensation program is one that is designed to provide incentives that advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Endo’s compensation philosophy is designed to support our business strategy by attracting and retaining highly-talented individuals and motivating them to achieve competitive corporate performance, while embracing the Company’s key values and behaviors.

The Company’s commitment to its pay-for-performance philosophy was demonstrated again in 2017. In the context of the Company’s financial, strategic, operating and compliance achievements, as well as legacy issues and external challenges impacting Endo’s stock price performance this past year, the Committee remained committed to the Company’s pay-for-performance philosophy, which is reflected in the awarded and realized pay levels for all NEOs.

Strategic Vision & Results
A highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization.

Build on strengths in generic and branded pharmaceuticals:

✓  Investments in XIAFLEX® contributed to significant product growth, generating high single-digit demand growth for 2017, with combined low double-digit fourth quarter growth run rates for Peyronie’s Disease and Dupuytren’s Contracture

✓  Realized meaningful revenue and profitability contributions from new U.S. generics product launches, while enhancing the Company’s product selection process

✓  Successfully navigated the business challenges within the consolidating U.S. generics industry

✓  Significantly expanded the Company’s non-U.S. product portfolio and pipeline, filing several products for the Canadian market, while closing several in-licensing deals

Invest prudently in product pipeline:

✓  Significantly progressed cellulite treatment development program for collagenase clostridium histolyticum (CCH), with agreed upon plan with FDA including primary endpoint, safety measures and analysis method

✓  Expanded VASOSTRICT® patent estate and listed additional patent in Orange Book; aggressively pursued patent and trade secret lawsuits against challengers for VASOSTRICT® and ADRENALIN®

✓  Launched 17 new generic products in 2017, while progressing the initiation of two pivotal Phase III clinical trials of CCH for the treatment of cellulite

✓  Placed intense focus on high value product opportunities while eliminating non-core assets, including the return of BELBUCA™ to BDSI

✓  In consultation with the FDA, voluntarily ceased shipments of OPANA® ER as part of the removal of the product from the market

Enhance focus on operational execution:

✓  Implemented a series of restructuring initiatives, resulting in a leaner operating model leading to projected annualized cost savings of $95-$115 million

✓  Refinanced $3.7 billion existing credit agreement, significantly enhancing the Company’s operational flexibility over the medium to long-term

✓  Met all compliance objectives, including no warning letters received and reductions in filed alerts and recalls, with none due to internal systems quality failures

✓  Divested non-core assets, finalizing the Litha Healthcare sale to Acino Pharma AG and the Somar sale to AI Global Investments (Netherlands) PCC Limited

Meet financial objectives establishing a foundation for growth:

✓  Achieved 98.2% of targeted Adjusted Revenue, 105.2% of targeted Adjusted EBITDA Margin and 110.2% of targeted Adjusted Diluted EPS from Continuing Operations objectives

✓  Refinanced debt to allow for greater operating flexibility

✓  Optimized annual Capital Expenditure budget, appropriately investing in growth drivers

2017 Financial Results as a Percent of Operating Plan Target

Executive Summary (continued)

Program Objectives and Elements of Executive Compensation

Our executive compensation program seeks to:

◾  Align pay practices and incentive structures with long-term shareholder value;

◾  Provide appropriate compensation for achieving annual results while fostering a long-term performance orientation;

◾  Link compensation with Company and individual performance;

◾  Reward high performance as measured against the Company’s strategic and business plans;

◾  Reflect the competitive market for acquiring and retaining top talent; and

◾  Mitigate pay practice risks through a balanced approach to performance-based compensation.

In support of these objectives, the Company’s compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to the Company’s performance through the establishment and achievement of strategic operating metrics or as a function of the Company’s total shareholder return. In support of our compensation philosophy, we have chosen selected metrics to align employee compensation, including compensation for the NEOs, to the Company’s business strategy and strategic operating results. The three principal components of the Company’s total compensation are base salary, annual cash incentive compensation and equity-based LTI compensation, as discussed in greater detail under the section “Executive Compensation Program.”

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee reviews the compensation practices at companies with which the Company competes for talent, including businesses engaged in activities similar to those of the Company. While we do not believe that it is appropriate to establish compensation levels based primarily on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

The Committee generally aligns target executive compensation at the median of compensation packages for executives in similar positions and with similar responsibilities and experience at similar companies of comparable size, with the opportunity for top quartile actual compensation based upon individual and Company performance. We recognize, however, that positions with similar titles are not always comparable in terms of responsibility to such positions at the Company. The Committee’s choice of this target percentile reflects the Company’s consideration for our shareholders’ interests in paying what is competitive to achieve our corporate goals, while conserving cash and equity as much as practicable.

We believe that, given our compensation philosophy and objectives, compensation targeted at the median of similarly-situated companies with the opportunity for top quartile total compensation based upon performance is generally sufficient to retain our current executive officers and to hire new executive officers when and as required. In setting compensation for the NEOs, the Committee considers comparative market data requested from Korn Ferry Hay Group, its compensation consultant. In gathering relevant competitive market compensation data, the Committee approved the use of a sample of companies with similar operations as Endo.

We refer to all of these sample companies as the “Pay Comparator Companies.” The Committee believes that Endo competes with the Pay Comparator Companies for talent and for shareholder investment. In assessing the relevance of the Pay Comparator Companies, Korn Ferry Hay Group evaluates the appropriateness based on several key criteria in an effort to identify comparator companies with the most appropriate business fit. These factors include company size (in terms of both revenue and market cap), industry/business sector, operating complexity, location, talent market, customer base and other relevant factors, recognizing that not all peer companies will match all criteria and not all criteria are of equal importance.

The Pay Comparator Companies typically have similar executive officer positions; however, the Committee does not attempt to set each compensation element for each executive within a particular range as it relates to the Pay Comparator Companies. Instead, the Committee uses market comparisons as one factor in making compensation decisions. Among other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, leadership and growth potential.

Korn Ferry Hay Group makes periodic recommendations to the Committee regarding the recalibration of the Pay Comparator Companies referenced. As a result of this annual review, Endo recalibrated the Pay Comparator Companies to include organizations that were relevant to Endo’s size and business composition. The consolidation of viable peer companies and loss of many similarly-sized competitor companies during the past few years has forced Endo to consider comparator companies that fall outside of the normal size parameters in order to include organizations relevant to Endo’s

Executive Summary (continued)

business. This includes companies both larger and smaller in size, in an effort to include a balanced and fair assessment of the range of competitive pay levels. Ultimately, Endo believes it is imperative that the comparator companies align with Endo’s customer base and market for key talent in order to establish a reasonable assessment of competitive pay levels for our NEOs.

The Committee approved Pay Comparator Companies for 2017 are listed in the table below:

2017 Pay Comparator Companies
Alexion Pharmaceuticals Inc.	Mallinckrodt plc
Alkermes plc	Mylan NV
Biogen Inc.	Perrigo Co. plc
BioMarin Pharmaceutical Inc.	Regeneron Pharmaceuticals
Celgene Corporation	United Therapeutics Corporation
Horizon Pharma plc	Valeant Pharmaceuticals International Inc.
Impax Laboratories Inc.	Vertex Pharmaceuticals Inc.
Jazz Pharmaceuticals plc

Say-on-Pay Consideration

In establishing 2018 compensation, the Committee also considered the results of the most recent shareholder advisory vote on executive compensation (the say-on-pay vote) at the Company’s Annual Meeting held in June 2017, where over 87% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this result affirms shareholder support for our executive compensation decisions and policies, and as such, the Committee did not implement any changes as a result of this vote. The Committee will continue to consider the results of future say-on-pay votes when making executive compensation decisions and policies.

In addition to the say-on-pay vote, the Committee believes it is important to directly engage with shareholders, including targeted outreach initiatives as a means of soliciting their views on matters, including governance, environmental, social, executive compensation and other important topics, in order to assist our Committee with items requiring a broader shareholder perspective. Over the past several years, certain non-employee directors and members of our management team have engaged with our shareholders, as well as ISS and Glass Lewis to discuss key issues on a variety of topics. These conversations have been beneficial, and will continue to provide the Committee with a deeper understanding of the views of our shareholders, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities. These outreach initiatives will continue into 2018, focusing on the importance of leveraging Endo’s pay-for-performance executive compensation program to effectively attract and retain key individuals essential to the long-term success of the Company.

Pay Risk and Governance

At least on an annual basis, the Company conducts an assessment of the potential risks associated with the Company’s compensation arrangements, policies and practices. The assessment is conducted by Korn Ferry Hay Group and then reviewed by the Company’s Compensation Committee. A key objective is to determine whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process includes:

◾  A comprehensive review of compensation programs with the highest potential for material adverse effect;

◾  Identification of key Company positions and business areas that could potentially carry a significant portion of the Company’s risk profile;

◾  Identification of compensation programs for the key Company positions and business areas; and

◾  An analysis of employee compensation plans with the highest potential for risk, pursuant to which we:

◾  Identify the features within the plans that could potentially encourage excessive or imprudent risk taking;

◾  Identify business risks that these features could potentially encourage;

◾  Identify controls and plan features that mitigate the risks identified;

◾  Determine residual risk remaining after having identified mitigating controls and features; and

◾  Assess whether residual risk is reasonably likely to have a material adverse effect on the Company as a whole.

The Committee also reviews the Company’s compensation programs that allow for variable payouts. A key consideration is the establishment of an appropriate mix of performance metrics. The Committee also oversees the plans so that they reward both annual goal achievement and the long-term sustainable success of the Company. In addition, the reviews focus on plans where an employee might be able to influence payout factors and programs that involve our executives, with a focus on analyzing whether any of the performance targets encourage excessive risk taking. During the assessment, several control and design features of the Company’s compensation program that are intended to mitigate the risk of excessive risk-taking are evaluated. Risk profiles are also evaluated on an ongoing basis by the Company’s management team as new program designs are considered.

Executive Summary (continued)

Based on the process described above, it was concluded that the potential risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Endo. The Committee will continue to review the Company’s compensation programs at least annually to identify and address potential risks that may have a material adverse effect on the Company.

Company Actions

In response to the evolving nature of our business structure and our goal to strengthen our executive pay decisions, emphasis has been placed on continuing to enhance the effectiveness of our executive compensation policies in increasing shareholder value creation and preservation. The following reflects the leading practices implemented and maintained by the Company in an effort to achieve pay-for-performance, while maintaining good corporate governance:

Item	Actions
Competitive Considerations

◾“Pay Comparator Companies” updated and maintained to compare NEO total compensation levels; and

◾Conduct assessments at least annually of the positioning of NEO total compensation levels against the Pay Comparator Companies to assess competitive external market alignment in the industry sectors in which Endo competes for talent.

Incentive Compensation

◾Short- and long-term incentive programs designed to closely link pay and performance with the objective of enhancing shareholder value;

◾The Amended and Restated 2015 Stock Incentive Plan prohibits the re-pricing of equity awards without shareholder approval and does not allow for cash buyouts of underwater options (1);

◾“Double trigger” change in control provisions in our Amended and Restated 2015 Stock Incentive Plan (1);

◾LTI awards granted to employees under the Amended and Restated 2015 Stock Incentive Plan are generally subject to three-year vesting conditions, subject to earlier vesting on certain events (1);

◾PSU performance criteria based on relative three-year TSR against a custom index of pharmaceutical companies, and free cash flow performance;

◾In an effort to minimize share pool utilization and underlying dilution levels, implemented 2018 initiatives including the use of an alternate equity mix, annual grant reductions and broader use of Long-term Cash Incentive (LTCI) awards for non-executive positions;

◾In addition to managing share pool availability, LTI mix changes for 2018 involve an expanded use of RSUs in an effort to increase the direct ownership equity stake for key executives, while contributing to business continuity and strategic growth priorities; and

◾A common grant date of April 1st (or the next business day if April 1st falls on a weekend or holiday), supporting best practices by granting the annual equity awards a sufficient amount of time after Endo’s annual earnings release.

Employment Agreements

◾“Golden parachute” gross-up payments related to excise tax liabilities resulting from a change in control of the Company are prohibited; and

◾Except as required by local law, NEO employment agreements with automatic renewal provisions are disallowed.

Risk Management

◾Annual assessments conducted of the potential risks associated with compensation arrangements, policies and practices to confirm that they are not reasonably likely to have a material adverse effect on Endo;

◾Amended the Company’s compensation recovery policy (clawback) to: 1) expand covered payments to include both cash incentive awards as well as equity-based incentives, and 2) seek recoupment in situations involving material misconduct or gross negligence resulting in material financial harm to the Company;

◾Hedging and pledging of Company stock by employees and/or non-employee Directors is prohibited;

◾Stock ownership guidelines for both non-employee Directors and for executive management to align their interests with the interests of Endo shareholders (requiring non-employee Directors not to sell shares until guidelines are attained);

◾Individual share limitations for non-employee Directors (1); and

◾The Committee retained Korn Ferry Hay Group as its independent compensation consultant.

(1)	Also noted in the proposed Endo International plc Amended and Restated 2015 Stock Incentive Plan, described earlier in Proposal 4.

Executive Compensation Program

The Company’s primary objectives with respect to the development and implementation of executive compensation programs are to attract, retain and motivate highly qualified talent, as well as align executive compensation with the Company’s overall operating performance and business strategies, closely linked to the enhancement of shareholder value. The Committee believes that the most effective executive compensation program is one that is designed to recognize the achievement of specific annual, long-term and strategic goals of the Company, rewarding executives who contribute to meeting and exceeding the Company’s business objectives, with the ultimate objective of improving shareholder value.

The three principal components of the Company’s total compensation are: base salary, annual cash incentive compensation and equity-based LTI compensation. In allocating compensation among these elements, we believe that the majority of the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be variable and dependent upon performance.

In making decisions with respect to any element of a named executive officer’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual incentive compensation cash bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for NEOs, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is competitive to attract and retain highly qualified leaders and motivate high business performance. The Committee believes that its compensation programs align executive and shareholder interests by effectively calibrating compensation payout levels with individual and Company performance.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance while taking into consideration market competitiveness. We seek to provide our executive officers with competitive annual base salaries in order to attract and retain them. While the base salary component of our executive officer compensation program is primarily designed to provide the baseline level of compensation to executive officers, individual performance is also a key consideration when establishing appropriate base salary levels, further supporting the Company’s pay-for-performance philosophy.

Considerations. Salaries for the NEOs are determined initially by each individual’s employment agreement which are described under “Employment and Change in Control Agreements; Severance Agreements” below. These salaries and the amount of any increase over these salaries are determined by the Committee based on a variety of factors, including:

◾	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Pay Comparator Companies;
◾	the expertise and competencies of the individual executive;
◾	the competitiveness of the market for the executive’s services;
◾	internal review of the executive’s compensation, both individually and relative to other NEOs;
◾	the recommendations of the President and Chief Executive Officer (except in the case of the President and Chief Executive Officer’s own compensation); and
◾	individual performance of the NEO, which includes:
◾	achievement of individual annual goals and objectives, the risks and challenges involved, and the impact of the results;
◾	performance of day-to-day responsibilities;
◾	increases in competencies and skill development;
◾	value of the NEO’s contribution to function and Company goal achievement; and
◾	behaviors aligned with Endo key values.

Base salaries are generally reviewed annually. In reviewing salaries, the Committee adjusts salaries from time to time to realign salaries with market levels, individual performance and incumbent experience. The Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as annual incentive compensation and long-term incentive targets, where such an adjustment would correct a compensation imbalance, as the Committee deems appropriate.

2017 Decisions Regarding Base Salary. In November 2017, as part of the Committee’s annual review of compensation, Korn Ferry Hay Group provided the Committee with a market assessment of the competitive compensation for the Company’s executive officers. This assessment included reviewing the Pay Comparator Companies and:

◾	establishing a benchmark match for each of the positions;
◾	gathering and analyzing competitive compensation from relevant labor markets; and
◾	developing competitive market medians of compensation for the positions.

Based on the competitive market data referred to above, the Committee developed, with the assistance of Korn Ferry Hay Group, market medians of compensation for each of Endo’s compensation elements (base salary, target annual incentive compensation, and expected target value of long-term incentive compensation) and then compared each NEO’s current compensation to the market median for each data sample. The market data and the performance of each of Endo’s NEOs are reviewed each year, but there is no assurance that any of their individual compensation packages will be aligned with the market. Please reference the “Individual Compensation Determination” section for approved salary actions.

Performance-Based Annual Cash Incentive Compensation

Purpose. The compensation program provides for an annual cash incentive that directly reinforces the Company’s pay-for-performance approach. This incentive compensation program is a short-term performance-based incentive plan that rewards the achievement of annual goals and objectives, as well as longer-range strategic goals. Both the Company and individual performance goals, and the resulting payments, are pre-established and formulaic. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with shareholder value.

The Committee will annually assess each NEO’s achievement against the Company’s annual pre-established and formulaic objectives, which allow for a maximum bonus equal to 225% of the target bonus amount based on the achievement of pre-established consolidated adjusted net income goals. The Committee then applies negative discretion based on quantifiable Company scorecard and individual performance objectives. The following illustrates the mechanics underlying the annual cash incentive calculation:

The respective annual cash incentive compensation target for each named executive officer related to 2017, paid in early 2018, is expressed in the graph below.

Please reference the “Individual Compensation Determination” section for additional information.

Considerations. The annual cash incentive compensation program includes relative incentive levels based on each NEO’s specific position accountabilities, and impact on overall Company strategic and operating performance, with target awards established as a percentage of base salary. Each NEO’s target annual incentive compensation bonus is initially established pursuant to his employment agreement, which is determined based on all factors that the Committee deems relevant, including (but not limited to) a review of Pay Comparator Company compensation. The annual incentive compensation metrics are aligned with the Company’s business strategy and the use of consolidated adjusted net income, as well as the Company scorecard objectives including Adjusted Revenue, Adjusted EBITDA Margin, Adjusted Diluted EPS from Continuing Operations and non-financial metrics, and are supported by practices observed among our Pay Comparator Companies. The Committee establishes annual incentive plan targets based upon the Company’s strategic and business plans and then aligns the compensation plan with the Company’s financial guidance for the year. Achieving the high end of the bonus payout threshold is contingent upon achieving significantly higher financial performance than the top end of the guidance range.

Discretion. Under the annual incentive compensation program, the Committee has discretion, in appropriate circumstances, to pay annual incentive compensation at less than or in excess of target levels. For example, in determining the extent to which the pre-set performance goals are met for a given period, the Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and unusual or infrequently occurring events reported in the Company’s public filings, but no more than the lesser of 1) the maximum aggregate amount of the annual incentive pool based on a pre-established fixed percentage of consolidated adjusted net income, or 2) a maximum individual amount of $5,000,000 for the President and Chief Executive Officer and three other highest-paid executive officers (not including the Company’s Executive Vice President & Chief Financial Officer in accordance with Section 162(m) of the Internal Revenue Code, as in effect for the 2017 tax year), which is the amount previously approved by shareholders in accordance with Section 162(m) of the Internal Revenue Code under Endo’s Amended and Restated 2015 Stock Incentive Plan. Further, pursuant to each of our NEO’s employment agreements, target annual incentive compensation as a percentage of annual base salary may subsequently be increased at the discretion of the Committee. Please reference the “Individual Compensation Determination” section for approved target annual incentive compensation changes.

2017 Decisions Regarding Incentive Compensation. The following information summarizes the components of the Company’s annual incentive compensation program and the basis for the actual award granted by the Committee for 2017. With respect to 2017, the annual award for each NEO was based on the achievement of pre-established consolidated adjusted net income goals, with negative discretion derived from corporate scorecard objectives and NEO individual performance. The consolidated adjusted net income performance target established for 2017, as well as the corporate scorecard and individual NEO performance objectives are aligned with the Company’s new priorities established as part of the 2017 strategic assessment process. The performance goals associated with the corporate scorecard were weighted as follows (specific targets are discussed in the following section entitled “2017 Consolidated Financial Results”):

The above “scorecard” is structured so that objectives allow for a payout opportunity ranging from 0% to 225% of the target bonus opportunity (commensurate with performance), while operating within the structure of the Internal Revenue Code Section 162(m) compliant annual incentive compensation program, which allows for a maximum bonus equal to 225% of the target bonus amount, and the use of negative Committee discretion based on actual performance. The Committee also has the discretion to withhold annual cash incentives that otherwise would be made to any employees, including the NEOs, if it determines that overall performance is below performance thresholds. Moreover, the scorecard achievements are assessed based on whether the Company achieved the scorecard results considering (1) current healthcare compliance as reflected by a robust internal compliance program and as determined by outcomes of regulatory review and inspections, such as those of the Food and Drug Administration, and (2) progress on health and safety outcomes as determined by other regulatory and environmental matters.

2017 Consolidated Financial Results. In 2017, the Company continued to make significant progress in shaping Endo as a highly focused generics and specialty branded pharmaceutical company with a strong set of assets in both generic and branded pharmaceuticals. The Company also continued to expand the value of the established corporate structure, while succeeding in organically growing core branded and generic products, progressing key pipeline assets and successfully defending and progressing key product patents.

Substantial progress was also made in advancing the Company’s culture to one that is customer focused and performance driven, with a strong emphasis on operational execution. Over the past year, efforts have been taken to simplify the Company’s structure through centralization and unification, actions that serve to drive productivity improvements. In 2017, Endo also successfully optimized the Company’s generic product portfolio, consistently seeking to be more efficient and operationally sound, while continuing to focus on core assets and businesses that are critical to our success. On an adjusted basis, the Company achieved the following financial objective results in 2017 compared to prior year financial performance:

◾

Achieved $3.369 billion and $4.013 billion in Adjusted Revenue in 2017 and 2016, respectively, consisting of $3.469 billion and $4.010 billion of revenue determined in accordance with U.S. generally accepted accounting principles (GAAP), adjusted as described below.

◾

Achieved 45.4% in Adjusted EBITDA Margin in 2017, consisting of $2.035 billion of net loss determined in accordance with GAAP, adjusted as described below, divided by $3.369 billion in Adjusted Revenue as described above.

◾

Achieved $3.68 and $4.73 in Adjusted Diluted EPS from Continuing Operations in 2017 and 2016, respectively. These amounts consist of $(5.52) and $(14.48) of diluted EPS from continuing operations determined in accordance with GAAP, adjusted as described below.

◾	Fully adjusted amounts are summarized in the graph below (Adjusted Revenue amounts are reported in millions).

(1)

Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations are not prepared in accordance with GAAP. In calculating these amounts, each amount is adjusted from GAAP in order to keep participants from being advantaged or disadvantaged as a result of certain unplanned and unbudgeted events or changes throughout the performance period. These adjustments include adjustments: for unbudgeted acquisitions during the performance period to include deal model base case revenue and EPS commitments in the Company’s performance targets; for unbudgeted dispositions during the performance period; for unplanned material changes in share count during the performance period; and to neutralize foreign exchange impact versus budget during the performance period.

(2)

EBITDA represents net income (loss) before interest expense, net; income tax; depreciation; and amortization, each prepared in accordance with GAAP. Adjusted EBITDA further adjusts EBITDA by adjusting for the items enumerated in note (1) above and by excluding other (income) expense, net; share-based compensation; certain upfront and milestone payments to partners; acquisition-related and integration items, including transaction costs, earn-out payments or adjustments, changes in the fair value of contingent consideration and bridge financing costs; cost reduction and integration-related initiatives such as separation benefits, retention payments, excess inventory reserves, other exit costs and certain costs associated with integrating an acquired company’s operations; asset impairment charges; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; gains or losses from early termination of debt; discontinued operations, net of tax; and certain other items. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenue.

(3)

To arrive at Adjusted Diluted EPS from Continuing Operations, GAAP diluted EPS from continuing operations is adjusted for the items enumerated in note (1) above and for certain upfront and milestone payments to partners; acquisition-related and integration items, including transaction costs, earn-out payments or adjustments, changes in the fair value of contingent consideration and bridge financing costs; cost reduction and integration-related initiatives such as separation benefits, retention payments, other exit costs and certain costs associated with integrating an acquired company’s operations; asset impairment charges; amortization of intangible assets; inventory step-up recorded as part of our acquisitions; certain non-cash interest expense and penalty interest; litigation-related and other contingent matters; gains or losses from early termination of debt; foreign currency gains or losses on intercompany financing arrangements; adjustments related to income taxes; and certain other items, including the impact of including dilutive securities if EPS moves from a net loss position to a net income position.

Overall Company Performance Against Objectives. In addition to the financial results above, other performance goals are established in alignment with the Company’s strategic, operating and compliance priorities. Further, the goals are developed to deliver strong annual operating performance results, while positioning the Company for longer-term success and enhanced shareholder value. Performance goals are set to be challenging, while reasonably attainable given a concerted effort on the part of the Company’s NEOs and employees in consideration of conditions and trends. NEO compensation is closely aligned with the achievement of the 2017 financial objectives, as well as the Company’s strategic, operating and compliance priorities.

The Committee reviewed the Company’s achievement of the scorecard objectives set forth above for 2017, and made the following performance determination, which applies to each NEO (certain amounts may not recalculate due to rounding).

	Plan Weightings	Payout Percent (Target 100%)	Final Company Performance
Adjusted Revenue	25%	85.4%	21.3%
Adjusted EBITDA Margin	25%	150.0%	37.5%
Adjusted Diluted EPS from Continuing Operations	20%	150.0%	30.0%
Strategic/Operating/Compliance Priorities	30%	112.3%	33.7%

Total	100%		122.5%

Details behind the Company performance objectives, relative weighting and actual results are summarized below from the 2017 Company Performance Scorecard (certain amounts may not recalculate due to rounding and select results have been generalized due to competitive considerations):

	Objective	2017 Results	Weighting	Achievement Level	Contribution (Weighting x Achievement)
FINANCIAL OBJECTIVES			70.0%	126.9%	88.8%
Adjusted Revenue Goal (1)	Meet or Exceed Company Adjusted Revenue of $3.43 billion	Adjusted Revenue at 98.2% of target	25.0%	85.4%	21.3%
Adjusted EBITDA Margin Goal (1)	Meet or Exceed EBITDA Margin of 43.1%	EBITDA Margin at 105.2% of target	25.0%	150.0%	37.5%
Adjusted Diluted EPS from Continuing Operations Goal (1)	Meet or Exceed Adjusted Diluted EPS from Continuing Operations of $3.34	Adjusted Diluted EPS from Continuing Operations at 110.2% of target	20.0%	150.0%	30.0%
STRATEGIC, OPERATING AND COMPLIANCE PRIORITIES			30.0%	112.3%	33.7%
Drive revenue achievement through core businesses	Execute XIAFLEX® investment plan to meet annual demand vial growth targets	Investments contributed to significant product growth, generating high single-digit demand growth for 2017, with combined low double-digit Q4 growth run rates for Peyronie’s Disease and Dupuytren’s Contracture	3.0%	125.0%	3.8%
	Meet Generics revenue targets from 2017 launch products	Realized 91% of targeted revenue contributions, and meaningful profitability contributions, from new U.S. generics product launches, while enhancing the Company’s product selection process	2.0%	90.0%	1.8%
	Successfully navigated the business challenges within the consolidating U.S. generics industry	Achieved 90-100% of targeted objective	2.0%	95.0%	1.9%
	Identify key Par product opportunities and file 4-6 products for Canada and/or UK markets, while closing 2-4 in-licensing or acquisition deals	Significantly expanded the Company’s non-U.S. product portfolio and pipeline, filing several products for the Canadian market, while closing several in-licensing deals	2.0%	125.0%	2.5%
Advance key R&D pipeline products	Advance cellulite treatment development program for collagenase clostridium histolyticum (CCH), achieving Phase III First Patient In (FPI)	Significantly progressed cellulite treatment development program with agreed upon plan with FDA including primary endpoint, safety measures and analysis method	3.0%	95.0%	2.9%
	Develop and execute OPANA® ER Advisory Committee preparation and response plan	After careful consideration and consultation with the FDA, voluntarily ceased shipments of OPANA® ER as part of the removal of the product from the market	2.0%	100.0%	2.0%
	Execute patent protection plan for VASOSTRICT® and ADRENALIN®	Expanded VASOSTRICT® patent estate and listed additional patent in Orange Book; aggressively pursued patent and trade secret lawsuits against challengers for VASOSTRICT® and ADRENALIN®	2.0%	150.0%	3.0%
	Achieve 25 regulatory submissions and 20-25 new product launches within Generics	Achieved 17 high-value product launches while progressing generic regulatory filings based on commercial viability determinations	2.0%	95.0%	1.9%
Enhance focus on operational execution	Achieve overall Enterprise SG&A percentage of Adjusted Revenue target and improvement versus 2016, while investing in core assets driven by execution of restructuring initiatives	Exceeded final SG&A percentage of Adjusted Revenue targets, while building capabilities to support overall strategy and core assets	2.0%	125.0%	2.5%
	Meet FDA, DEA and CIA compliance requirements including no warning letters received and no quality system failures that result in market action	Met all compliance objectives, including no warning letters received and reductions in filed alerts and recalls, with none due to internal systems quality failures	2.5%	125.0%	3.1%
	Develop and execute strategic options for Somar and Litha	Divested non-core assets, finalizing the Litha sale (July) and Somar sale (October) with respective proceeds of approximately $100 million and $124 million	2.5%	100.0%	2.5%
Achieve key financial metrics	Deliver on year-end 2017 Net Debt Leverage Ratio guidance	Achieved year-end Net Debt Leverage Ratio objective, while refinancing debt to allow for greater operating flexibility	2.5%	125.0%	3.1%
	Execute capital expenditures plan achieving all key investment milestones and delivering below or to budget	Optimized annual Capital Expenditure budget, appropriately investing in growth drivers	2.5%	110.0%	2.8%

(1)	Refer to the section above entitled “2017 Consolidated Financial Results” for discussion of Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations.

The Committee also considered each named executive officer’s individual performance and awarded the NEOs the 2017 annual cash IC bonus amounts set forth in the “Individual Compensation Determination” section. See also below under the heading “Post-Termination Benefits” regarding how each named executive officer with an employment agreement is entitled to annual cash incentive compensation as a percentage of salary under certain circumstances.

Equity-Based Long-term Incentive Compensation

Purpose. The LTI program provides an annual award (and, under certain circumstances, a periodic award) that is directly aligned with Endo’s financial, strategic, operating and share price performance objectives. The objective of the program is to align compensation for NEOs over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of LTI compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the goals of the compensation program described above. Currently, LTI awards are equity-based providing for the awarding of PSUs, RSUs and/or stock options. The timing of our equity grants, including stock options, is not coordinated in a manner that intentionally benefits our executive officers or is timed to coincide with the release of material non-public information.

The Company believes that targeted combinations of PSUs, RSUs and/or stock options closely equates the value of the benefit received by the recipient to the accounting expense of the benefit to the Company. The Company also believes that the resulting blend of PSUs, RSUs and/or stock options is supported by the pattern of equity-based awards that prevails in the Pay Comparator Companies and in the external market generally.

In 2017, senior management’s targeted annual equity mix was established in a manner that was supported by Company priorities as well as practices observed among Endo’s Pay Comparator Companies. The intention was to motivate management through a balanced approach aimed at enhancing realized value opportunities for Endo’s executives, while creating and preserving shareholder value. Each NEO, including Mr. Campanelli, received an equally weighted allocation of PSUs, RSUs and stock options during the 2017 annual grant cycle, each award accounting for one-third of the NEO’s overall LTI value. The annual equity mix for senior management, including Mr. Campanelli is reflected in the graph below.

In determining the annual LTI grants for the NEOs, the Committee considered market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator Companies, TSR, share usage and shareholder dilution and, except in the case of the award to the President and Chief Executive Officer, the recommendations of the President and Chief Executive Officer.

Select actions were taken by the Committee in connection with the 2018 annual grant in support of the Company’s 2018 priorities. In an effort to minimize share pool utilization and underlying dilution levels, the Committee implemented special initiatives, including the use of an alternate equity mix, annual grant reductions and broader use of Long-Term Cash Incentive (LTCI) awards for non-executive positions. In addition to managing share pool availability, the LTI mix changes for 2018 involve an expanded use of RSUs for Vice President positions and above in an effort to increase the direct ownership equity stake for key executives, while contributing to business continuity and strategic growth priorities. Each NEO, including Mr. Campanelli, received a 25% allocation of PSUs and a 75% allocation of RSUs during the 2018 annual grant cycle. In support of these objectives, LTI awards for all employees were reduced by 10% during the 2018 annual grant cycle. Since Mr. Campanelli’s LTI compensation is determined at the sole discretion of the Committee, this decision to apply a company-wide reduction in LTI was taken into account (in addition to Mr. Campanelli’s performance and competitive pay positioning) when considering Mr. Campanelli’s 2018 LTI award.

The equity-based LTI compensation target for each named executive officer related to 2017, to be granted in early 2018, is reflected in the graph below.

Note: LTI for Paul V. Campanelli

determined at the discretion of the Committee

Further, performance is considered based on a collective group of factors focused on financial, operational and strategic results, which drives the Company’s future success as a highly focused generics and specialty branded pharmaceutical company, delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. At the end of the performance year, each named executive officer’s performance is assessed and then factored into the awarding of equity-based compensation. Grant levels are determined based on overall performance relative, but not limited to, the following factors adopted by the Committee for all applicable NEO LTI assessments:

Development of a long-term vision for the Company and the successful execution of the overall business strategy	Strengthening the balance sheet by effectively managing capital and cash flow conversion
Focus on operational execution and the achievement of operating objectives and overall financial performance	Progress in the development and expansion of the Company’s product portfolio and pipeline
Success in forging the Company for long-term sustainable revenue and profitability growth	Advancement of the Company’s performance-oriented culture and efficient operating model
Achievement of quality and compliance objectives	Relative shareholder value creation and preservation

Based upon the achievement of Company goals and individual objectives, our Chief Executive Officer recommends an adjustment to each named executive officer’s target annual equity-based LTI compensation target based upon performance related to key job accountabilities and annual performance objectives. The recommendation is then reviewed by the Committee, which has discretion to modify the final award. Regarding the award for the Company’s President and Chief Executive Officer, the Committee follows a similar process and has the ultimate discretion for determining the annual equity award.

Discretion. Mr. Campanelli’s employment agreement does not prescribe a specific LTI target but instead provides that his LTI compensation would be determined at the sole discretion of the Committee if the Company and executive achieve certain performance targets set by the Committee with respect to each year ending during Mr. Campanelli’s employment term. All other NEOs are eligible to receive LTI compensation in an amount equal to a fixed percentage of their annual base salary for such year (or such lesser (including zero) or greater percent of the base salary for such year as is recommended to the Committee by the President and Chief Executive Officer and approved by the Committee). The Committee may use negative discretion to take into account factors outside of the pre-established performance objectives to reflect extraordinary business circumstances. Further, pursuant to each of our NEO’s employment agreements, target LTI as a percentage of annual base salary may subsequently be increased at the discretion of the Committee. Please reference the “Individual Compensation Determination” section for approved target LTI changes.

Performance Share Units. PSU awards are granted annually, with each award covering a three-year performance period. Through this program, executives are eligible to earn a specified target number of Company shares at the end of the three-year performance period. The actual share award is released at the end of the three-year plan period depending on how well the Company performed against the targets set at the beginning of the performance period.

In February 2017, the Committee approved modifications to the PSU program, effective with the 2017 grants, to eligible Vice President-level and above positions, including the Company’s NEOs. The plan was based upon two discrete measures, relative TSR performance and adjusted free cash flow. The addition of a free cash flow performance metric, which accounted for 50% of the PSU award at grant, demonstrates its importance to the success and sustainability of the Company and will be measured annually over the performance cycle which spans over a three-year period. The three-year performance period is comprised of three one-year annual free cash flow targets, established at the beginning of each annual performance period. Earned awards are banked each year and released at the end of the three-year vesting period. Under this design, the portion of the PSU award that is tied to free cash flow performance will not vest unless the 2017 results reach the minimum 94% of target threshold, at which an attainment multiple of 0.5x will apply, while the maximum attainment multiple of 2x can only be achieved if the Company’s 2017 performance is at or above 112% of target. Award levels will be interpolated between the 0.5x and

2x payout multiples. The performance period for the 2017 awards measured against free cash flow performance began on January 1, 2017 and ended on December 31, 2017, with the final multiple of target PSUs associated with the 2017 performance cycle approved at 177.6% of target.

The remaining 50% of the PSU award was tied exclusively to relative TSR performance which will be measured against the three-year TSR of the custom index of companies. The custom index utilized for the 2017 grant was initially comprised of a statistically meaningful group of forty pharmaceutical companies, which include companies in the New York Stock Exchange ARCA Pharmaceutical Index, Endo’s Pay Comparator Companies and other specialty pharmaceutical companies. For purposes of determining the final relative TSR performance measurement, each company in the custom index will be included only if they are publicly-traded at both the beginning and end of the performance period. Under this design, the portion of the PSU award that is tied to relative TSR performance will not vest unless the three-year TSR results reach the 40th percentile minimum threshold, at which an attainment multiple of 0.5x will apply, while the maximum attainment multiple of 2x can only be achieved if the Company’s percentile rankings is at or above the 90th percentile over the performance period. Further, a maximum of 1x of the award will vest if the Company’s TSR for the performance period is negative, with no payout made if results are below the 40th percentile. Award levels based on positive TSR results will be interpolated between the 1x and 2x payout multiples. The performance period for the 2017 awards measured against relative TSR performance began on February 21, 2017 and ends on February 21, 2020, and will be assessed at the end of the performance cycle based on a beginning Per Share Price of $12.93.

The number of PSUs awarded to each executive continues to be based on a targeted percentage of the executive’s base salary, with the actual number of shares awarded adjusted based on relative TSR and free cash flow performance. Effective with the 2017 awards, PSU award opportunities range between zero and 200% of the target award amount, dependent upon achievement of the pre-determined relative TSR & free cash flow performance goals. As of the record date, TSR performance associated with the 2017 PSU awards is tracking below the 40th percentile and a 0x payout opportunity. Free cash flow for the 2017 performance year achieved over 109% of target, resulting in a payout of 177.6% (with this earned portion banked and released at the end of the three-year vesting period). The performance schedule for the 2017 awards is shown in the charts below:

“Per Share Price” means the average of the closing prices of the Company’s ordinary shares for the applicable company during the thirty consecutive trading days ending on the day prior to the applicable measurement date.

“Total Shareholder Return” means the appreciation of the Per Share Price during the performance period, plus any dividends paid on the applicable Company’s ordinary shares during the performance period. The determination of the TSR attainment levels will be made by the Committee following an independent third-party confirmation of the results.

“Free Cash Flow” means Adjusted Cash Flow from Operations less Capital Expenditures.

In February 2018, the Committee approved updates for the free cash flow performance schedule for the 2018 performance year. In establishing the 2018 schedule, slight modifications to the performance attainment levels were approved by the Compensation Committee to align the program with 2018 budget projections. Under the updated schedule, the portion of the PSU award that is tied to free cash flow performance will not vest unless the 2018 results reach the minimum 95% of target threshold, at which an attainment multiple of 0.5x will apply, while the maximum attainment multiple of 2x can only be achieved if the Company’s 2018 performance is at or above 110% of target. Award levels will be interpolated between the 0.5x and 2x payout multiples. No changes were made to the relative TSR schedule. The free cash flow performance schedule for the new 2018 awards is shown in the chart below:

Restricted Stock Units. In addition to the PSUs described above, our NEOs also are granted time-based RSUs, which are the second element of our equity-based LTI compensation package. RSUs are valued based on the closing price of our ordinary shares on the Nasdaq on the date of grant, and each RSU represents the right to receive one ordinary share of the Company as of the date of vesting. RSUs granted to the NEOs vest ratably over three years.

Stock Options. Stock options represent the third element of our equity-based LTI compensation package, and are designed to reward NEOs only if the share price increases. The LTI program calls for stock options to be granted with exercise prices of not less than the closing price of our shares as quoted on the Nasdaq on the date of grant and generally to vest ratably over four years. The Committee will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, share or extraordinary dividends, share splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. Stock option grants to NEOs have been awarded with a term of ten years, but were not issued as part of the 2018 annual grant.

Vesting due to retirement age. On the first day of the year in which an NEO reaches retirement age, which is considered age 60 with five years of service or age 55 with ten years of service, PSUs, RSUs and stock options are eligible for continued vesting in accordance with the original vesting schedule. However, awards eligible for continued vesting as a result of reaching retirement age are not settled until after the end of the applicable performance or vesting period, if applicable.

Considerations. The Company believes that the most effective means to encourage long-term performance by our NEOs is to create an ownership culture. This philosophy is implemented through the granting of the equity-based awards described above. The LTI program described above is designed so that Company leaders hold a competitive stake in the Company’s financial future. The LTI program provides a future reward structure so that employees who have an impact on the Company’s performance share in the results of that impact.

The LTI pool is established annually based on the Company’s achievement of goals and objectives, and can vary significantly from year to year, as demonstrated in 2018 with the application of the 10% award reductions. The share pool is also managed in a manner that focuses on optimizing share utilization, while remaining aligned with competitive eligibility and grant practices. In an effort to proactively manage share utilization levels in 2017 and 2018, LTCI awards were granted to eligible middle-management and professional level employees. LTCI awards operate like cash-settled RSUs, vest ratably over a three-year period, can only be settled in cash and are tied to the value of Endo stock at the time of vesting. In addition, the LTI mix offered to Vice President positions and above was modified to offer only full value awards in 2018. This allowed the Committee to manage share pool availability, while increasing the direct ownership equity stake for key executives and contributing to business continuity and strategic growth priorities.

Key dilution metrics such as burn rate and overhang are regularly evaluated against external benchmarks, but also considered in the context of the Company’s current business environment.

The Company generally establishes non-NEO eligibility criteria to align Company and industry practices, with participation in the LTI program based on individual performance. LTI awards remain an important component of the Company’s compensation philosophy and are allocated most heavily to:

◾	Reward consistently high performing individuals who make significant contributions to the success of the Company;
◾	Reward individuals at various levels who have high impact relative to the expectations and objectives of their role; and
◾	Retain eligible individuals who have skills critical to the long-term success of the Company.

Timing of Grants. Annual grants of PSUs, RSUs and/or stock options to our NEOs have been historically made at a regularly scheduled meeting of the Committee held during the first quarter of each year. Effective with the 2018 annual grant, the Committee will approve the annual equity award values during the regularly scheduled meeting held during the first quarter of each year, but grant the awards on a new common grant date of April 1st (or the next business day if April 1st falls on a weekend or holiday). The number of PSUs, RSUs, LTCI awards and/or stock options awarded will be based on Endo’s closing stock price at the time of grant. Supported by best practices, this is intended to grant the annual equity awards after the annual earnings release, while allowing for a sufficient amount of time between the filing of the Company’s 10-K and the date of Endo’s annual grant. The Company may also make occasional grants during the year to employees of the Company. These grants are typically associated with promotions and hiring, and are typically made shortly following the effective date of the promotion or date of hire.

2017 Decisions Regarding Equity-Based LTI Program. In 2017, the Committee awarded LTI compensation for NEOs pursuant to the program described above resulting in the awards of PSUs, RSUs and stock options identified in the Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table. Included in these tables are special grants authorized by the Committee to address the Company’s need to increase each NEO’s direct ownership equity stake. These special grants help to further align the interests of our NEOs with those of our shareholders through the use of stock options, which only produce value for the recipient if shareholder value is created, and RSUs, which provide an enhanced ownership opportunity that is directly tied to shareholder value creation. For grants awarded in 2018 based on 2017 performance, the Committee reviewed the Company’s achievements as well as each NEO’s contributions and awarded the NEOs the LTI amounts set forth in the “Individual Compensation Determination” section.

Stock Ownership Guidelines for Executive and Senior Management. The current Ownership Guidelines for executive and senior management are as follows:

Executive and senior management are expected to achieve the Ownership Guidelines within five years of joining the Company. Executive and senior management are also expected to continuously own sufficient shares to meet the Ownership Guidelines once attained. Members of executive and senior management who subsequently get promoted to a higher level will have five years from the date of promotion to achieve their new ownership target. All individuals subject to the Ownership Guidelines are in compliance with the established guidelines.

Mr. Campanelli has a sizable personal investment in the success of Endo. Per the terms of Mr. Campanelli’s original employment agreement following the acquisition of Par, Mr. Campanelli was required to purchase or retain shares of Endo stock equal in value to at least fifteen percent (15%) of the after-tax proceeds that he received in connection with the merger. Further, Mr. Campanelli is required to retain shares with a purchase price of $5,000,000 for three years and retain the balance of the shares for one year following his date of employment with Endo. Mr. Campanelli chose to retain substantially more than the aforementioned requirement, and has since made additional open market purchases of Endo stock (allowing him to exceed the Company’s Ownership Guidelines with a current ownership level of 15.2x base salary based on eligible share ownership levels of 1,642,461 shares as of April 13, 2018), strengthening the alignment between management and shareholder interests.

Periodic Review

The Committee reviews both the annual incentive compensation program and the LTI program annually to confirm that their key elements continue to meet the objectives described above.

Individual Compensation Determination

Under our compensation structure, the mix of base salary, annual cash incentive compensation and equity-based LTI compensation varies depending on each named executive officer’s level. Annual compensation determinations by the Committee are based on factors including the Company’s performance, individual performance and the competitiveness of each NEO’s pay as reported by the Committee’s consultant, Korn Ferry Hay Group. The following summarizes the compensation opportunities applicable in 2017 and the actual compensation awarded in 2018 by the Committee for the named executive officers based on 2017 performance:

Name	Base Salary as of December 31, 2017	2017 Annual Incentive Compensation Target	2017 Annual Incentive Compensation Actual	2017 Long-Term Equity Incentive Compensation Target	2017 Long- Term Equity Incentive Compensation Actual (Expected Target Value)(1)
Paul V. Campanelli	$950,000	$1,140,000	$1,815,450	Committee Discretion	$6,804,000
Blaise Coleman	$550,000	$302,500	$613,203	$1,375,000	$1,237,500
Terrance J. Coughlin	$600,000	$420,000	$800,125	$1,800,000	$1,620,000
Matthew J. Maletta	$550,000	$302,500	$600,203	$1,375,000	$1,237,500
Tony Pera	$460,000	$253,000	$409,925	$920,000	$828,000

(1)

Award levels established at the time of grant are based on the grant expected target value which is derived from Endo’s closing share price at the time of grant for RSUs and PSUs (see Summary Compensation Table’s footnote (1) on page 53 for details regarding LTI valuations under ASC 718 for accounting and proxy reporting purposes). As further described below, based on Mr. Campanelli’s 2017 performance, the Committee approved an award for Mr. Campanelli with an expected target value of $9,000,000; however, only approximately $6,804,000 (comprised of 900,000 RSUs and 300,000 PSUs), representing expected target value, was granted by the Committee during the annual grant cycle in 2018. This was due to the fact that Mr. Campanelli’s award exceeded the 1.5 million share maximum individual grant limitation under the current LTI Program.

Each named executive officer’s target percentage and actual number of PSUs and RSUs granted in 2018, based on 2017 performance, were as follows:

Name	LTI Target % of Base Salary	PSUs Actually Granted	RSUs Actually Granted
Paul V. Campanelli	Committee Discretion	200,000	900,000
Blaise Coleman	250%	36,375	163,690
Terrance J. Coughlin	300%	47,618	214,285
Matthew J. Maletta	250%	36,375	163,690
Tony Pera	200%	24,337	109,523

Paul V. Campanelli President and Chief Executive Officer

To provide further assurance of independence, the information used to determine the compensation recommendation for the President and Chief Executive Officer is developed by Korn Ferry Hay Group. Korn Ferry Hay Group prepares analyses showing competitive Chief Executive Officer compensation among the Pay Comparator Companies for the individual elements of compensation and total Direct Compensation. The consultant develops a range of recommendations, based on various Company and individual performance assumptions, for any change in the President and Chief Executive Officer’s base salary, annual cash incentive, equity grant value, and equity mix. The recommendations take into account the competitive Pay Comparator Company pay analysis, expected future pay trends and the position of the President and Chief Executive Officer in relation to other senior company executives and proposed pay actions for all key employees of the Company. The results of this analysis are shared with the Committee, during which time the Company’s performance, and the performance of the President and Chief Executive Officer are evaluated, and compensation decisions determined. The President and Chief Executive Officer has no prior knowledge of the recommendations, and only participates in the process during the stage when he reviews his evaluation of Company performance and his personal performance with the Committee. The President and Chief Executive Officer takes no part in the recommendations, Committee discussions or decisions, other than what is described above.

The Committee’s assessment of Mr. Campanelli’s performance was based on the successful development and advancement of Endo’s strategic imperatives, the Company’s solid financial results and the achievement of operating performance objectives. Mr. Campanelli’s performance was evaluated based upon the Company’s overall financial performance and the achievement of annual operating objectives established for 2017. Specifically, the Committee strongly considered the Company’s financial and operating objectives as summarized in the Compensation Discussion & Analysis “Executive Summary” and further detailed within the “Performance-Based Annual Cash Incentive Compensation” section. In addition, the Committee considered Mr. Campanelli’s performance based upon his successful transition into the CEO role, the progress made in executing the transformation of Endo based on the Company’s new strategy built on organic growth and portfolio optimization, the investments initiated in progressing the Company’s growth assets and the advancement of a more efficient cost structure and operating model focused on operational execution.

Based on an analysis of the competitiveness of Mr. Campanelli’s pay related to the Company’s Pay Comparator Companies conducted by Korn Ferry Hay Group and the Company’s compensation plan objective to have a significant percentage of pay in the form of variable incentive-based compensation, Mr. Campanelli’s annual base salary compensation remained unchanged at $950,000. The Committee also assessed Mr. Campanelli’s achievement against the Company’s annual pre-established and formulaic objectives, while operating within the structure of Endo’s Internal Revenue Code Section 162(m) compliant annual incentive compensation program, which allows for a maximum bonus equal to 225% of the target bonus amount and the use of negative Committee discretion based on actual performance. In consideration of Mr. Campanelli’s contributions and the Company’s performance against the 2017 scorecard objectives as noted on page 41, Mr. Campanelli was awarded an annual performance-based bonus equal to approximately 159% of his annual incentive compensation target. The 2017 annual incentive award reflects the Board’s confidence in Mr. Campanelli and his ability to lead the organization through the execution of key financial, operational and strategic priorities.

The following illustrates the mechanics underlying the annual cash incentive calculation for Mr. Campanelli:

Mr. Campanelli entered into a new employment agreement with the Company on September 23, 2016, with a three-year term. His agreement does not prescribe a specific LTI target, but instead provides for his LTI compensation to be determined at the sole discretion of the Committee based upon several performance-based criteria.

Mr. Campanelli’s performance in 2017 was assessed by the Committee based on a collective group of factors focused on strategic, financial and operational strategic results, which drives the Company’s future success as a highly focused generics and specialty branded pharmaceutical company. Based on Korn Ferry Hay Group’s analysis of competitive LTI levels, and in consideration of Mr. Campanelli’s strong performance and the Committee’s decision to apply a company-wide reduction in LTI, the Committee approved an equity-based award with an expected target value based on Endo’s closing stock price at the time of grant equal to $9,000,000. The approved award is highly consistent with median actual

Paul V. Campanelli President and Chief Executive Officer (continued)

LTI levels awarded by Endo’s Pay Comparator Companies (see Summary Compensation Table’s footnote (1) on page 53 for details regarding LTI valuations under ASC 718 for accounting and proxy reporting purposes), and reflective of Mr. Campanelli’s performance and contributions in 2017. The Committee granted a portion of this award with an expected target value of approximately $6,804,000 (comprised of 900,000 RSUs and 300,000 PSUs) during the annual grant cycle in 2018. This was due to the fact that Mr. Campanelli’s award exceeded the 1.5 million share maximum individual grant limitation under the current LTI Program.

Consistent with Endo’s other NEOs, Mr. Campanelli’s 2018 equity award was issued in the form of RSUs equal to 75% of Mr. Campanelli’s total LTI award, and performance-based equity consisting of 25% PSUs, with realizable value dependent upon the delivery of shareholder value and achievement of free cash flow objectives. The combined use of RSUs and PSUs in 2018 supported the Company’s share pool management priorities, and also allowed for a consistent approach for all executive and senior management employees aimed at increasing the equity stake for our key leaders, while motivating our key leaders so they can remain focused on business continuity and strategic growth priorities. Since joining Endo in 2015, Mr. Campanelli received a relatively high proportion of his LTI awards in the form of PSUs and stock options. The decision to award Mr. Campanelli 75% of his 2018 equity award in the form of RSUs also helped to balance the LTI he received since joining Endo more evenly across PSUs, RSUs and stock options. This grant was approved in recognition of Mr. Campanelli’s overall performance relative, but not limited to, the factors adopted by the Committee for all applicable NEO LTI assessments (as referenced under the section “Equity-Based Long-term Incentive Compensation”).

Mr. Campanelli’s equity-based award allows his total Direct Compensation levels and pay mix to be highly consistent with practices observed among CEOs of both Endo’s Pay Comparator Companies and ISS Peer Group (2017 target Direct Compensation levels ranked below the 50th percentile compared to the Endo Pay Comparator Companies, and above the 50th percentile compared to the ISS Peer Group median). Mr. Campanelli’s 2017 pay structure supports the Company’s pay-for-performance compensation philosophy in that only 9% of Mr. Campanelli’s total Direct Compensation is fixed while 91% is variable and dependent upon performance.

Blaise Coleman Executive Vice President and Chief Financial Officer

Mr. Coleman has served as Executive Vice President and Chief Financial Officer since December 19, 2016 and also oversees the Company’s information technology function. Mr. Coleman has broad-based leadership skills, financial expertise and business acumen related to strategic and financial matters. For 2017, the Company ended the year with Adjusted Revenue of $3.369 billion, Adjusted EBITDA Margin of 45.4% and Adjusted Diluted EPS from Continuing Operations of $3.68. Throughout 2017, Mr. Coleman played a key leadership role in executing Endo’s strategic priorities, including the management of capital expenditure investments, targeting the Company’s key growth drivers. Mr. Coleman continued to optimize the Company’s cost structure, which included the refinancing of Endo’s debt obligations, allowing for greater operating flexibility. Based on Korn Ferry Hay Group’s analysis of the competitiveness of Mr. Coleman’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Coleman’s 2017 performance, the Committee approved a merit increase to base salary of approximately 9.1% effective February 26, 2018. In consideration of Mr. Coleman’s contributions and the Company’s performance against the 2017 scorecard objectives as noted on page 41, Mr. Coleman was awarded an annual performance-based bonus equal to approximately 203% of his annual incentive compensation target. Based on the performance factors noted on page 43, Mr. Coleman was also awarded an equity-based award equal to 90% of his LTI target.

Terrance J. Coughlin Executive Vice President and Chief Operating Officer

Mr. Coughlin has served as Endo’s Executive Vice President and Chief Operating Officer since November 1, 2016, with responsibility for global research & development and worldwide manufacturing operations. Previously, Mr. Coughlin served as Vice President, Operations of Par Pharmaceutical Companies, Inc., a subsidiary of Endo. Prior to Endo’s acquisition of Par in September 2015, Mr. Coughlin was the Chief Operating Officer of Par Pharmaceutical Companies, Inc. where he was responsible for leading Par’s manufacturing operations, product development and supply operations. Throughout 2017, Mr. Coughlin played a key leadership role in progressing the clinical development of collagenase clostridium histolyticum for the treatment of cellulite in cooperation with the FDA, while achieving 17 new product launches and progressing generic regulatory filings based on commercial viability determinations. Mr. Coughlin also led the review of Endo’s global manufacturing and supply chain capabilities, resulting in the initiation of an extensive optimization strategy in support of the Company’s 2017 financial and operational priorities. Based on Korn Ferry Hay Group’s analysis of the competitiveness of Mr. Coughlin’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Coughlin’s performance and contributions in 2017, the Committee approved a merit increase to base salary of approximately 4.2%, effective February 26, 2018. Based on individual performance and Company performance against 2017 scorecard objectives as noted on page 41, Mr. Coughlin was awarded an annual performance-based bonus equal to approximately 191% of his annual incentive compensation target. Based on the performance factors noted on page 43, Mr. Coughlin was also awarded an equity-based award equal to 90% of his LTI target.

Matthew J. Maletta Executive Vice President, Chief Legal Officer

Mr. Maletta has served as the Company’s Executive Vice President, Chief Legal Officer since May 4, 2015. Mr. Maletta brings over two decades of legal experience and organizational leadership in the specialty pharmaceutical industry and with private law firms, including extensive experience in litigation strategy, M&A, corporate, governance, securities, finance, commercial and employment law. Throughout 2017, Mr. Maletta has played a key leadership role in supporting the advancement of the Company’s strategy which included both legal and operational priorities. Mr. Maletta has led and progressed the Company’s product liability and litigation strategy, while providing advice on a wide range of significant legal and business matters, including product patent protection, regulatory matters, and corporate structure considerations. Based on Korn Ferry Hay Group’s analysis of the competitiveness of Mr. Maletta’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Maletta’s performance and contributions in 2017, the Committee approved a merit increase to base salary of approximately 4.5%, effective with the commencement of Mr. Maletta’s new employment agreement on February 13, 2018. Based on individual performance and Company performance against 2017 scorecard objectives as noted on page 41, Mr. Maletta was awarded an annual performance-based bonus equal to approximately 198% of his annual incentive compensation target. Based on the performance factors noted on page 43, Mr. Maletta was also awarded an equity-based award equal to 90% of his LTI target.

Tony Pera President, Par Pharmaceutical

Mr. Pera serves as President, Par Pharmaceutical, leading Endo’s U.S. Generics business, including responsibility and oversight of Par Generic and Par Sterile sales teams, as well as Par’s marketing and business analytics group. Mr. Pera was appointed as President, Par Pharmaceutical on November 1, 2016, and previously served as Chief Commercial Officer of Par Pharmaceutical. As Chief Commercial Officer, Mr. Pera was responsible for all sales, marketing, pricing and customer operations functions for Par. Throughout 2017, Mr. Pera effectively led the Company’s generics strategy and business during a period of significant disruption in the U.S. generics industry. Under his leadership, the Company’s U.S. Generic Pharmaceuticals segment achieved Adjusted Revenue in excess of $2.2 billion, including the launch of several new products that led to new sources of revenue for the Company. Based on Korn Ferry Hay Group’s analysis of the competitiveness of Mr. Pera’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Pera’s performance and contributions in 2017, the Committee approved a merit increase to base salary of approximately 2.5%, effective February 26, 2018. Based on individual performance and Company performance against 2017 scorecard objectives as noted on page 41, Mr. Pera was awarded an annual performance-based bonus equal to approximately 162% of his annual incentive compensation target. Based on the performance factors noted on page 43, Mr. Pera was also awarded an equity-based award equal to 90% of his LTI target.

Additional Compensation Components

The Company’s current practice is to limit use of perquisites. In 2017, other than as described below, the only perquisites provided to the NEOs were financial planning services, housing allowances, term life and long-term disability insurance.

Retirement Benefits

The Company currently offers two executive retirement programs: the 401(k) Restoration Plan and the Executive Deferred Compensation Plan, each of which is described below. Both plans were effective January 1, 2008, and were amended and restated in 2014.

401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to provide eligible employees with the opportunity to defer a portion of their compensation on a tax-favored basis in parity with the tax benefit provided under the qualified 401(k) plan. The 401(k) Restoration Plan allows eligible employees whose compensation exceeds the Internal Revenue Code Section 401(a)(17) amount (or other criteria set by the Committee), including NEOs, to defer eligible pay after such individual’s contribution to the Company’s existing qualified 401(k) plan has exceeded the maximum. The Company does not fund employer matching contributions in the 401(k) Restoration Plan.

The amount in any individual’s 401(k) Restoration Plan account will be paid to such individual at termination of employment or following the elected specified payment date. Actual 401(k) Restoration Plan participation will begin when an executive’s total cash compensation exceeds the Internal Revenue Code earnings limit for the qualified 401(k) ($275,000 for 2018). Individuals who elect to defer their eligible pay under the 401(k) Restoration Plan will defer federal and state (to the extent allowed by state law) taxes until the account is paid to the individual.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan permits executives to elect to defer up to 100% of the portion of the following year’s LTI compensation that is in the form of RSUs.

Deferral of the RSUs defers federal and state (as allowed under state laws) taxes on the compensation when the RSUs vest. The compensation is deferred until the deferred RSUs are settled in shares. The RSUs may be deferred to a specified payment date on which the elected disbursement(s) under the participant’s account will commence. The value of the compensation an executive receives upon the share delivery is based on the value of the Company’s shares on the date the deferral is delivered to the executive, and the executive will be responsible for the federal and state taxes at that time.

The Executive Deferred Compensation Plan also allows an executive to defer up to 50% of his or her annual incentive compensation award. When an executive makes his or her irrevocable election to defer cash incentive compensation, he or she also elects a specified payment date in which the elected disbursement(s) under the participant’s account will commence.

Post-Termination Benefits

Employment and Change in Control Agreements; Severance Agreements. The Company generally enters into a written employment agreement with each of its NEOs. The purpose of these agreements and the compensation and benefits provided for therein is to aid recruitment and retention and to reinforce an ongoing commitment to shareholder value creation and preservation.

In connection with Mr. Campanelli’s appointment to President and Chief Executive Officer, the Company entered into a new executive employment agreement with Mr. Campanelli which was effective September 23, 2016, and has a term of three years. Mr. Campanelli’s new employment agreement replaced his previous agreement, which was dated as of September 25, 2015.

On December 9, 2016, the Company entered into a new executive employment agreement with Terrance J. Coughlin, which was effective December 9, 2016 and has a term of three years. Mr. Coughlin’s new employment agreement replaced his previous agreement, which was dated as of September 8, 2015.

On December 22, 2016, the Company entered into an executive employment agreement with Blaise Coleman, which was effective December 19, 2016 and has a term of three years.

On February 13, 2018, the Company entered into a new executive employment agreement with Matthew J. Maletta, which was effective February 13, 2018 and has a term of three years. Mr. Maletta’s new employment agreement replaced his previous agreement, which was dated as of April 28, 2015.

On December 5, 2016, the Company entered into an executive employment agreement with Tony Pera, which was effective December 5, 2016 and has a term of three years.

Each employment agreement sets forth the benefits to be received upon termination of employment by each of the respective NEOs. These benefits are further described in the “Compensation of Executive Officers and Directors” section below under the heading “Potential Payments Upon Termination or Change in Control.” Each NEO’s employment agreement contains restrictive covenants.

The Company also generally enters into a written separation agreement with each of its NEOs upon his termination of employment. The purpose of these agreements is to provide the Company with certainty regarding its post-termination protections and obligations. With regard to termination of employment, each separation agreement replaces the employment agreement and thus constitutes the entire agreement between the NEO and the Company regarding post-termination benefits.

Other Compensation Practices and Policies

Tax Deductibility of Compensation

Prior to the enactment of the Tax Act in December 2017, Section 162(m) of the Internal Revenue Code precluded a public corporation from taking a tax deduction for certain compensation in excess of $1.0 million in any one year paid to its Chief Executive Officer or any of its three other highest-paid executive officers (not including the Company’s Chief Financial Officer), unless certain specific and detailed criteria are satisfied. However, certain qualifying “performance-based” compensation (that is, compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which were approved by shareholders, such as our Amended and Restated 2015 Stock Incentive Plan) was not subject to the $1.0 million deduction limit.

With the passage of the Tax Act, only qualifying performance-based compensation paid pursuant to a binding written contract in effect on November 2, 2017 (and not modified in any material respect on or after November 2, 2017) as set forth under the Tax Act will be eligible for the deduction exception. The Tax Act also expanded the executive officers covered by Section 162(m) to include the chief financial officer position as well as any person who ever was a covered executive for any prior taxable year, beginning after December 31, 2016. As a result of these changes, starting in 2018, most compensation payable to any person who was a named executive officer of the Company since fiscal year 2016 will not be deductible, regardless of whether the compensation is performance-based.

While the Committee considers the applicable rules regarding deductibility when making awards, it reserves the right to make nondeductible payments when it deems appropriate.

Company Policy on Parachute Payments

On May 5, 2009, the Company’s Board of Directors adopted a policy that provides that the Company will not enter into any future employment agreements that include “golden parachute” excise tax gross-ups with respect to payments contingent upon a change in control. Accordingly, the employment agreements for Messrs. Campanelli, Coleman, Coughlin, Maletta and Pera do not include excise tax gross-ups with respect to payments contingent upon a change in control. An excess parachute payment is generally a change in control payment in excess of one times the average of the officer’s taxable W-2 income for the five years prior to the change in control (base amount), and generally only results if the change in control payment exceeds 2.99 times the base amount. Excess parachute payments, including any excise tax gross-up payments, are non-deductible to the Company under Section 280G of the Internal Revenue Code. The Company does not have any employment agreements with Change in Control excise tax gross up provisions.

Recovery of Compensation

In 2009, the Committee adopted a compensation recovery policy relating to repayment of cash incentive awards by an executive in the event of a restatement of the Company’s financial results under certain circumstances. In February 2018, the Committee amended this policy to: (1) expand the recoupable incentive awards to include equity-based incentives in addition to cash incentive awards (collectively, Covered Awards), and (2) expand the Committee’s ability to recoup certain Covered Awards granted within the prior 12-month period to NEOs and other senior management employees who are at vice president level and above (collectively, Covered Employees) for their material misconduct or gross negligence resulting in a material violation of the Company’s policies or applicable laws, as determined by a court of competent jurisdiction in a final, non-appealable judgment, and causing material financial harm to the Company in addition to the Committee’s existing ability to recoup Covered Awards in connection with a restatement of the Company’s financial results. Under the policy, if the Company issues a material restatement of its reported financial results caused by the Covered Employee’s fraud or intentional misconduct, as determined by the Committee, then the Committee will direct the Company to use reasonable efforts to seek recovery of all Covered Awards that were overpaid or overgranted for performance during the restated fiscal year or years. In the event that the Committee invokes this policy to recover any Covered Awards, the Company will disclose such recoupment as required by law or regulation or if the applicable misconduct has otherwise become public knowledge. The Committee approved this amended policy after consideration of market practices and to further align the interests of senior management employees with our shareholders.

Compensation Committee Report

The Compensation Committee reviewed and discussed with the Company’s management the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” In reliance on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Endo International plc Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted	by the Compensation Committee of the Company’s Board of Directors.

Members of the Compensation Committee:

William P. Montague (Chairman)

Roger H. Kimmel (Member)

Michael Hyatt (Member)

Sharad S. Mansukani (Member)

Todd B. Sisitsky (Member)

Compensation of Executive Officers and Directors

Summary Compensation Table

The following table sets forth the cash and non-cash compensation paid to or earned by our current President and Chief Executive Officer, current Executive Vice President and Chief Financial Officer and the other three most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year (collectively, the NEOs). Information for an NEO is included for each of the years ending December 31, 2017, 2016 and 2015 in which that individual met the definition of an NEO. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Share Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Paul V. Campanelli President and Chief Executive Officer	2017 2016 2015	$ $ $	950,000 987,038 272,376	$ $ $	— — —	$ $ $	7,783,028 2,179,571 3,664,071	$ $ $	2,996,836 4,590,794 949,733	$ $ $	1,815,450 712,500 1,064,000	$ $ $	57,081 23,007 3,977	$ $ $	13,602,395 8,492,910 5,954,157
Blaise Coleman Executive Vice President and Chief Financial Officer	2017 2016	$ $	545,833 349,308	$ $	165,000 100,000	$ $	1,661,589 291,038	$ $	1,360,469 190,191	$ $	613,203 216,563	$ $	4,417 10,819	$ $	4,350,511 1,157,919
Terrance J. Coughlin Executive Vice President and Chief Operating Officer	2017 2016	$ $	600,000 556,280	$ $	— —	$ $	2,214,791 951,113	$ $	1,655,854 258,306	$ $	800,125 315,000	$ $	5,000 8,292	$ $	5,275,770 2,088,991
Matthew J. Maletta Executive Vice President, Chief Legal Officer	2017		$543,333		$—		$1,638,825		$1,347,982		$600,203		$26,991		$4,157,334
	2016		$504,167		$—		$1,046,244		$284,120		$210,375		$31,887		$2,076,793
	2015		$322,148		$—		$1,466,873		$628,989		$338,894		$88,667		$2,845,571
Tony Pera President, Par Pharmaceutical	2017		$460,000		$—		$920,046		$692,505		$409,925		$39,548		$2,522,024

(1)

The amounts shown in these columns represent the grant date fair value of the awards granted in 2017, 2016 and 2015, determined in accordance with ASC 718. During the periods presented above, equity awards granted included both option awards and share awards, including RSUs, market-based PSUs measured based on the Company’s Total Shareholder Return (referred to as TSR-based PSUs) and performance-based PSUs measured based on the Company’s adjusted free cash flow performance (referred to as FCF-based PSUs). Option awards are valued using a Black-Scholes valuation model. RSUs are valued based on the closing price of Endo’s ordinary shares on the date of grant. TSR-based PSUs are valued using a Monte-Carlo variant valuation model that takes into account a variety of potential future share prices for Endo as well as our peer companies in a selected market index. FCF-based PSUs are valued taking into consideration the probability of achieving the specified performance goal. FCF-based PSUs were first awarded to the NEOs in February 2017 and represented 50% of the February 2017 PSU award. Although these awards are only released at the end of a three-year vesting period, one-third of each award is measured upon the completion of three successive annual performance targets, which are generally established in February of each year. As of December 31, 2017, performance targets with respect to the 2018 and 2019 annual performance periods were not yet established and, as such, a grant has not yet occurred in accordance with ASC 718 and no fair value has been ascribed to these annual performance periods. Share awards and option awards issued that are subject to shareholder approval are not considered to have been granted until such approval have been received. Refer to the “Share-Based Compensation” footnotes in our audited financial statements included in the Endo International plc Annual Reports on Form 10-K for 2017, 2016 and 2015 for the assumptions we used in valuing and expensing these awards in accordance with ASC 718. For additional information on the current year awards, refer to the “2017 Grants of Plan-Based Awards” table below.

(2)

The amounts shown in this column represent cash amounts earned pursuant to the Company’s annual incentive compensation program with respect to 2017, 2016 and 2015 performance. These amounts were approved by the Compensation Committee on February 13, 2018, February 21, 2017 and February 23, 2016, respectively.

(3)	The amounts shown in this column for 2017 include the items summarized in the table below:

Name	Perquisites & Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Other (d)	Total

Paul V. Campanelli	$44,721	$7,917	$2,860	$1,583	$57,081

Blaise Coleman	$—	$4,417	$—	$—	$4,417

Terrance J. Coughlin	$—	$5,000	$—	$—	$5,000

Matthew J. Maletta	$16,191	$10,800	$—	$—	$26,991

Tony Pera	$36,010	$3,538	$—	$—	$39,548

(a)	Mr. Campanelli and Mr. Pera received $44,721 and $36,010, respectively, for housing allowances. Mr. Maletta received $16,191 for financial planning services.
(b)	Represents the employers’ matching contribution to the Company’s Savings and Investment Plan (Endo’s 401(k) plan).
(c)	Represents annual premiums paid by the Company for executive term life insurance policies.
(d)	Represents annual premiums paid by the Company for executive long-term disability benefits.

The employment agreements, short-term and long-term incentive compensation program and awards, explanation of amount of salary and bonus in proportion to total compensation and other elements of the Summary Compensation Table are discussed at length in the “Compensation Discussion and Analysis” section above.

2017 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the NEOs under the Amended and Restated 2015 Stock Incentive Plan during the year ended December 31, 2017.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards (number of shares of stock or units) (#)(4)	All Other Option Awards (number of securities underlying options) (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)(5)
	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul V. Campanelli	—	$—	$1,140,000	$2,565,000	—	—	—	—	—	$—	$—
	21 Feb 17	$—	$—	$—	—	—	—	—	510,204	$13.19	$2,996,836
	21 Feb 17	$—	$—	$—	—	151,629	303,258	—	—	$—	$2,461,698
	21 Feb 17	$—	$—	$—	—	—	—	227,445	—	$—	$2,999,999
	10 Aug 17	$—	$—	$—	—	—	—	307,461	—	$—	$2,321,331
Blaise Coleman	—	$—	$302,500	$680,625	—	—	—	—	—	$—	$—
	21 Feb 17	$—	$—	$—	—	—	—	—	74,404	$13.19	$437,034
	21 Feb 17	$—	$—	$—	—	22,112	44,224	—	—	$—	$358,988
	21 Feb 17	$—	$—	$—	—	—	—	33,169	—	$—	$437,499
	10 Aug 17	$—	$—	$—	—	—	—	—	260,416	$7.55	$923,435
	10 Aug 17	$—	$—	$—	—	—	—	114,583	—	$—	$865,102
Terrance J. Coughlin	—	$—	$420,000	$945,000	—	—	—	—	—	$—	$—
	21 Feb 17	$—	$—	$—	—	—	—	—	127,551	$13.19	$749,209
	21 Feb 17	$—	$—	$—	—	37,907	75,814	—	—	$—	$615,419
	21 Feb 17	$—	$—	$—	—	—	—	56,861	—	$—	$749,997
	10 Aug 17	$—	$—	$—	—	—	—	—	255,681	$7.55	$906,645
	10 Aug 17	$—	$—	$—	—	—	—	112,500	—	$—	$849,375
Matthew J. Maletta	—	$—	$302,500	$680,625	—	—	—	—	—	$—	$—
	21 Feb 17	$—	$—	$—	—	—	—	—	72,278	$13.19	$424,547
	21 Feb 17	$—	$—	$—	—	21,480	42,960	—	—	$—	$348,728
	21 Feb 17	$—	$—	$—	—	—	—	32,221	—	$—	$424,995
	10 Aug 17	$—	$—	$—	—	—	—	—	260,416	$7.55	$923,435
	10 Aug 17	$—	$—	$—	—	—	—	114,583	—	$—	$865,102
Tony Pera	—	$—	$253,000	$569,250	—	—	—	—	—	$—	$—
	21 Feb 17	$—	$—	$—	—	—	—	—	52,154	$13.19	$306,342
	21 Feb 17	$—	$—	$—	—	15,499	30,998	—	—	$—	$251,626
	21 Feb 17	$—	$—	$—	—	—	—	23,249	—	$—	$306,654
	10 Aug 17	$—	$—	$—	—	—	—	—	108,901	$7.55	$386,163
	10 Aug 17	$—	$—	$—	—	—	—	47,916	—	$—	$361,766

(1)	The grant date of each award reflected above is the date of the Board’s action pursuant to which such award was approved.
(2)

The amounts shown in these columns represent the target and maximum annual incentive compensation program payouts approved by the Board for 2017 performance as described under the “Performance-Based Annual Cash Incentive Compensation” heading in the “Compensation Discussion and Analysis” section above. There is no threshold for this award. The non-equity incentive compensation payment for 2017 performance has been made according to the metrics described in the “Compensation Discussion and Analysis” section above and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)

The quantities shown in these columns represent the target and maximum quantity of shares that may be released at the end of the three-year performance period applicable to PSUs deemed to have been granted in accordance with ASC 718 as of December 31, 2017. There is no threshold for this award and the release of any shares assumes achievement of performance objectives, as described under the “Equity-Based Long-term Incentive Compensation” heading in the “Compensation Discussion and Analysis” section above. As further described above in footnote (1) to the Summary Compensation Table, PSUs granted as of December 31, 2017 include 100% of the TSR-based PSUs issued in 2017 and approximately one-third of the FCF-based PSUs issued in 2017, representing the 2017 annual performance period for which performance targets were approved in February 2017. The PSUs granted in 2017 were granted according to the metrics described above and are included in the Summary

Compensation Table in the column titled “Share Awards.” The PSUs issued on February 21, 2017 were based on the Company’s 2016 LTI compensation payout.
(4)

Share awards and option awards issued that are subject to shareholder approval are not considered to have been granted until such approval have been received. The options and RSUs granted on February 21, 2017 as reflected in the table above, as well as the PSUs issued on that same date, were based on the Company’s 2016 LTI compensation payout. Those granted on August 10, 2017 represent special grants authorized by the Compensation Committee to improve the competitive positioning of NEO pay, while addressing the Company’s need to increase each NEO’s direct ownership equity stake. The 2017 LTI compensation payout was approved by the Board on February 13, 2018 and made on April 2, 2018. The following table shows grant details for eligible NEOs (including only those awards granted during the 2018 annual grant cycle):

Name	2017 Annual Long-Term Equity Incentive Compensation: Restricted Stock Units (RSU) and Performance Share Units (PSU) (#)(a)	Grant Date Fair Value of 2017 Annual Long-Term Equity Incentive Compensation ($)(b)
Paul V. Campanelli	1,100,000	6,711,924
Blaise Coleman	200,065	1,220,746
Terrance J. Coughlin	261,903	1,598,063
Matthew J. Maletta	200,065	1,220,746
Tony Pera	133,860	816,777

(a)

Each NEO received a 25% allocation of PSUs and a 75% allocation of RSUs during the 2018 annual grant cycle. Of the PSUs, 50% were TSR-based and 50% were FCF-based. For FCF-based PSUs, only the portion considered to have been granted in accordance with ASC 718 is included in the table above, meaning that approximately two-thirds of the FCF-based PSUs are excluded from this table as the 2019 and 2020 annual performance targets have not yet been established. For the total number of RSUs and PSUs awarded, refer to the tabular disclosure in the “Compensation Discussion and Analysis” section above, under the heading “Individual Compensation Determination.”

(b)

The amounts shown in this column represent the grant date fair value of the awards determined in accordance with ASC 718. Refer to footnote (1) of the Summary Compensation Table for additional details on how grant date fair value is determined. For FCF-based PSUs, only the portion considered to have been granted in accordance with ASC 718 is included in the table above.

(5)

The amounts shown in this column represent the grant date fair value of the awards determined in accordance with ASC 718. Refer to footnote (1) of the Summary Compensation Table for additional details.

See “Compensation Discussion and Analysis” section above regarding the material terms, determining amounts payable, vesting schedule and other material conditions of these grants, including pages 43 to 45 summarizing performance conditions associated with Endo’s PSU awards.

Outstanding Equity Awards at December 31, 2017

The following table summarizes the number of securities underlying outstanding plan awards for the NEOs at December 31, 2017. Amounts in this table and the related footnotes do not include options and awards for which a grant date has not yet occurred in accordance with ASC 718.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Paul V. Campanelli	—	510,204	—	$13.19	21-Feb-2027	—	$—	—	$—
	143,215	286,430	—	$21.99	26-Sep-2026	—	$—	—	$—
	9,969	29,906	—	$50.22	23-Feb-2026	—	$—	—	$—
	28,460	28,460	—	$61.82	28-Sep-2025	—	$—	—	$—
	—	—	—	$—	—	551,455 (2)	$4,273,776	—	$—
	—	—	—	$—	—	—	$—	280,740 (2)	$2,403,708
Blaise Coleman	—	260,416	—	$7.55	10-Aug-2027	—	$—	—	$—
	—	74,404	—	$13.19	21-Feb-2027	—	$—	—	$—
	6,749	13,497	—	$14.30	16-May-2026	—	$—	—	$—
	1,266	3,797	—	$50.22	23-Feb-2026	—	$—	—	$—
	—	—	—	$—	—	154,237 (3)	$1,195,337	—	$—
	—	—	—	$—	—	—	$—	25,372 (3)	$229,878
Terrance J. Coughlin	—	255,681	—	$7.55	10-Aug-2027	—	$—	—	$—
	—	127,551	—	$13.19	21-Feb-2027	—	$—	—	$—
	4,351	13,050	—	$50.22	23-Feb-2026	—	$—	—	$—
	8,988	8,986	—	$61.82	28-Sep-2025	—	$—	—	$—
	—	—	—	$—	—	177,656 (4)	$1,376,834	—	$—
	—	—	—	$—	—	—	$—	67,430 (4)	$579,578
Matthew J. Maletta	—	260,416	—	$7.55	10-Aug-2027	—	$—	—	$—
	—	72,278	—	$13.19	21-Feb-2027	—	$—	—	$—
	4,785	14,355	—	$50.22	23-Feb-2026	—	$—	—	$—
	8,698	8,696	—	$61.22	31-Dec-2025	—	$—	—	$—
	6,702	6,701	—	$86.54	29-Apr-2025	—	$—	—	$—
	—	—	—	$—	—	155,270 (5)	$1,203,343	—	$—
	—	—	—	$—	—	—	$—	45,363 (5)	$383,858
Tony Pera	—	108,901	—	$7.55	10-Aug-2027	—	$—	—	$—
	—	52,154	—	$13.19	21-Feb-2027	—	$—	—	$—
	1,931	5,792	—	$50.22	23-Feb-2026	—	$—	—	$—
	2,582	2,580	—	$70.02	01-Oct-2025	—	$—	—	$—
	—	—	—	$—	—	73,595 (6)	$570,361	—	$—
	—	—	—	$—	—	—	$—	22,934 (6)	$201,043

(1)	The vesting dates of each non-fully vested option grant are listed in the table below by expiration date:

Expiration Date	Vesting Date	Expiration Date	Vesting Date
10-Aug-2027	33 1/3% on August 10, 2018	31-Dec-2025	25% on December 31, 2016
	33 1/3% on August 10, 2019		25% on December 31, 2017
	33 1/3% on August 10, 2020		25% on December 31, 2018
25% on December 31, 2019
21-Feb-2027	25% on February 21, 2018	01-Oct-2025	25% on October 1, 2016
	25% on February 21, 2019		25% on October 1, 2017
	25% on February 21, 2020		25% on October 1, 2018
	25% on February 21, 2021		25% on October 1, 2019
26-Sep-2026	33 1/3% on September 26, 2017	28-Sep-2025	25% on September 28, 2016
	33 1/3% on September 26, 2018		25% on September 28, 2017
	33 1/3% on September 26, 2019		25% on September 28, 2018
25% on September 28, 2019
16-May-2026	33 1/3% on May 16, 2017	29-Apr-2025	25% on April 29, 2016
	33 1/3% on May 16, 2018		25% on April 29, 2017
	33 1/3% on May 16, 2019		25% on April 29, 2018
25% on April 29, 2019
23-Feb-2026	25% on February 23, 2017
25% on February 23, 2018
25% on February 23, 2019
25% on February 23, 2020

(2)

These amounts consist of 7,683 RSUs granted on September 28, 2015 and 8,866 RSUs granted on February 23, 2016 (both of which vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant) and 227,445 RSUs granted on February 21, 2017 and 307,461 RSUs granted on August 10, 2017 (both of which vest ratably over a three-year period on each of the first, second and third anniversaries of the date of grant); and 30,734 PSUs granted on September 28, 2015, 72,632 PSUs granted on November 3, 2015, 2,100 PSUs granted on November 11, 2015, 23,645 PSUs granted on February 23, 2016 and 151,629 PSUs granted on February 21, 2017 (all of which vest on the third anniversary of the date of grant).

(3)

These amounts consist of 1,125 RSUs granted on February 23, 2016 (which vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant) and 5,360 RSUs granted on May 16, 2016, 33,169 RSUs granted on February 21, 2017 and 114,583 RSUs granted on August 10, 2017 (all of which vest ratably over a three-year period on each of the first, second and third anniversaries of the date of grant); and 1,759 PSUs granted on February 24, 2015, 1,501 PSUs granted on February 23, 2016 and 22,112 PSUs granted on February 21, 2017 (all of which vest on the third anniversary of the date of grant).

(4)

These amounts consist of 2,426 RSUs granted on September 28, 2015 and 3,869 RSUs granted on February 23, 2016 (both of which vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant) and 2,000 RSUs granted on September 28, 2015, 56,861 RSUs granted on February 21, 2017 and 112,500 RSUs granted on August 10, 2017 (all of which vest ratably over a three-year period on each of the first, second and third anniversaries of the date of grant); and 9,705 PSUs granted on September 28, 2015, 9,500 PSUs granted on November 10, 2015, 10,318 PSUs granted on February 23, 2016 and 37,907 PSUs granted on February 21, 2017 (all of which vest on the third anniversary of the date of grant).

(5)

These amounts consist of 1,805 RSUs granted on April 29, 2015, 2,405 RSUs granted on December 31, 2015 and 4,256 RSUs granted on February 23, 2016 (all of which vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant) and 32,221 RSUs granted on February 21, 2017 and 114,583 RSUs granted on August 10, 2017 (both of which vest ratably over a three-year period on each of the first, second and third anniversaries of the date of grant); and 7,222 PSUs granted on April 29, 2015, 500 PSUs granted on November 11, 2015, 4,811 PSUs granted on December 31, 2015, 11,350 PSUs granted on February 23, 2016 and 21,480 PSUs granted on February 21, 2017 (all of which vest on the third anniversary of the date of grant).

(6)

These amounts consist of 714 RSUs granted on October 1, 2015 and 1,716 RSUs granted on February 23, 2016 (both of which vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant) and 23,249 RSUs granted on February 21, 2017 and 47,916 RSUs granted on August 10, 2017 (both of which vest ratably over a three-year period on each of the first, second and third anniversaries of the date of grant); and 2,856 PSUs granted on October 1, 2015, 4,579 PSUs granted on February 23, 2016 and 15,499 PSUs granted on February 21, 2017 (all of which vest on the third anniversary of the date of grant).

(7)	These values were calculated by multiplying the number of unvested RSUs by the closing price of $7.75 per share on December 31, 2017.
(8)

For TSR-based PSUs, these values represent the number of units that would be earned at target performance levels and were calculated by multiplying the number of unvested units by the closing price of $7.75 per share on December 31, 2017. The actual amounts could range from zero to three times the amounts listed in this column depending on performance in relation to the terms of the PSUs, which are discussed in detail above under the heading “Equity-Based Long-term Incentive Compensation” in the “Compensation Discussion and Analysis” section. For FCF-based PSUs, this value was calculated by multiplying the number of unvested units for which a grant date has occurred as of December 31, 2017 by the product of the closing price of $7.75 per share on December 31, 2017 and the final approved payout multiple associated with completed performance periods.

Option Exercises and Stock Vested in 2017

The following table summarizes the stock option exercises by the NEOs and share vestings during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul V. Campanelli	—	$—	6,798	$70,893
Blaise Coleman	—	$—	6,136	$76,775
Terrance J. Coughlin	—	$—	4,503	$43,459
Matthew J. Maletta	—	$—	3,525	$38,591
Tony Pera	—	$—	930	$10,732

(1)

Amounts in this column generally are calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options and then multiplying that amount by the number of options exercised.

(2)	Amounts in this column were calculated by determining the market price of the underlying securities on the vesting date and multiplying this amount by the number of awards vested.

Potential Payments Upon Termination or Change in Control

The following tables show the potential payments to the NEOs upon termination or change of control, as if such event(s) took place on December 31, 2017. The amounts reflected in this table were determined using each NEO’s then existing employment agreement, individual award agreements and the respective equity plan(s) to which each award relates. The equity award acceleration amounts below were calculated using the closing stock price of our stock on December 31, 2017 of $7.75.

Name	Cash Separation Payment ($)(1)	Health and Welfare and Life Insurance Benefits ($)(2)	Disability Insurance Benefits ($)(3)	Acceleration of Equity Awards (in the money value at December 31, 2017) ($)(4)	Value of Term Life Insurance ($)(5)
Termination for Cause, Resignation or Retirement
Paul V. Campanelli	$—	$—	$—	$—	$—
Blaise Coleman	$—	$—	$—	$—	$—
Terrance J. Coughlin	$—	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—	$—
Tony Pera	$—	$—	$—	$—	$—
Death
Paul V. Campanelli	$1,815,450	$24,721	$—	$7,265,064	$2,000,000
Blaise Coleman	$613,203	$28,632	$—	$1,562,990	$1,000,000
Terrance J. Coughlin	$800,125	$28,557	$—	$2,154,441	$1,000,000
Matthew J. Maletta	$600,203	$28,167	$—	$1,722,527	$1,000,000
Tony Pera	$409,925	$23,020	$—	$853,247	$920,000
Disability
Paul V. Campanelli	$1,815,450	$44,314	$1,540,000	$59,543	$—
Blaise Coleman	$613,203	$43,843	$740,000	$—	$—
Terrance J. Coughlin	$800,125	$44,304	$780,000	$—	$—
Matthew J. Maletta	$600,203	$43,722	$740,000	$13,989	$—
Tony Pera	$409,925	$35,794	$500,000	$—	$—
Change of Control (COC)
Paul V. Campanelli	$—	$—	$—	$—	$—
Blaise Coleman	$—	$—	$—	$—	$—
Terrance J. Coughlin	$—	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—	$—
Tony Pera	$—	$—	$—	$—	$—
Termination Without Cause or Quit for Good Reason
Paul V. Campanelli	$5,995,450	$44,314	$—	$1,546,752	$—
Blaise Coleman	$2,318,203	$43,843	$—	$132,475	$—
Terrance J. Coughlin	$2,840,125	$44,304	$—	$354,407	$—
Matthew J. Maletta	$2,305,203	$43,722	$—	$258,778	$—
Tony Pera	$1,835,925	$35,794	$—	$117,632	$—
Termination Without Cause or Quit for Good Reason Within 24 Months After COC
Paul V. Campanelli	$8,085,450	$66,471	$—	$7,265,064	$—
Blaise Coleman	$2,318,203	$43,843	$—	$1,562,990	$—
Terrance J. Coughlin	$2,840,125	$44,304	$—	$2,154,441	$—
Matthew J. Maletta	$2,305,203	$43,722	$—	$1,722,527	$—
Tony Pera	$1,835,925	$35,794	$—	$853,247	$—

(1)

As of December 31, 2017, in the event of a termination without cause by the Company or a quit for good reason by any of the NEOs (each as defined in the applicable employment agreement), subject to the respective NEO executing and not revoking a release of claims, the Cash Separation Payment includes an amount equal to two times the sum of the NEO’s current base salary plus target annual cash incentive compensation, payable in a lump-sum. The Cash Separation Payment also includes the respective NEO’s pro-rated bonus for the year of termination (based on actual results). In addition to the Cash Separation Payment reported in the table above, all NEOs would receive any earned or accrued but unpaid compensation as of their respective termination dates. In the event of termination without cause by the Company or a quit for good reason by any of the NEOs within twenty-four (24) months after a change of control (as defined in the applicable employment agreement), all NEOs would receive the same payments, except that Mr. Campanelli would receive three times his current base salary plus target annual cash incentive compensation, payable in a lump-sum. Upon termination for Death or Disability, each NEO would receive his pro-rated bonus for the year of termination (based on actual results).

(2)

Upon a termination without cause by the Company or a quit for good reason by any of the NEOs (each as defined in the applicable employment agreement) and subject to the respective NEO executing and not revoking a release of claims, health and welfare benefits, including medical, dental and vision, as well as life insurance benefits would continue to be provided, on a monthly basis, to each NEO for a period of twenty-four (24) months subsequent to the termination date. In the event of termination without cause by the Company or a quit for good reason by any of the NEOs within twenty-four (24) months after a change of control (as defined in the applicable employment agreement), all NEOs would receive the same payments, except that Mr. Campanelli would receive coverage for a period of thirty-six (36) months subsequent to the termination date. Upon a termination for disability for any NEO, health and welfare benefits, including medical, dental and vision, as well as life insurance benefits would continue to be provided, on a monthly basis, to each NEO for a period of twenty-four (24) months subsequent to termination. Upon termination for Death for any NEO, health and welfare benefits including medical, dental and vision insurance benefits would continue to be provided to his dependents, if any, on a monthly basis, for a period of twenty-four (24) months subsequent to termination.

(3)

Upon Disability of any of the NEOs, disability insurance benefits would be paid to the NEO equal to the excess of twenty-four (24) months’ base salary over his respective disability benefits. As of December 31, 2017, the disability insurance benefit for each NEO other than Mr. Coughlin and Mr. Pera totaled $15,000 per month. For Mr. Coughlin and Mr. Pera, the disability insurance benefit totaled $17,500 per month. The amount represented in the table above is the difference between each NEO’s monthly base salary and his respective monthly disability insurance benefit over a twenty-four (24) month period.

(4)	The provisions governing acceleration of equity awards are discussed separately for each scenario below, as follows:
(a)	Upon Termination for Cause or Voluntary Resignation—all unvested equity held by our NEOs is forfeited and no amounts have been included under this scenario.
(b)

Upon Retirement—For retirement eligible NEOs, upon retirement, none of their respective outstanding and unvested equity awards would accelerate; rather, their unvested equity awards would continue to vest in accordance with the applicable terms. As of December 31, 2017, only Mr. Campanelli was eligible for retirement.

(c)

Upon Death—each of the NEO’s outstanding and unvested stock options and RSUs would accelerate and become immediately vested and, if applicable, exercisable. Each of the NEO’s outstanding and unvested PSUs, including those PSUs granted under the prior share matching program (Matched PSUs), would accelerate and become immediately vested and deemed to be earned at target performance levels, except for any portion of FCF-based PSUs relating to annual performance periods completed as of December 31, 2017, which would accelerate and become immediately vested and deemed to be earned at actual performance levels.

(d)

Upon Disability—for each NEO other than Mr. Campanelli and Mr. Maletta, none of their respective outstanding and unvested equity awards would accelerate; rather, their unvested equity awards would continue to vest in accordance with the applicable terms. For Messrs. Campanelli and Maletta, none of their outstanding and unvested equity would accelerate with the exception of the stock options and RSUs granted in April 2015, September 2015 and September 2016, respectively, which would accelerate and become immediately vested and, if applicable, exercisable.

(e)

Upon a Change of Control (COC)—for each NEO, outstanding and unvested stock options, RSUs and PSUs would not accelerate upon a COC without termination as these awards require a “double trigger” in order for such awards to accelerate and become immediately vested and, if applicable, exercisable. Generally, with respect to each outstanding equity award that is not assumed or substituted in connection with a change of control (other than Matched PSUs, which receive the following treatment whether or not the Matched PSUs are assumed or substituted), (i) such equity award would become fully vested and, if applicable, exercisable, (ii) the restrictions and conditions applicable to any such equity award would lapse, (iii) performance awards granted in 2015 and Matched PSUs would be settled based on the achievement of applicable performance criteria and (iv) PSUs granted in 2016 and 2017 would be settled based on the greater of actual performance and target performance.

(f)

Upon Termination Without Cause by the Company or Quit For Good Reason by the Executive—for all NEOs, the portion of any unvested and outstanding FCF-based PSUs for which the annual performance periods have not yet been completed as of December 31, 2017 would be forfeited. All other PSUs, including Matched PSUs, would accelerate and become immediately vested on a pro-rated basis for service actually completed during the performance period based upon actual performance levels. For purposes of the values represented in the table above, target performance has been assumed on a pro-rata basis except for the portion of FCF-based PSUs relating to annual performance periods completed as of December 31, 2017, for which actual performance has been assumed. Mr. Campanelli’s stock options and RSUs granted in September 2015 and his stock options granted in September 2016 (in connection with his promotion to President and Chief Executive Officer) would also accelerate and become immediately vested and, if applicable, exercisable. Additionally, the portion of Mr. Maletta’s stock options and RSUs granted in April 2015 that would have vested had he remained employed for two additional years would accelerate and become immediately vested and, if applicable, exercisable.

(g)

Upon Termination Without Cause by the Company or a Quit For Good Reason by the Executive Within 24 Months After COC—for all NEOs, all outstanding and unvested stock options and RSUs would accelerate and become immediately vested, and if applicable, exercisable. For all NEOs, any unvested and outstanding PSUs, to the extent assumed or substituted, would accelerate and become immediately vested based on actual performance levels for PSUs granted in 2015 and based on the greater of actual performance levels or target performance levels for PSUs granted in 2016 and 2017. For purposes of the values represented in the table above, target performance has been assumed except for the portion of FCF-based PSUs relating to annual performance periods completed as of December 31, 2017, for which actual performance has been assumed.

(5)

Each of our NEOs is covered by term life insurance policies, the premiums for which are reimbursed by the Company. The premiums for these term life insurance policies are listed above in the “All Other Compensation” table. The amounts included above represent the death benefits that would be received from the insurance provider under these life insurance policies.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information is being provided, summarizing the relationship of the annual total compensation of Endo employees and the annual total compensation of our President and Chief Executive Officer, Mr. Campanelli, for 2017:

◾

the annual total compensation of the employee identified as the median employee of our Company (other than our President and Chief Executive Officer) was $79,553, calculated in accordance with the rules applicable to the Summary Compensation Table; and

◾	the annual total compensation of the President and Chief Executive Officer as reported in the Summary Compensation Table was $13,602,395.

Based on this information, the CEO Pay Ratio of the annual total compensation of Mr. Campanelli to the annual total compensation of the employee identified as the median employee is approximately 171 to 1 for 2017. When comparing annual total compensation levels using realized values based on actual results through the record date of April 13, 2018, this ratio is reduced to 82 to 1.

As permitted by SEC rules and regulations, we considered the Company’s U.S. and India employee population, consisting of 3,256 total employees as of December 31, 2017 (2,607 and 649 employees, respectively, in each case including full- and part-time, seasonal and temporary employees, including employees on a leave of absence as of December 31, 2017), for the purpose of identifying Endo’s median employee annual total compensation. We excluded from this calculation 166 employees in the aggregate employed by us in the following non-U.S. jurisdictions: Canada (total of 99 employees), Ireland (total of 60 employees) and the United Kingdom (total of 7 employees). The de minimis number of excluded non-U.S. employees, in the aggregate, represents less than 5% of our total employee population.

The compensation measure consistently applied to this population of employees included the sum of base salary, overtime, paid time off, annual bonus, other bonuses and long-term incentive compensation, as applicable for the period from January 1, 2017 through December 31, 2017. We converted the aggregate value of each India-based employee’s compensation from Indian rupees to U.S. dollars using the conversion rate of approximately 63.9:1, as in effect as of December 31, 2017. Based on the above, our non-Chief Executive Officer median employee is a full-time employee with annual total compensation equal to $79,553 in fiscal year 2017.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

2017 Compensation of Non-Employee Directors

The Compensation Committee annually reviews compensation for each non-employee director who was not affiliated with the Company (Non-Affiliated Directors) against pay levels observed among Endo’s Pay Comparator Companies and makes adjustments, as appropriate. In addition to offering a competitively positioned compensation package, our objective is to award a meaningful portion of compensation in the form of equity to further align the interests of Non-Affiliated Directors with the interests of Endo shareholders. The following summarizes recent key changes made by Endo’s Compensation Committee:

◾

Following the Compensation Committee’s review of the Non-Affiliated Directors’ compensation program on February 21, 2017, the Compensation Committee approved compensation package modifications and overall pay reductions to better align the program with competitive market practices observed among Endo’s Pay Comparator Companies. These changes allow Endo to appropriately align Non-Affiliated Director pay levels with median Pay Comparator Companies’ pay levels, while balancing the mix between equity- and cash-based compensation in a manner that strengthens alignment between Non-Affiliated Director and shareholder interests, and increasing the level of consistency with the median mix reported by our Pay Comparator Companies. The changes that went into effect in 2017 include:

◾	Rebalancing and reducing of annual Board cash and equity retainer fees in support of pay mix practices observed among Endo’s Pay Comparator Companies
◾	Cash reduced from $140,000 to $75,000

◾	Equity reduced from $300,000 to $275,000—allotting the equity portion of the retainer to account for approximately 79% of the Board retainer fees
◾	Ending of Committee retainers for non-chair members ranging from $12,500 to $20,000 per committee
◾	Reducing the Chair of the Board of Directors retainer from $200,000 to $150,000
◾

The Compensation Committee also approved a change in the timing of the annual cash and stock-based retainer fees for Non-Affiliated Directors. Effective with the 2017 compensation cycle, which runs from January 1st through December 31st of each year, the Compensation Committee approved moving the scheduled payment date to the first trading day following the Annual General Meeting of Shareholders. This new date aligns with the election of Endo Directors in the early June timeframe, and enhances the Company’s alignment with best practices by issuing equity-based compensation a sufficient amount of time after the Company’s annual earnings release in the first quarter of each year. In the event that a Non-Affiliated Director’s service ends before the payment date, the Non-Affiliated Director will be entitled to a cash payment equal to the pro-rated portion of their annual cash retainer fees and ordinary shares referred to below through the applicable ending service date. In the event that a Non-Affiliated Director’s service ends after the Company’s Annual General Meeting of Shareholders, a pro-rated portion of the cash retainer fees and ordinary shares will be returned to the Company if so requested by the Compensation Committee.

◾	On February 13, 2018, additional changes were approved by the Compensation Committee. The changes that went into effect in 2018 include:
◾	Reducing the annual Board cash and equity retainer fees
◾	Cash reduced from $75,000 to $60,000
◾	Equity reduced from $275,000 to $240,000—allotting the equity portion of the retainer to account for 80% of the Board retainer fees
◾	Reducing the Committee Chair retainers for the Audit, Compensation and Compliance (formerly, Operations) Committees from $30,000 to $25,000, $20,000 and $20,000, respectively
◾

On April 26, 2018, the Compensation Committee approved a cash retainer of $60,000 for Dr. Mansukani in connection with his appointment by the Board to the newly created position of Senior Independent Director.

Non-Affiliated Directors are eligible for the following compensation:

Annual Cash Retainer Fees. Non-Affiliated Directors are entitled to receive an annual cash retainer based on their service on the Board, as well as for their roles on certain committees of the Board. The amounts that Non-Affiliated Directors were entitled to receive in June 2017 and will be entitled to receive in June 2018 per the reduced director pay program noted above are set forth in the following schedule:

Purpose	Paid in June 2017	To Be Paid in June 2018
For membership on the Board of Directors	$75,000	$60,000
For serving as the Chair of the Board of Directors	$150,000	$150,000
For serving as Senior Independent Director	n/a	$60,000
For serving as Chair of the Audit Committee	$30,000	$25,000
For serving as Chair of the Compensation Committee	$30,000	$20,000
For serving as Chair of the Compliance (formerly, Operations) Committee	$30,000	$20,000
For serving as Chair of the Nominating & Governance Committee	$15,000	$15,000

Meeting Fees. Non-Affiliated Directors receive a fee of $5,000 cash per trip to Ireland on Company business, other than regularly scheduled meetings in Ireland.

Stock-based Awards. Effective with the 2018 compensation cycle, each Non-Affiliated Director receives an annual stock award equal in value to $240,000, 100% of which is ordinary shares. The number of ordinary shares actually awarded to each Non-Affiliated Director is calculated using the closing price as of the date of the grant. This annual stock award will be granted on June 8, 2018. Pursuant to the Directors Stock Election Plan (described below), Mr. Montague elected to receive his cash retainer fees in the form of Endo ordinary shares. In connection with this election, Mr. Montague will receive approximately $80,000 worth of ordinary shares, calculated using the closing price as of June 8, 2018.

As noted above, Mr. Sisitsky, serves as a representative of TPG Capital, a significant shareholder of the Company. Since TPG Capital’s policies prohibit personal ownership of Company stock by its representatives, Mr. Sisitsky has waived all rights to receive any annual cash retainer fees, meeting fees, share-based awards or other compensation of any kind (other than certain rights to indemnification, directors and officers insurance and expense reimbursement) in connection with his service as a director of the Company.

Directors Stock Election Plan. Under the Directors Stock Election Plan, Non-Affiliated Directors may elect to have some or all of their retainer fees delivered in the form of Endo ordinary shares. The amount of shares will be determined by dividing the portion of cash fees elected to be received as shares by the closing price of the shares on the day the payment would have otherwise been paid in cash.

Additional Arrangements. The Company pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Insurance and Indemnification. The Company has retained directors and officers indemnification insurance coverage. This insurance covers Non-Affiliated Directors and officers individually in the event the Company is unable to provide indemnification.

The following table provides information concerning the compensation of the Company’s Non-Affiliated Directors paid during 2017 and includes any individual who served as a Non-Affiliated Director of the Company at any time during 2017. Directors who are employees of the Company receive no additional compensation for their services as directors or as members of Board committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

Name	Length of Service	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Roger H. Kimmel (4)	4 Years	$225,000	$275,000	$—	$500,000
Shane M. Cooke	3 Years 6 Months	$105,000	$275,000	$—	$380,000
Arthur J. Higgins	3 Years	$86,301	$—	$—	$86,301
Nancy J. Hutson, Ph.D.	4 Years	$105,000	$275,000	$—	$380,000
Michael Hyatt	4 Years	$96,493	$275,000	$—	$371,493
Douglas S. Ingram	2 Years	$75,000	$275,000	$—	$350,000
Sharad S. Mansukani, M.D.	2 Months	$11,096	$40,685	$—	$51,781
William P. Montague	4 Years	$105,000	$275,000	$—	$380,000
Todd B. Sisitsky	2 Years	$—	$—	$—	$—
Jill D. Smith	4 Years	$75,000	$275,000	$—	$350,000
William F. Spengler	3 Years	$165,534	$—	$—	$165,534

(1)

The amounts in this column include all fees earned by each Non-Affiliated Director during the 2017 compensation cycle. Mr. Kimmel elected to receive 20% of such fees, or $45,000, in Endo ordinary shares. Accordingly, the actual cash amount paid to Mr. Kimmel was approximately $180,000. Mr. Spengler and Mr. Higgins were Non-Affiliated Directors until June 8, 2017 and March 31, 2017, respectively. Their amounts in the table above represent pro-rated payments, which were paid entirely in cash, for their service on the Board from January 1, 2017 through their respective ending service dates. Mr. Hyatt was Chairman of the Transactions Committee until it was discontinued on March 20, 2017. His compensation for this role has been pro-rated based on his service from January 1, 2017 through March 20, 2017. Dr. Mansukani was appointed to the Board effective November 8, 2017. His amount in the table above represents his pro-rated payment for his service from the date of his appointment until December 31, 2017.

(2)

The amounts shown in this column represent the grant date fair value for each Non-Affiliated Director’s share-based awards under ASC 718. The stock awards reflect compensation for annual services, which runs from January 1st through December 31st of each year. Refer to the “Share-Based Compensation” footnote in our audited financial statements included in the Endo International plc 2017 Annual Report on Form 10-K for the assumptions we used in valuing and expensing these awards in accordance with ASC 718. The grant date fair value of each stock award granted in 2017, computed in accordance with ASC 718, is as follows:

Name	Grant Date	Fair Value on Grant Date of Restricted Stock ($)
Roger H. Kimmel	June 9, 2017	$275,000
Shane M. Cooke	June 9, 2017	$275,000
Nancy J. Hutson, Ph.D.	June 9, 2017	$275,000
Michael Hyatt	June 9, 2017	$275,000
Douglas S. Ingram	June 9, 2017	$275,000
Sharad S. Mansukani, M.D.	November 8, 2017	$40,685
William P. Montague	June 9, 2017	$275,000
Todd B. Sisitsky	n/a	$—
Jill D. Smith	June 9, 2017	$275,000

(3)

The following table summarizes the number of stock options and restricted stock units outstanding and exercisable at December 31, 2017, for each Non-Affiliated Director serving on the Board at December 31, 2017:

Name	Options Outstanding at Fiscal Year End (#)	Options Exercisable at Fiscal Year End (#)	Restricted Stock Units Outstanding at Fiscal Year End (#)	Value at Fiscal Year End ($)(a)
Roger H. Kimmel	8,094	8,094	21,589	$167,315
Shane M. Cooke	—	—	—	$—
Nancy J. Hutson, Ph.D.	13,185	13,185	6,515	$50,491
Michael Hyatt	25,242	25,242	—	$—
Sharad S. Mansukani, M.D.	—	—	—	$—
William P. Montague	18,478	18,478	23,108	$179,087
Todd B. Sisitsky	—	—	—	$—
Jill D. Smith	—	—	—	$—

(a)

Based upon the closing price on December 31, 2017 of $7.75. Includes all restricted stock units and all outstanding options as of December 31, 2017, for which the exercise price is equal to or less than $7.75 per share.

(4)

As previously disclosed in Endo’s proxy statement for the 2015 Annual General Meeting of Shareholders, excise tax payments were made to the then-current directors and NEOs related to the gain on the Endo shareholders’ exchange of Endo Health Solutions Inc. common stock for Endo International plc ordinary shares in the 2014 Paladin acquisition. These payments were approved by 99% of voting shareholders and supported by ISS, noting that the payments resulted in no unique benefit to the directors and NEOs and were intended only to place them in the same position as other equity compensation holders after the Paladin acquisition. The total compensation table above does not include a reimbursement payment of $135,425 paid to Mr. Kimmel in respect of this excise tax following a final reconciliation of Mr. Kimmel’s excise tax payments.

Other Information Regarding the Company

Security Ownership of Certain Beneficial Owners and Management

The following table, together with the corresponding footnotes, sets forth, as of April 13, 2018, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known by Endo to be the “beneficial owner” of more than 5% of the Company’s outstanding ordinary shares. The table also sets forth, as of April 13, 2018, the number of ordinary shares beneficially owned by each of the Company’s current directors and current NEOs, and by all current directors and NEOs of the Company as a group. Footnote (1) below provides a brief explanation of what is meant by the term “beneficial ownership.”

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned (#)(1)	Percentage of Class (%)(a)
Directors and Executive Officers:
Roger H. Kimmel (2)	283,173	*
Shane M. Cooke (3)	41,224	*
Nancy J. Hutson, Ph.D. (3)	56,883	*
Michael Hyatt (4)	298,360	*
Sharad S. Mansukani, M.D. (5)	27,268	*
William P. Montague (3)	70,152	*
Todd B. Sisitsky (6)	—	*
Jill D. Smith (3)	43,719	*
Paul V. Campanelli (3)	588,941	*
Blaise Coleman (3)	58,776	*
Terrance J. Coughlin (3)	205,680	*
Matthew J. Maletta (3)	70,600	*
Tony Pera (3)	44,064	*
All current directors and executive officers of the Company as a group (13 persons)	1,788,840	*
Other Shareholders:
TPG Group Holdings (SBS) Advisors, Inc. (7)	22,152,136	9.9%
BlackRock Inc. (8)	21,415,949	9.6%
Glenview Capital Management, LLC (9)	19,238,422	8.6%
The Vanguard Group, Inc. (10)	17,018,473	7.6%

*The percentage represents less than 1%.

(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire within 60 days after such date. The amounts in this table do not reflect future grants. Beneficial ownership for the directors and named executive officers included in the table above is summarized as follows:

Name	Ordinary Shares (a)	Options to Purchase Ordinary Shares That Will Be Exercisable within the Next 60 Days	RSUs That Will Be Vested within the Next 60 Days	PSUs That Will Be Earned and Vested within the Next 60 Days (at Target Payout Amounts)
Roger H. Kimmel	275,079	8,094	—	—
Shane M. Cooke	41,224	—	—	—
Nancy J. Hutson, Ph.D.	43,698	13,185	—	—
Michael Hyatt	273,118	25,242	—	—
Sharad S. Mansukani, M.D.	27,268	—	—	—
William P. Montague	51,674	18,478	—	—
Jill D. Smith	43,719	—	—	—
Paul V. Campanelli	269,777	319,164	—	—
Blaise Coleman	21,465	34,631	2,680	—
Terrance J. Coughlin	156,103	49,577	—	—
Matthew J. Maletta	16,084	46,391	903	7,222
Tony Pera	24,581	19,483	—	—

(a)

The ordinary share amounts for Mr. Kimmel include 134,000 shares held in trusts for which he has shared voting power and shared disposition power. Excluding these amounts, the owners listed above have sole voting power and sole disposition power with respect to their ordinary shares.

(2)	The business address for Mr. Kimmel is c/o Rothschild, Inc., 1251 Avenue of the Americas, New York, New York 10020.
(3)	The business address for this person is c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.
(4)	The business address for Mr. Hyatt is c/o Irving Place Capital, 745 Fifth Avenue, 7th Floor, New York, New York 10151.
(5)	The business address for Dr. Mansukani is 100 S.E. Third Avenue, For Lauderdale, Florida 33394.
(6)	The business address for Mr. Sisitsky is c/o TPG Capital, 345 California Street, Suite 3300, San Francisco, California 94104.
(7)

The business address for this entity is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. This ownership information is based on a Schedule 13D/A filed with the SEC on May 20, 2016 by TPG Group Holdings (SBS) Advisors, Inc.

(8)

The business address for this entity is 55 East 52nd Street, New York, New York 10055. BlackRock Inc. has sole power to (i) vote 20,585,713 ordinary shares and (ii) dispose 21,415,949 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on January 30, 2018 by BlackRock Inc.

(9)

The business address for this entity is 767 Fifth Avenue, 44th Floor, New York, New York 10153. Glenview Capital Management, LLC has shared power to (i) vote 19,238,422 ordinary shares and (ii) dispose 19,238,422 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 14, 2018 by Glenview Capital Management, LLC.

(10)

The business address for this entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole power to (i) vote 117,045 ordinary shares and (ii) dispose 16,895,806 ordinary shares, and shared power to (i) vote 25,600 ordinary shares and (ii) dispose 122,667 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and greater-than-ten-percent shareholders (collectively, Reporting Persons) to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Endo securities with the SEC and the Nasdaq. These persons are also required to furnish the Company with copies of all Section 16(a) reports that they file with respect to Endo securities. Based solely upon a review of Section 16(a) reports furnished to the Company for the year ended December 31, 2017 and written representations from certain Reporting Persons that no other reports were required, the Company believes that all the Reporting Persons complied with all applicable filing requirements for the year ended December 31, 2017.

No Dissenters’ Rights

The corporate action described in this Proxy Statement will not afford shareholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Other Matters

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters to be presented for shareholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter is properly brought before the Annual Meeting for action by the shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors.

Annual Report/Form 10-K

The Company will provide, without charge, to each person solicited by this Proxy Statement, at the written request of any such person, a copy of the 2017 Annual Report and a copy of Endo International plc 2017 Form 10-K as filed with the SEC and any amendments thereto. Such written request should be directed to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Shareholder Proposals for the 2019 Annual General Meeting

The Company’s Articles of Association require that, for business to be properly brought before an Annual General Meeting, such shareholder must have given timely notice thereof, along with other specified material, in proper written form to the Company Secretary. To be timely, a shareholder’s notice to the Company Secretary must be received at the registered office of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting. Accordingly, to make a proposal for consideration at our 2019 Annual General Meeting that is “timely” within the meaning of the Company’s Articles of Association, a shareholder must make certain notice of such proposal is received by the Company Secretary no earlier than March 9, 2019 and no later than April 8, 2019. In the event that the Annual General Meeting is called for a date that is prior to May 8, 2019 or after July 7, 2019, notice by the shareholder must be received at the registered office of the Company not later than the close of business on the 10th day following the day on which the 2019 Annual General Meeting is publicly announced or notice of the 2019 Annual General Meeting was mailed, whichever first occurs. Any shareholder who wishes to make a proposal should obtain a copy of the relevant section of the Articles of Association from the Company Secretary. Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

In addition, the Company’s Articles of Association require that any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination to the Company Secretary within the time period and comply with the information requirements specified in article 147.3 of the Articles of Association relating to shareholder nominations. In order to have the nomination considered by the Board under article 147.1(a) of the Articles of Association, the nominating shareholder must follow the procedures set out in this Proxy Statement under the heading “Committees of the Board of Directors—Nominating & Governance Committee.” To be timely, a shareholder’s notice to the Company Secretary must be received at the registered office of the Company (a) in the case of the Annual General Meeting not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting; provided that in the event that the Annual General Meeting is called for a date that is prior to May 8, 2019 or after July 7, 2019, notice by the shareholder must be received at the registered office of the Company not later than the close of business on the 10th day following the day on which the 2019 Annual General Meeting is publicly announced or notice of the 2019 Annual General Meeting was mailed, whichever first occurs and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or publicly announced, whichever first occurs. Accordingly, to submit a nomination to the Board for consideration at our 2019 Annual Meeting that is “timely” within the meaning of the Company’s Articles of Association, a shareholder must make certain notice of such nomination is received by the Company Secretary no earlier than March 9, 2019 and no later than April 8, 2019. Any notice of nomination that is received after the dates specified above will be considered untimely. If the Company does not receive such notice of nomination between such dates, the notice will be considered untimely. Any shareholder who wishes to make a nomination should obtain a copy of the relevant section of the Articles of Association from the Company Secretary.

Proposals of shareholders intended to be included in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act at the 2019 Annual Meeting must be received by us at our registered office addressed to the Company Secretary no later than December 28, 2018.

All proposals should be addressed to the Company Secretary, Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER ANNUAL GENERAL MEETING TO BE HELD ON JUNE 7, 2018

The Proxy Statement for the Annual General Meeting, 2017 Annual Report to Shareholders and Form 10-K are available at www.endo.com/investors/financial-reports.

By Order of the Board of Directors,

Orla Dunlea

Company Secretary

Dublin, Ireland

April 27, 2018

Endo International plc,

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: Number – 534814

Directors: Roger Hartley Kimmel (USA), Paul Victor Campanelli (USA), Shane Martin Cooke (Ireland),

Nancy June Hutson (USA), Michael Hyatt (USA), Sharad Sunder Mansukani (USA),

William Patrick Montague (USA), Todd Benjamin Sisitsky (USA), Jill Deborah Smith (USA).

Annex 1

ENDO INTERNATIONAL PLC

AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN

1.	Establishment and Purpose.

The purpose of the Endo International plc Amended and Restated 2015 Stock Incentive Plan, as amended and restated [•], 2018 (the “Plan”), is to promote the interests of the Company and the shareholders of the Company by providing directors, officers, employees and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling long-term corporate objectives. Section references are to sections of the Plan unless otherwise stated.

2.	Administration of the Plan.

(a)

The Plan shall be administered by a Committee appointed by the Board of Directors. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted (including whether an Option granted is an Incentive Stock Option or a Nonqualified Stock Option); to determine the number of shares of Company Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria, if any, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; to make adjustments in the performance goals that may be required for any Award in recognition of extraordinary events affecting the Company or the financial statements of the Company or in response to changes in applicable laws, regulations, or accounting principles (in each case, to the extent not inconsistent with Section 162(m) of the Code with respect to Awards intended to qualify as Grandfathered Awards); to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

(b)

The Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of service or otherwise adjust any of the terms of such Option, and (ii) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, or other Award or otherwise adjust any of the terms applicable to any such Award. Notwithstanding the foregoing, and subject to adjustments for changes in capitalization pursuant to Section 4(d), neither the Board of Directors, the Committee nor their respective delegates shall have the authority, without first obtaining the approval of the Company’s shareholders, to (x) re-price (or cancel and/or re-grant) any Option, Stock Appreciation Right or, if applicable, other Award at a lower exercise, base or purchase price, (y) cancel underwater Options or Stock Appreciation Rights in exchange for cash or (z) grant an Option in consideration for, or conditioned on, the delivery of Company Stock to the Company in payment of the exercise price and/or the withholding taxes of an Award. For purposes of this Section 2(b), Options and Stock Appreciation Rights will be deemed to be “underwater” at any time when the Fair Market Value of the Company Stock is less than the exercise price of the Option or Stock Appreciation Right.

(c)

Notwithstanding anything set forth in the Plan to the contrary, any dividend or dividend equivalent Award issued under the Plan shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying Award.

(d)

Except with respect to Awards intended to qualify as Grandfathered Awards and except as required by Rule 16b-3 with respect to grants of Awards to individuals who are subject to Section 16 of the Exchange Act (or as otherwise required for compliance with Rule 16b-3 or other applicable law), the Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees.

(e)

All decisions, determinations and interpretations of the Committee or the Board of Directors (and their delegates) shall be final and binding on all persons with any interest in an Award, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant). No member of the Committee or the Board of Directors (nor their delegates) shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

(f)

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which Participants are located, or in order to comply with the requirements of any non-U.S. stock exchange, the

Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Participants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable non-U.S. laws or listing requirements of any such non-U.S. stock exchange; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 4; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such non-U.S. stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other securities law or governing statute or any other applicable law.

3.	Definitions.

(a)	“Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(b)	“Annual Incentive Award” shall mean an Award described in Section 6(g) that is based upon a period of one year or less.

(c)

“Award” shall mean any Option, Restricted Stock, Stock Bonus award, Stock Appreciation Right, Performance Award, Other Stock-Based Award or Other Cash-Based Award granted pursuant to the terms of the Plan.

(d)	“Board of Directors” shall mean the Board of Directors of the Company.

(e)

“Cause” shall mean a termination of a Participant’s service to the Company or any of its Subsidiaries due to (i) the continued failure by such Participant to use good faith efforts in the performance of such Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from Disability, illness or other allowable leave of absence); (ii) the criminal felony indictment (or non-U.S. equivalent) of such Participant by a court of competent jurisdiction; (iii) the engagement by such Participant in misconduct that has caused, or is reasonably likely to cause, material harm (financial or otherwise) to the Company or any of its Subsidiaries including, without limitation, (A) the unauthorized disclosure of material secret or confidential information of the Company or any of its Subsidiaries, (B) the potential debarment of the Company or any of its Subsidiaries by the U.S. Food and Drug Administration or any successor agency (the “FDA”) or any non-U.S. equivalent, or (C) the possibility that the registration of the Company or any of its Subsidiaries with the U.S. Drug Enforcement Administration or any successor agency (the “DEA”) could be revoked or an application with the DEA could be denied; (iv) the potential debarment of such Participant by the FDA; (v) the material breach by such Participant of any agreement between such Participant, on the one hand, and the Company, on the other hand; or (vi) such Participant makes, or is found to have made, a certification relating to the Company’s financial statements and public filings that is known to such Participant to be false. Notwithstanding the above, with respect to any Participant who is a party to an employment agreement with the Company, Cause shall have the meaning set forth in such employment agreement.

(f)	A “Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(i)

any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the

Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, to the extent necessary to avoid the imposition of taxes or penalties under Section 409A of the Code with respect to any Award that constitutes deferred compensation under Section 409A of the Code, a “Change in Control” will have occurred only if, in addition to the requirements set forth above, the event constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or (B) otherwise under Part 9 of the Companies Act 2014 of the Republic of Ireland.

(g)

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder. References in the Plan to specific sections of the Code shall be deemed to include any successor provisions thereto.

(h)

“Committee” shall mean, at the discretion of the Board of Directors, a Committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, (i) with respect to Awards intended to qualify as Grandfathered Awards, is an “outside director” within the meaning of Section 162(m) of the Code, and (ii) is a “nonemployee director” within the meaning of Rule 16b-3.

(i)	“Company” shall mean Endo International plc, an Irish public limited company, and, where appropriate, each of its Subsidiaries.

(j)	“Company Stock” shall mean ordinary shares of the Company, par value $.0001 per share.

(k)	“Disability” shall mean permanent disability as determined pursuant to the Company’s long-term disability plan or policy, in effect at the time of such disability.

(l)	“Effective Date” shall mean the date as of which the Plan, as amended and restated, is adopted by the Board of Directors.

(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n)

The “Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (i) the closing sales price per share of Company Stock on the national securities exchange on which such stock is principally traded on the date of the grant of such Award, or (ii) if the shares of Company Stock are not listed or admitted to trading on any such exchange, the closing price as reported by the Nasdaq Stock Market for the last preceding date on which there was a sale of such stock on such exchange, or (iii) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith upon the advice of a qualified valuation expert. In no event shall the fair market value of any share of Company Stock, the Option exercise price of any Option, the appreciation base per share of Company Stock under any Stock Appreciation Right, or the amount payable per share of Company Stock under any other Award, be less than the par value per share of Company Stock.

(o)	“Full Value Award” shall mean any Award, other than an Option or a Stock Appreciation Right, which Award is settled in Stock.

(p)

“Grandfathered Award” shall mean any Performance Award intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code and provided pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date, within the meaning of Section 13601(e)(2) of P.L. 115-97 (the Tax Cuts and Jobs Act) as may be amended from time to time (including any regulations or further guidance).

(q)

“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(r)	“Long Term Incentive Award” shall mean an Award described in Section 6(g) that is based upon a period in excess of one year.

(s)	“Nonemployee Director” shall mean a member of the Board of Directors who is not an employee of the Company.

(t)	“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(u)	“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 6(b).

(v)	“Other Cash-Based Award” shall mean a right or other interest granted to a Participant pursuant to Section 6(g) other than an Other Stock-Based Award.

(w)

“Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Company Stock pursuant to Section 6(g), including but not limited to (i) unrestricted Company Stock awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Company Stock from the Company containing terms and conditions prescribed by the Committee.

(x)

“Participant” shall mean an employee, consultant or director of the Company to whom an Award is granted pursuant to the Plan, and, upon the death of the employee, consultant or director, his or her successors, heirs, executors and administrators, as the case may be.

(y)	“Performance Award” shall mean an Award granted to a Participant pursuant to Section 6(f).

(z)

“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(aa)	“Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 6(e).

(bb)

“Retirement” shall mean, in the case of employees, the termination of service to the Company (other than for Cause) during or after the calendar year in which a Participant has or will reach (i) age 55 with ten years of service with the Company, or (ii) age 60 with five years of service with the Company.

(cc)	“Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(dd)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ee)

“Stock Appreciation Right” shall mean the right, granted to a Participant under Section 6(d), to be paid an amount measured by the appreciation in the Fair Market Value of a share of Company Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or a share of Company Stock, as specified in the Award or determined by the Committee.

(ff)	“Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 6(e).

(gg)

“Subsidiary” shall have the meaning set forth in section 7 of the Companies Act 2014 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a Subsidiary unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

4.	Stock Subject to the Plan.

(a)	Shares Available for Awards.

The maximum number of shares of Company Stock reserved for issuance under the Plan (all of which may be granted as Incentive Stock Options or in any other type of Award selected by the Committee) shall be the sum of (in each case, subject to adjustment as provided herein) (i) 5,000,000 shares, (ii) the number of shares reserved but unissued under the Plan as of the date the Plan, as amended and restated, is approved by shareholders, and (iii) the number of shares becoming available for reuse in accordance with Section 4(e) of the Plan following the date the Plan, as amended and restated, is approved by shareholders. Shares reserved under the Plan may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

(b)	Grandfathered Award Individual Limitation.

To the extent required by Section 162(m) of the Code with respect to Grandfathered Awards, the total number of shares of Company Stock subject to such Awards granted to any one Participant during any tax year of the Company shall not exceed one million five hundred thousand (1,500,000) shares (based on highest levels of performance resulting in maximum payout), subject to adjustment as provided herein.

(c)	Director Limitation.

Subject to adjustment as provided by Section 4(d), the maximum Fair Market Value, as of the grant date, of shares of Company Stock subject to Awards granted to a Nonemployee Director in any consecutive twelve month period will be $750,000.

(d)	Adjustment for Change in Capitalization.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Company Stock, or other property), or any other alteration to the capital structure of the Company whether by way of recapitalization, Company Stock split, reverse Company Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, makes an adjustment appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Company Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Company Stock, securities or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award, and (iv) the maximum number of shares subject to Awards which may be awarded to any employee during any tax year of the Company; provided that, with respect to Incentive Stock Options, any such adjustment shall be made in accordance with Section 424 of the Code; and provided further that, no such adjustment shall cause any Award hereunder which is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section; and provided further that in no event shall the per share exercise price of an Option or subscription price per share of an Award be reduced to an amount that is lower than the par value of a share.

(e)	Reuse of Shares.

Except as set forth below, if any shares subject to an Award are forfeited, cancelled, exchanged or surrendered, or if an Award terminates or expires without a distribution of shares to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan, and upon the exercise of a Stock Appreciation Right, the number of shares of Company Stock reserved and available for issuance under the Plan shall be reduced by the full number of shares of Company Stock with respect to which such award is being exercised. In addition, notwithstanding the forgoing, the shares of Company Stock surrendered or withheld as payment of either the exercise price of an Option (including shares of Company Stock otherwise underlying an Award of a Stock Appreciation Right that are retained by the Company to account for the appreciation base of such Stock Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for Awards under the Plan.

5.	Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be the individuals the Committee shall select from time to time, who are employees (including officers of the Company and its Subsidiaries, whether or not they are directors of the Company or its Subsidiaries), Nonemployee Directors, and consultants of the Company and its Subsidiaries; provided, that Incentive Stock Options may be granted only to employees (including officers and directors who are also employees) of the Company or its Subsidiaries.

6.	Awards Under the Plan.

(a)	Agreement.

The Committee may grant Awards in such amounts and with such terms and conditions as the Committee shall determine in its sole discretion, subject to the terms and provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement as the Committee may in its sole discretion deem necessary or desirable and unless the Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Participant to the Company. Unless the Committee determines otherwise, any failure by the Participant to sign and return the Agreement within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant, shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and the Agreement.

(b)	Stock Options.

(i)

Grant of Stock Options. The Committee may grant Options under the Plan to purchase shares of Company Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. The exercise price of the share purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price be less than the Fair Market Value per share on the grant date of such Option. The date as of which the Committee adopts a resolution granting an Option shall be considered the day on which such Option is granted unless such resolution specifies a later date.

(ii)

Notwithstanding the foregoing, if the vesting condition for any Option (other than Options excluded from the minimum vesting requirement as set forth in Section 6(j)) relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with no more than thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Sections 7 and 8. If the vesting condition for any Option, relates to the attainment of specified Performance Goals, such Option shall vest over a performance period of not less than one (1) year, subject to Sections 7 and 8.

(iii)

Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option and shall state the number of shares of Company Stock to which the Option (and/or each type of Option) relates.

(c)	Special Requirements for Incentive Stock Options.

(i)

To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(ii)

No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(d)	Stock Appreciation Rights.

(i)

The Committee may grant a related Stock Appreciation Right in connection with all or any part of an Option granted under the Plan, either at the time such Option is granted or at any time thereafter prior to the exercise, termination or cancellation of such Option, and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, consistent with the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of a related Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right by exercise thereof to surrender to the Company for cancellation all or a portion of such related Stock Appreciation Right, but only to the extent that the related Option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (A) the aggregate Fair Market Value of the shares of Company Stock subject to the related Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (B) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered. Upon any exercise of a related Stock Appreciation Right or any portion thereof, the number of shares of Company Stock subject to the related Option shall be reduced by the number of shares of Company Stock in respect of which such Stock Appreciation Right shall have been exercised.

(ii)

The Committee may grant unrelated Stock Appreciation Rights in such amount and subject to such terms and conditions, as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of an unrelated Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right to surrender to the Company for cancellation all or a portion of such Stock Appreciation Right, but only to the extent that such Stock Appreciation Right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (A) the aggregate Fair Market Value of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (B) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered.

(iii)

The grant or exercisability of any Stock Appreciation Right shall be subject to such conditions as the Committee, in its sole discretion, shall determine, subject to the terms and conditions of the Plan.

(iv)

Notwithstanding the foregoing, if the vesting condition for any Stock Appreciation Right (other than Stock Appreciation Rights excluded from the minimum vesting requirement as set forth in Section 6(j)) relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with no more than thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Sections 7 and 8. If the vesting condition for any Stock Appreciation Right relates to the attainment of specified Performance Goals, such Stock Appreciation Right shall vest over a performance period of not less than one (1) year, subject to Sections 7 and 8.

(e)	Restricted Stock and Stock Bonus.

(i)

The Committee may grant Restricted Stock awards, alone or in tandem with other Awards under the Plan, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Agreements. The vesting of a Restricted Stock award granted under the Plan may be conditioned upon the completion of a specified period of service with the Company or any Subsidiary, upon the attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion, subject to the terms and conditions of the Plan.

(ii)

Notwithstanding the foregoing, if the vesting condition for any Full Value Award (including an Award of Restricted Stock, but other than any Full Value Awards excluded from the minimum vesting requirement as set forth in Section 6(j)) relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with no more than thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Sections 7 and 8. If the vesting condition for any Full Value Award (including Award of Restricted Stock) relates to the attainment of specified Performance Goals, such Full Value Award shall vest over a performance period of not less than one (1) year, subject to Sections 7 and 8.

(iii)

Each Agreement with respect to a Restricted Stock award shall set forth the amount (if any) to be paid by the Participant with respect to such Award and when and under what circumstances such payment is required to be made.

(iv)

The Committee may, upon such terms and conditions as the Committee determines in its sole discretion, provide that a certificate or certificates representing the shares underlying a Restricted Stock award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited. Except as provided in the applicable Agreement, no shares underlying a Restricted Stock award may be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such shares have vested in accordance with the terms of such Award.

(v)

Subject to Section 2(c), if and to the extent that the applicable Agreement may so provide, a Participant shall have the right to vote and receive dividends on the shares underlying a Restricted Stock award granted under the Plan.

(vi)

The Committee may grant Stock Bonus awards, alone or in tandem with other Awards under the Plan, subject to such terms and conditions as the Committee shall determine in its sole discretion and as may be evidenced by the applicable Agreement.

(f)	Performance Awards.

(i)

The Committee may grant Performance Awards, alone or in tandem with other Awards under the Plan, to acquire shares of Company Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Committee shall determine otherwise, the Performance Awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award.

(ii)

The following rules shall apply with respect to Grandfathered Awards (as such rules may be modified by the Committee to conform with Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto): (a) payments under the Performance Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Award relates (but in no event after 25 percent of the period of service has elapsed); (b) the performance goal(s) to which the Performance Award relates may be based on one or more of the following business criteria applied to the Participant and/or a business unit or the Company and/or a Subsidiary: (1) stock appreciation (including, without limitation, total shareholder return and compounded annual growth rate); (2) net revenues; (3) return on total shareholders’ equity; (4) earnings per share of Company Stock; (5) net income (before or after taxes); (6) return on assets (gross or net), return on investment, return on capital or return on equity; (7) earnings from continuing operations; levels of expense, cost or liability; (8) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (9) inventory goals; (10) market share; (11) cost reduction goals; (12) business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities); (13) customer satisfaction goals; (14) employee satisfaction or employee engagement goals; (15) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divest-

itures; (16) entry into new markets (either geographically or by business unit); (17) meeting specified market penetration or value added goals; (18) development of new technologies (including patent application or issuance goals); (19) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (20) tax efficiency metrics; (21) any combination of, or a specified increase or decrease of one or more of the foregoing over a specified period; and (22) such other criteria as the shareholders of the Company may approve; in each case as applicable, as determined in accordance with generally accepted accounting principles; and (c) once granted, the Committee may not have discretion to increase the amount payable under such Award, provided, however, that the Committee shall have the authority to make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items not reflected in such goals, provided that such adjustments are done in accordance with Section 162(m) of the Code. For purposes of this Section, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. With respect to Awards intended to qualify as Grandfathered Awards, the Committee shall, prior to making payment under any Award under this Section 6(f), certify in writing that all applicable performance goals have been attained.

(g)	Other Stock-or Cash-Based Awards.

The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Committee shall determine otherwise, the awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award. With respect to Other Cash-Based Awards intended to qualify as Grandfathered Awards, (i) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is an Annual Incentive Award is $5,000,000, (ii) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is a Long Term Incentive Award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve, and (iii) such additional rules set forth in Section 6(f) applicable to such Awards shall apply. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards as it deems appropriate, to the extent not inconsistent with the Plan and, with respect to Grandfathered Awards, Section 162(m) of the Code.

(h)	Exercisability of Awards; Cancellation of Awards in Certain Cases.

(i)

Except as hereinafter provided, each Agreement with respect to an Option or Stock Appreciation Right shall set forth the period during which and the conditions subject to which the Option or Stock Appreciation Right evidenced thereby shall be exercisable, and each Agreement with respect to a Restricted Stock award, Stock Bonus award, Performance Award or other Award shall set forth the period after which and the conditions subject to which amounts underlying such Award shall vest or be deliverable, all such periods and conditions to be determined by the Committee in its sole discretion.

(ii)

Except as provided in Section 7(d), no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable more than ten (10) years after the date of grant (the “Expiration Date”).

(iii)

Except as provided in Section 7, no Option or Stock Appreciation Right may be exercised and no ordinary shares underlying any other Award under the Plan may vest or become deliverable unless the Participant is at such time in the employ (for Participants who are employees) or service (for Participants who are Nonemployee Directors or consultants) of the Company or a Subsidiary (or a company, or a parent or subsidiary company of such company, issuing or assuming the relevant right or award in a Change in Control) and has remained continuously so employed or in service since the relevant date of grant of the Award.

(iv)

An Option or Stock Appreciation Right shall be exercisable by the filing of a written notice of exercise or a notice of exercise in such other manner with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 6(i).

(v)

Unless the applicable Agreement provides otherwise, the “Option exercise date” and the “Stock Appreciation Right exercise date” shall be the date that the written notice of exercise, together with payment, are received by the Company.

(i)	Payment of Award Price.

(i)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion otherwise determines, any written notice of exercise of an Option or Stock Appreciation Right must be accompanied by payment of the full Option or Stock Appreciation Right exercise price.

(ii)

Payment of the Option exercise price and of any other payment required by the Agreement to be made pursuant to any other Award shall be made in any combination of the following: (A) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee), (B) with the consent of the Committee in its sole discretion, by personal check (subject to collection) which may in the Committee’s discretion be deemed conditional, and/or (C) unless otherwise provided in the applicable agreement, and as permitted by the Committee and subject to applicable law, on a net-settlement basis with the Company withholding the amount of ordinary shares sufficient to cover the exercise price and tax withholding obligation. Payment in accordance with clause (A) of this Section 6(i)(ii) may be deemed to be satisfied, if and to the extent that the applicable Agreement so provides or the Committee permits, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Company Stock to be acquired pursuant to the Award to pay for all of the Company Stock to be acquired pursuant to the Award and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Company Stock.

(j)	Minimum Vesting Requirement.

Subject to Sections 2, 7 and 8, no Award or portion thereof shall provide for vesting prior to the first anniversary of its date of grant; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Company Stock available pursuant to Section 4(a) may be granted under the Plan without regard to such minimum vesting provision.

7.	Termination of Service.

(a)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of a Participant’s service to (or in the case of an Incentive Stock Option, the Participant’s employment with) the Company and its Subsidiaries by the Company or its Subsidiary for Cause (or in the case of a Nonemployee Director upon such Nonemployee Director’s failure to be renominated as Nonemployee Director of the Company), the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of service shall remain exercisable for a period of thirty (30) days from and including the date of termination of service (and shall thereafter terminate). All portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of service, and any other outstanding Award which is not vested as of the date of such termination of service shall terminate upon the date of such termination of service.

(b)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of the Participant’s service to (or in the case of an Incentive Stock Option, the Participant’s employment with) the Company and its Subsidiaries for any reason other than as described in subsection (a), (c), (d) or (e) hereof, the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of service shall remain exercisable for a period of ninety (90) days from and including the date of termination of service (and shall thereafter terminate). All additional portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of service, and any other outstanding Award which is not vested as of the date of such termination of service shall terminate upon the date of such termination of service.

(c)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if the Participant voluntarily Retires with the consent of the Company or the Participant’s service (or in the case of an Incentive Stock Option, the Participant’s employment) or terminates due to Disability, all outstanding Options, Stock Appreciation Rights and all other outstanding Awards (except, in the event a Participant voluntarily Retires, with respect to Awards (other than Options and Stock Appreciation Rights) intended to qualify as Grandfathered Awards) granted to such Participant shall continue to vest in accordance with the terms of the applicable Agreements. The Participant shall be entitled to exercise each such Option or Stock Appreciation Right and to make any payment, give any notice or to satisfy other condition under each such other Award, in each case, for a period of one (1) year from and including the later of (i) date such entire Award becomes vested or exercisable in accordance with the terms of such Award and (ii) the date of Retirement, and thereafter such Awards or parts thereof shall be canceled. Notwithstanding the foregoing, the Committee may in its sole discretion provide for a longer or shorter period for exercise of an Option or Stock Appreciation Right or may permit a Participant to continue vesting under an Option, Stock Appreciation Right or Restricted Stock award or to make any payment, give any notice or to satisfy other condition under any other Award. The Committee may in its sole discretion, and in accordance with Section 409A of the Code, determine (w) for purposes of the Plan, whether any termination of service is a voluntary Retirement with the Company’s consent or is due to Disability for purposes of the Plan, (x) whether any leave of absence (including any short-term or long-term Disability or medical leave) constitutes a termination of service, or a failure to have remained continuously in service, for purposes of the Plan (regardless of whether such leave or status would constitute such a termination or failure for purposes of employment law), (y) the applicable date of any such termination of service, and (z) the impact, if any, of any of the foregoing on Awards under the Plan.

(d)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if the Participant’s service (or in the case of an Incentive Stock Option, the Participant’s employment) terminates by reason of death, or if the Participant’s service terminates under circumstances providing for continued rights under subsection (b), (c) or (e) of this Section 7 and during the period of continued rights described in subsection (b), (c) or (e) the Participant dies, all outstanding Options, Restricted Stock and Stock Appreciation Rights granted to such Participant shall vest and become fully exercisable, and any payment or notice provided for under the terms of any other outstanding Award may be immediately paid or given and any condition may be satisfied, by the person to whom such rights have passed under the Participant’s will (or if applicable, pursuant to the laws of descent and distribution) for a period of one (1) year from and including the date of the Participant’s death and thereafter all such Awards or parts thereof shall be canceled.

(e)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of a Participant’s service to (or in the case of an Incentive Stock Option, the Participant’s employment with) the Company and its Subsidiaries (i) by the Company or its Subsidiaries without Cause (including, in case of a Nonemployee Director, the failure to be elected as a Nonemployee Director) or (ii) by the Participant for “good reason” or any like term (provided that such term is defined under an employment agreement with the Company or a Subsidiary to which a Participant is a party), the portions of outstanding Options and Stock Appreciation Rights granted to such Participant which are exercisable as of the date of termination of service of such Participant shall remain exercisable for a period of one (1) year from and including the date of termination of service (and shall thereafter terminate). Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, any other outstanding Award shall terminate as of the date of such termination of service.

(f)

Notwithstanding anything in this Section 7 to the contrary, no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable past the Expiration Date.

8.	Effect of Change in Control.

Unless otherwise determined in an Award Agreement, in the event of a Change in Control:

(a)

With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of a Participant’s service to the Company without Cause during the 24-month period following such Change in Control, on the date of such termination (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be achieved at target levels.

(b)

With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be achieved at target levels.

(c)

For purposes of this Section 8, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares, the Award instead confers the right to receive common stock of the acquiring entity.

(d)

Except as would result in the imposition of taxes or penalties under Section 409A of the Code, the Board of Directors may, in its sole discretion, provide that each Award will be cancelled as of the Change in Control in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per share in the Change in Control over the exercise or purchase price (if any) per share subject to the Award multiplied by (ii) the number of shares granted under the Award. To the extent required to avoid the imposition of additional taxes under Section 409A of the Code, such Award shall be settled in accordance with its original terms or at such earlier time as permitted by Section 409A of the Code.

9.	Miscellaneous.

(a)

Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Committee shall have the right at any time to deny or delay a Participant’s exercise of Options if such Participant is reasonably believed by the Committee (i) to be engaged in material conduct adversely affecting the Company or

(ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(b)

Participants are and at all times shall remain subject to the trading window policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell shares of Company Stock acquired pursuant to the Plan.

(c)

Notwithstanding any other provision of the Plan, (a) the Company shall not be obliged to issue any shares pursuant to an Award unless at least the par value of such newly issued share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an Award is obliged to make such payment) and (b) the Company shall not be obliged to issue or deliver any shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

(d)

Awards shall be subject to any share ownership guidelines and compensation recovery policy adopted by the Company from time to time, including, without limitation, policies adopted to comply with applicable law.

10.	No Special Employment Rights; No Right to Award.

(a)

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment or service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

(b)

No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

11.	Securities Matters.

(a)

The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)

The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Award, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

12.	Withholding Taxes.

(a)

Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto, up to the maximum statutory rates.

(b)

Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto, up to the maximum statutory rates. With the approval of the Committee and subject to applicable law, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

13.	Non-Competition and Confidentiality.

By accepting Awards and as a condition to the exercise of Awards and the enjoyment of any benefits of the Plan, including participation therein, each Participant agrees to be bound by and subject to non-competition, confidentiality and invention ownership agreements acceptable to the Committee or any officer or director to whom the Committee elects to delegate such authority.

14.	Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

15.	Amendment or Termination of the Plan.

The Board of Directors or the Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that the requisite shareholder approval shall be required if and to the extent the Board of Directors or Committee determines that such approval is appropriate or necessary for purposes of satisfying Sections 162(m) (with respect to Awards intended to qualify as Grandfathered Awards) or 422 of the Code or Rule 16b-3 or other applicable law. Awards may be granted under the Plan prior to the receipt of such shareholder approval of the Plan but each such grant shall be subject in its entirety to such approval and no Award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. No amendment or termination of the Plan may, without the consent of a Participant, adversely affect the Participant’s rights under any outstanding Award.

16.	Transfers Upon Death; Nonassignability.

(a)

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

(b)

During a Participant’s lifetime, the Committee may, in its discretion, pursuant to the provisions set forth in this clause (b), permit the transfer, assignment or other encumbrance of an outstanding Option unless such Option is an Incentive Stock Option and the Committee and the Participant intends that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the General Counsel of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration. Any such transferee must agree, in writing, to be bound by all provisions of the Plan.

17.	Effective Date and Term of Plan.

The Plan, as amended and restated, shall become effective on the Effective Date, but the Plan, as amended and restated, shall be subject to the requisite approval of the shareholders of the Company. In the absence of such approval, such Awards shall be null and void. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

18.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

19.	Participant Rights.

(a)

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Company Stock certificate to him or her for such shares.

(b)

Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and awards under the Plan, whether or not such persons are similarly situated.

20.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

21.	No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22.	Interpretation.

The Plan is designed and intended to comply with Section 162(m) of the Code with respect to Awards intended to qualify as Grandfathered Awards, and to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner to so comply. Awards under the Plan are intended to comply with Code Section 409A to the extent subject thereto and the Plan and all Awards shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under the Plan that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a “separation from service” (as defined in Code Section 409A). For purposes of the Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Code Section 409A. If a participant is a “specified employee” (as defined in Code Section 409A), then to the extent necessary to avoid the imposition of taxes under Code Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” or (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 22 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under the Plan will be paid in accordance with the normal payment dates specified for them herein.

                ENDO INTERNATIONAL PLC

                FIRST FLOOR, MINERVA HOUSE

                SIMMONSCOURT ROAD, BALLSBRIDGE

                DUBLIN 4, IRELAND

                ATTN: ORLA DUNLEA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, Form 10-K, shareholder letters, annual reports and Irish statutory accounts electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35282-P00842                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENDO INTERNATIONAL PLC

The Board of Directors recommends you vote “FOR” the election of all of the following Directors to serve until the next Annual General Meeting of Shareholders or until their successors are duly elected and qualified:

1.	Election of Directors to serve until the next Annual General Meeting of the Shareholders

	Nominees:		For	Against	Abstain

	1a.	Roger H. Kimmel	☐	☐	☐	The Board of Directors recommends you vote “FOR” the following proposals:		For	Against	Abstain

	1b.	Paul V. Campanelli	☐	☐	☐	2.	To approve the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.	☐	☐	☐
	1c.	Shane M. Cooke	☐	☐	☐
	1d.	Nancy J. Hutson, Ph.D.	☐	☐	☐	3.	To approve, by advisory vote, named executive officer compensation.	☐	☐	☐

	1e.	Michael Hyatt	☐	☐	☐	4.	To approve the Endo International plc Amended and Restated 2015 Stock Incentive Plan.	☐	☐	☐

	1f.	Sharad S. Mansukani, M.D.	☐	☐	☐	5.	To renew the Board’s existing authority to issue shares under Irish law.	☐	☐	☐

	1g.	William P. Montague	☐	☐	☐	6.	To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law.	☐	☐	☐

	1h.	Todd B. Sisitsky	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

					☐

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted “FOR” election of all the Directors, “FOR” Proposals 2, 3, 4, 5 and 6 and as said proxies deem advisable on such other matters as may properly come before the Annual General Meeting and any adjournment(s) or postponement(s) thereof.

Name: [PLEASE PRINT NAME]						Name: [PLEASE PRINT NAME]

Address:						Address:

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2018 ANNUAL GENERAL MEETING ADMISSION TICKET

ENDO INTERNATIONAL PLC

2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Thursday, June 7, 2018

8:00 a.m. (Local Time)

ENDO INTERNATIONAL PLC

First Floor

Minerva House

Simmonscourt Road

Ballsbridge

Dublin 4, Ireland

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report, Endo International plc Form 10-K, Shareholder Letter and

Irish Statutory Accounts are available at www.proxyvote.com.

E35283-P00842

ENDO INTERNATIONAL PLC

2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THURSDAY, JUNE 7, 2018 8:00 A.M. (LOCAL TIME)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned ordinary shareholder of Endo International plc, an Irish registered company, hereby (1) acknowledges receipt of the Notice of Annual General Meeting of Shareholders and accompanying Proxy Statement and (2) appoints, as proxies, Paul V. Campanelli and Blaise Coleman, each of c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland (or either of them) or, if the below table is completed by the undersigned ordinary shareholder, the person(s) named in the first column of the following table with an address as set out in the second column of the following table:

Name of Proxy	Address of Proxy

(If you choose to appoint alternative proxies, please complete the above table with the name and address of such proxies. In default of such completion Paul V. Campanelli and Blaise Coleman or either of them shall be your proxies.)

each with full power of substitution, to attend, speak and vote on behalf of the undersigned as designated on the reverse side, all the ordinary shares of Endo International plc held of record by the undersigned at the close of business on April 13, 2018, at the Annual General Meeting of Shareholders to be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, on June 7, 2018, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)